EXECUTION VERSION

FOURTH AMENDMENT AND RESTATEMENT AGREEMENT

Dated as of June 7, 2019

THIS FOURTH AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”) is made as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company, a private unlimited liability company incorporated under the laws of Ireland (the “Subsidiary Borrower”, and collectively with the Company, the “Borrowers”), each of the financial institutions listed on the signature pages hereof as a “Lender” or “Issuing Bank” (the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMCB”), in its capacity as administrative agent for the Lenders (the “Administrative Agent”), under that certain Third Amended and Restated Credit Agreement dated as of March 31, 2017 among the Borrowers, the financial institutions from time to time party thereto as lenders or issuing banks (the “Existing Lenders”) and the Administrative Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Credit Agreement.

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of the Restated Credit Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to enter into this Agreement.

1. Amendment and Restatement of the Existing Credit Agreement; Reaffirmation.

(a) Effective on the Restatement Effective Date (as defined below), the Existing Credit Agreement (including the Exhibits and Schedules thereto) is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto (the “Restated Credit Agreement”). From and after the effectiveness of such amendment and restatement the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement.

(b) Subject to Section 2 below, all “Revolving Loan Commitments” as defined in, and in effect under, the Existing Credit Agreement on the Restatement Effective Date shall continue in effect under the Restated Credit Agreement, and all “Revolving Loans” or other “Obligations” as defined in, and outstanding under, the Existing Credit Agreement on the Restatement Effective Date shall continue to be outstanding under the Restated Credit Agreement, and on and after the Restatement Effective Date the terms of the Restated Credit Agreement will govern the rights and obligations of the Borrowers, the Lenders and the Administrative Agent with respect thereto. For the avoidance of doubt, any additional obligations constituting “Secured Obligations” owing to any Lender or any Affiliate of any Lender which are outstanding on the Restatement Effective Date shall continue as Secured Obligations for purposes of the Restated Credit Agreement and the other Loan Documents.

(c) Without limiting the foregoing clause (b), the amendment and restatement of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of the Borrowers accrued or otherwise owing under the Existing Credit Agreement that have not been paid as contemplated hereby, it being understood that such obligations will constitute obligations under the Restated Credit Agreement.

(d) Each Borrower hereby (i) agrees that the Restated Credit Agreement and the transactions contemplated hereby and thereby shall not limit or diminish the obligations of such Borrower arising under or pursuant to the Loan Documents to which it is a party, (ii) reaffirms all of its obligations under the Loan Documents to which it is a party, (iii) reaffirms all Liens on any collateral (including the Collateral) which have been granted by it in favor of the Administrative Agent pursuant to any of the Loan Documents (and any filings made in connection therewith), and (iv) acknowledges and agrees that each Loan Document executed by it remains in full force and effect and is hereby reaffirmed, ratified and confirmed.

2. Commitments; Reallocation; Indemnification. Effective upon the Restatement Effective Date:

(a) Each Lender (whether an Existing Lender or a new Lender) that, on or prior to the date hereof, has executed and delivered to the Administrative Agent (or its counsel) a counterpart of this Agreement as an “Lender” (or evidence thereof as contemplated by Section 3(a) below) shall be a Lender under and for all purposes of (and agrees that it will be a party to and bound by) the Restated Credit Agreement. Each such Lender shall have the Revolving Loan Commitment and/or 2019 Term Loan Commitment, as applicable, reflected for such Lender on Exhibit A to the Restated Credit Agreement. The existing “Revolving Loan Commitments” (under and as defined in the Existing Credit Agreement) of the Existing Lenders shall be reevidenced, reallocated and supplemented under the Restated Credit Agreement as Revolving Loan Commitments (as reflected on Exhibit A to the Restated Credit Agreement), and the existing “Revolving Loans” (under and as defined in the Existing Credit Agreement) of any Existing Lender shall be reevidenced, reallocated and supplemented as necessary under the Restated Credit Agreement as Revolving Loans thereunder.

(b) The Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Revolving Loans and other credit exposure under the Existing Credit Agreement as are necessary in order that such Lender’s Revolving Loans and credit exposure reflects such Lender’s Pro Rata Share of the outstanding aggregate Revolving Loans and credit exposure on the Restatement Effective Date.

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(c) The Existing Lenders party hereto hereby waive any requirement under the Existing Credit Agreement for prior notice of any termination or reduction of Commitments under (and as defined in) the Existing Credit Agreement or prepayment of Revolving Loans outstanding under (and as defined in) the Existing Credit Agreement, in each case to be made on the Restatement Effective Date as provided herein.

(d) The Borrowers hereby agree to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with any reallocations, sales or assignments of Eurocurrency Rate Loans (including the “Eurocurrency Rate Loans” under the Existing Credit Agreement) to effect this Section 2, in each case on the terms and in the manner set forth in Section 4.4 of the Restated Credit Agreement.

3. Conditions of Effectiveness. The amendment and restatement of the Existing Credit Agreement pursuant to Section 1 of this Agreement shall become effective as of the first date (the “Restatement Effective Date”) on which each of the following conditions shall have been satisfied:

(a) The Administrative Agent (or its counsel) shall have received from each of the Borrowers and the Lenders either a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders (as defined in the Restated Credit Agreement) and dated the Restatement Effective Date) of (i) the U.S. counsels to the Company and the Subsidiary Guarantors, (ii) the Irish counsel to the Subsidiary Borrower and (iii) the foreign local counsel of each Foreign Subsidiary Guarantor, in each case in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties, the Loan Documents, this Agreement and the transactions contemplated hereby as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Restatement Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) satisfactory financial statement projections through and including the Company’s 2022 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request, including without limitation documents and certificates relating to the organization, existence and good standing of the Loan Parties and the authorization of this Agreement (including the Restated Credit Agreement) and the transactions contemplated hereby and any other legal matters relating to the Loan Parties, the Loan Documents or this Agreement (including the Restated Credit Agreement) and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E to the Restated Credit Agreement.

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(e) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects as of the Restatement Effective Date (except to the extent any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), no Unmatured Default or Default shall have occurred and be continuing as of the Restatement Effective Date, and the Administrative Agent shall have received a certificate, dated as of the Restatement Effective Date and signed by the president, a vice president or a financial officer of the Company, confirming the foregoing.

(f) Liens creating a first priority security interest in the Collateral shall have been granted and/or reaffirmed (as necessary) and perfected to the reasonable satisfaction of the Administrative Agent.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Restated Credit Agreement, the transactions contemplated thereby and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.

(h) The Administrative Agent shall have received all fees (including all fees due on behalf of the Lenders) and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company under the Loan Documents.

(i) (i) The Administrative Agent shall have received, at least five days prior to the Restatement Effective Date, all documentation and other information regarding the Borrowers requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrowers at least 5 days prior to the Restatement Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Restatement Effective Date, any Lender that has requested, in a written notice to such Borrower at least 5 days prior to the Restatement Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Upon the occurrence of the Restatement Effective Date, the Administrative Agent shall notify the Company and the Lenders (both under the Existing Credit Agreement and the Restated Credit Agreement) of the Restatement Effective Date, and such notice shall be conclusive and binding.

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4. Consent to Amendment of Loan Documents. Immediately upon the effectiveness hereof, the Lenders hereby consent to such amendments to the Loan Documents (including any Exhibits, Schedules or Annexes thereto) now or hereafter as the Administrative Agent shall approve to effect the transactions contemplated by this Agreement and the Restated Credit Agreement. The Company agrees to enter into (and, as necessary, to cause the other Loan Parties to enter into) such amendments.

5. No Novation. Neither this Agreement nor the Restated Credit Agreement shall extinguish the Loans or other Obligations outstanding under the Existing Credit Agreement. This Agreement shall be a Loan Document for all purposes.

6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

7. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

8. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

MERITOR, INC., as the Company

By	/s/ Carl D. Anderson II
Name: Carl D. Anderson II
Title: Senior Vice President and Chief
Financial Officer

ARVINMERITOR FINANCE IRELAND
UNLIMITED COMPANY, as Subsidiary
Borrower

By	/s/ Michael Casey
Name: Michael Casey
Title: Director

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

JPMORGAN CHASE BANK, N.A., as a
Lender, an Issuing Bank and Administrative
Agent

By	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

BANK OF AMERICA, N.A., as a Lender
and an Issuing Bank

By	/s/ Brian Lukehart
Name: Brian Lukehart
Title: Director

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Bank

By	/s/ Scott Neiderheide
Name: Scott Neiderheide
Title: Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

ROYAL BANK OF CANADA, as a Lender
and an Issuing Bank

By	/s/ Nikhil Madhok
Name: Nikhil Madhok
Title: Authorized Signatory

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

BNP PARIBAS, as a Lender

By	/s/ Sang W. Han
Name: Sang W. Han
Title: Director

BNP PARIBAS, as a Lender

By	/s/ Julie Gauduffe
Name: Julie Gauduffe
Title: Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

NATWEST MARKETS PLC, as a Lender

By	/s/ Sinead Collister
Name: Sinead Collister
Title: Director

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

FIFTH THIRD BANK, as a Lender

By	/s/ Mike Gifford
Name: Mike Gifford
Title: Director

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

THE HUNTINGTON NATIONAL BANK, as a Lender

By	/s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Senior Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

CITIZENS BANK, N.A., as a Lender

By	/s/ Stephen A. Maenhout
Name: Stephen A. Maenhout
Title: Senior Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

COMERICA BANK, as a Lender

By	/s/ Flav Pop
Name: Flav Pop
Title: Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By	/s/ Frank M. Eassa
Name: Frank M. Eassa
Title: Senior Vice President

Signature Page to Fourth Amendment and Restatement Agreement
Meritor, Inc.

EXHIBIT A
TO
FOURTH AMENDMENT AND RESTATEMENT AGREEMENT

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

(attached)

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 7, 2019

among

MERITOR, INC.

and

ARVINMERITOR FINANCE IRELAND UNLIMITED COMPANY
as the Borrowers

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

BANK OF AMERICA, N.A., BNP PARIBAS, PNC BANK, NATIONAL ASSOCIATION,
and ROYAL BANK OF CANADA
as Co-Syndication Agents

NATWEST MARKETS PLC
as Documentation Agent

JPMORGAN CHASE BANK, N.A.,
BofA SECURITIES, INC., BNP PARIBAS, PNC CAPITAL MARKETS LLC
and
RBC CAPITAL MARKETS[1]
as Joint Lead Arrangers and Joint Book Runners

____________________
1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Section		Page

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES		1
1.1.	Certain Defined Terms	1
1.2.	References	41
1.3.	Company Acting on Behalf of Itself and Subsidiary Borrower	41
1.4.	Joint and Several Liability for Obligations of the Company and for Obligations of the Subsidiary Borrower; No Liability of Subsidiary Borrower for Obligations of the Company	41
1.5.	Letter of Credit Amounts	42
1.6.	Divisions	42
1.7.	Pro Forma Calculations	43
1.8.	Interest Rates; LIBOR Notification	43

ARTICLE II: LOAN FACILITIES		44
2.1.	Revolving Loans and Term Loans	44
2.2.	[Reserved]	46
2.3.	Rate Options for all Advances; Maximum Interest Periods	46
2.4.	Optional Payments; Mandatory Prepayments	46
2.5.	Termination and Voluntary Reduction of Commitments	49
2.6.	Method of Borrowing of Revolving Loans	49
2.7.	Method of Selecting Classes, Types, Currency and Interest Periods for New Advances	49
2.8.	Minimum Amount of Each Revolving Advance	50
2.9.	Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Outstanding Advances	50
2.10.	Default Rate	51
2.11.	Method of Payment	51
2.12.	Evidence of Debt	52
2.13.	Telephonic Notices	52
2.14.	Promise to Pay; Interest Payment Dates; Fees; Interest and Fee Basis; Taxes	52
2.15.	Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions	59
2.16.	Lending Installations	60
2.17.	Non-Receipt of Funds by the Administrative Agent	60
2.18.	Termination of Agreement	60
2.19.	Replacement of Certain Lenders	60
2.20.	Judgment Currency	61
2.21.	Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations	62
2.22.	Certain Provisions Applicable to Defaulting Lenders	62

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2.23.	Incremental Facilities	64
2.24.	Future Extensions of Maturity	67
2.25.	MIRE Events	67

ARTICLE III: THE LETTER OF CREDIT FACILITY		68
3.1.	Obligation to Issue Letters of Credit	68
3.2.	[Reserved]	68
3.3.	Types and Amounts	68
3.4.	Conditions	69
3.5.	Procedure for Issuance of Letters of Credit	69
3.6.	Letter of Credit Participation	70
3.7.	Reimbursement Obligation	71
3.8.	Letter of Credit Fees	72
3.9.	Issuing Bank Reporting Requirements	72
3.10.	Indemnification; Exoneration	72
3.11.	Collateral Account	74
3.12.	Rights as a Lender	74
3.13.	Replacement and Resignation of Issuing Bank	74

ARTICLE IV: CHANGE IN CIRCUMSTANCES		75
4.1.	Yield Protection	75
4.2.	Changes in Capital Adequacy Regulations	76
4.3.	Availability of Types of Advances	76
4.4.	Funding Indemnification	78
4.5.	Lender Statements; Survival of Indemnity	78

ARTICLE V: CONDITIONS PRECEDENT		78
5.1.	Effectiveness	78
5.2.	Each Advance and Letter of Credit	79

ARTICLE VI: REPRESENTATIONS AND WARRANTIES		80
6.1.	Corporate Existence and Standing	80
6.2.	Authorization, Validity and Enforceability	80
6.3.	No Conflict; Consent	80
6.4.	Financial Statements	80
6.5.	Material Adverse Change	81
6.6.	Taxes	81
6.7.	Litigation and Contingent Obligations	81
6.8.	Subsidiaries	81
6.9.	ERISA; Foreign Plans; Multiemployer Plans	81
6.10.	Accuracy of Information	82
6.11.	Regulation U	82
6.12.	Material Agreements	82
6.13.	Compliance With Laws	82

6.14.	Plan Assets; Prohibited Transactions	83
6.15.	Environmental Matters	83
6.16.	Investment Company Act	83
6.17.	ArvinMeritor Receivables Corporation	83
6.18.	Ownership of Properties	83
6.19.	Insurance	83
6.20.	No Default or Unmatured Default	83
6.21.	Solvency	83
6.22.	Benefits	84
6.23.	Anti-Corruption Laws and Sanctions	84
6.24.	Additional Representations and Warranties of the Subsidiary Borrower	85
6.25.	EEA Financial Institution	85

ARTICLE VII: COVENANTS		86
7.1.	Reporting	86
7.2.	Affirmative Covenants	88
7.3.	Negative Covenants	94
7.4.	Priority Debt Ratio	104

ARTICLE VIII: DEFAULTS		104
8.1.	Defaults	104

ARTICLE IX: ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES		106
9.1.	Termination of Commitments; Acceleration	106
9.2.	Preservation of Rights	107
9.3.	Amendments; Waivers	108

ARTICLE X: GENERAL PROVISIONS		109
10.1.	Survival of Representations	109
10.2.	Governmental Regulation	109
10.3.	Accounting	110
10.4.	Headings	110
10.5.	Entire Agreement	111
10.6.	Several Obligations; Benefits of this Agreement	111
10.7.	Expenses; Indemnification	111
10.8.	Numbers of Documents	112
10.9.	Confidentiality	113
10.10.	Severability of Provisions	113
10.11.	Nonliability of Lenders	113
10.12.	GOVERNING LAW	114
10.13.	CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL	114
10.14.	Subordination of Intercompany Indebtedness	115
10.15.	Performance of Obligations	116

10.16.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	117
10.17.	Acknowledgement Regarding Any Supported QFCs	117

ARTICLE XI: THE ADMINISTRATIVE AGENT		118
11.1.	Appointment; Nature of Relationship	118
11.2.	Powers	118
11.3.	General Immunity	119
11.4.	No Responsibility for Loans, Creditworthiness, Recitals, Etc	119
11.5.	Action on Instructions of Lenders	119
11.6.	Employment of Administrative Agent and Counsel	119
11.7.	Reliance on Documents; Counsel	120
11.8.	The Administrative Agent’s Reimbursement and Indemnification	120
11.9.	Rights as a Lender	120
11.10.	Lender Credit Decision	120
11.11.	Successor Administrative Agent	121
11.12.	No Duties Imposed Upon Co-Syndication Agents, Documentation Agent or Arrangers	121
11.13.	Notice of Default	121
11.14.	Delegation to Affiliates	122
11.15.	Authority with Respect to Guarantees and Collateral Documents	122
11.16.	Foreign Collateral Authorizations	123
11.17.	Flood Laws	124

ARTICLE XII: SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS		124
12.1.	Setoff	124
12.2.	Ratable Payments	125
12.3.	Relations Among Lenders	125
12.4.	Application of Proceeds	125
12.5.	Disclosure	126
12.6.	Nonreliance	126
12.7.	Representations and Covenants Among Lenders	126

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		127
13.1.	Successors and Assigns	127
13.2.	Participations	127
13.3.	Assignments	128
13.4.	Dissemination of Information	131
13.5.	Tax Certifications	131

ARTICLE XIV: NOTICES		131
14.1.	Giving Notice	131
14.2.	Change of Address	133
14.3.	USA PATRIOT ACT NOTIFICATION	133

ARTICLE XV: COUNTERPARTS; EFFECTIVENESS; ELECTRONIC EXECUTION	133

ARTICLE XVI: CROSS-GUARANTY	133

v

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A-1	--	Revolving Loan Commitments
(Definitions)
EXHIBIT A-2	--	Term Loan Commitments
(Definitions)
EXHIBIT B	--	Form of Borrowing/Election Notice
(Section 2.7 and Section 2.9)
EXHIBIT C	--	Form of Request for Letter of Credit
(Section 3.4)
EXHIBIT D	--	Form of Assignment Agreement
(Definitions and Section 13.3)
EXHIBIT E	--	List of Closing Documents
(Fourth Amendment and Restatement Agreement)
EXHIBIT F	--	Form of Compliance Certificate
(Section 5.2 and Section 7.1(C)(i))
EXHIBIT G-1	--	Form of Revolving Loan Note
(If Requested) (Section 2.12(B))
EXHIBIT G-2		Form of Term Loan Note
(If Requested) (Section 2.12(B))
EXHIBIT H	--	[Reserved]

EXHIBIT I	--	Form of Commitment and Acceptance
(Definitions and Section 2.23)

Schedules

Pricing Schedule

Schedule 1.1.1		Initial Mortgaged Properties

Schedule 1.1.2	--	Permitted Existing Indebtedness

Schedule 1.1.3	--	Issuing Bank Commitment

Schedule 6.7	--	Litigation

Schedule 6.8	--	Subsidiaries

Schedule 7.3(E)	--	Existing Investments

Schedule 7.3(F)	--	Existing Liens

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 7, 2019 is entered into by and among Meritor, Inc., an Indiana corporation, as the Company, ArvinMeritor Finance Ireland Unlimited Company, a private unlimited liability company incorporated under the laws of Ireland, as the Subsidiary Borrower, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders, Bank of America, N.A., BNP Paribas, PNC Bank, National Association and Royal Bank of Canada, as Co-Syndication Agents and NatWest Markets Plc, as Documentation Agent.

WHEREAS, pursuant to the Fourth Amendment and Restatement Agreement, the Borrowers have requested, and the Lenders party thereto and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth therein, that the Existing Credit Agreement be further amended and restated in its entirety as provided herein effective upon satisfaction of the conditions set forth in the Fourth Amendment and Restatement Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES

1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“3.25% Convertible Notes” means the Company’s 3.25% convertible notes due 2037 issued under the 2017 Convertible Note Indenture, in an aggregate outstanding principal amount of $325,000,000 as of the Restatement Effective Date.

“4.0% Convertible Notes” means the Company’s 4.0% convertible notes due 2027 issued under the 2007 Convertible Note Indenture, in an aggregate outstanding principal amount of $5,569,000 as of the Restatement Effective Date.

“4.0% Convertible Notes Permitted Put” means the exercise by the holders of 4.0% Convertible Notes of their option to require the Company to repurchase such notes on February 15, 2022 under and in accordance with the terms of the 2007 Convertible Note Indenture.

“6.25% Senior Notes” means the Company’s 6.25% notes due 2024 issued under the 1998 Senior Note Indenture, in an aggregate outstanding principal amount of $450,000,000 as of the Restatement Effective Date.

“7.875% Convertible Notes” means the Company’s 7.875% convertible notes due 2026 issued under the 2012 Convertible Note Indenture, in an aggregate outstanding principal amount of $23,292,000 as of the Restatement Effective Date.

“7.875% Convertible Notes Permitted Put” means the exercise by the holders of 7.875% Convertible Notes of their option to require the Company to repurchase such notes on December 1, 2020 under and in accordance with the terms of the 2012 Convertible Note Indenture.

“1998 Senior Note Indenture” means that certain Indenture, dated as of April 1, 1998, between the Company (as successor to Meritor Automotive, Inc.) and BNY Midwest Trust Company (as successor to The Chase Manhattan Bank), as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof. For purposes of cross-references in any Collateral Document to specific terms under and as defined in the 1998 Senior Note Indenture, the term “1998 Senior Note Indenture” shall be deemed to mean and include a reference to the aforementioned indenture as well as each other Senior Note Indenture that has substantially identical defined terms.

“2007 Convertible Note Indenture” means that certain Indenture, dated as of February 8, 2007, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“2012 Convertible Note Indenture” means that certain Indenture, dated as of December 4, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“2017 Convertible Note Indenture” means that certain Indenture, dated as of September 22, 2017, between the Company and U.S. Bank National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of Section 7.3(K) hereof.

“2019 Term Loan” is defined in Section 2.1(D)(i) hereof.

“2019 Term Loan Availability Period” means the period commencing on and including the Restatement Effective Date and ending on and including the earliest to occur of (a) the 2019 Term Loan Draw Date, (b) October 15, 2019 and (c) any earlier date upon which the Term Loan Commitments are terminated in accordance with the terms hereof.

“2019 Term Loan Commitment” means, with respect to any Lender, the obligation of such Lender to make its 2019 Term Loan pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth on Exhibit A-2 to this Agreement opposite its name thereon under the heading “2019 Term Loan Commitment” or the signature page of the Assignment Agreement or Commitment and Acceptance by which it became a Lender, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance. As of the Restatement Effective Date, after giving effect to the transactions contemplated by the Fourth Amendment and Restatement Agreement, the aggregate of the 2019 Term Loan Commitments is $175,000,000.00.

“2019 Term Loan Draw Date” means the date on which the 2019 Term Loans are funded under Section 2.1(D)(i).

“2019 Term Loan Lender” means any Lender with a 2019 Term Loan Commitment.

“2019 Term Loan Maturity Date” means the earlier of (a) June 7, 2024 and (b) the date on which the Obligations become due and payable pursuant to Section 9.1 hereof; provided, however, that if the aggregate outstanding principal amount of the 6.25% Senior Notes due February 15, 2024 is greater than $75,000,000 on November 10, 2023, the 2019 Term Loan Maturity Date shall be November 16, 2023.

“Accounting Changes” is defined in Section 10.3 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company; provided, that any transaction among the Company and/or one or more Subsidiaries expressly permitted under Section 7.3 shall not constitute an Acquisition.

“Adjusted Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the Eurocurrency Base Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Revolving Loans or Term Loans, as applicable, made by the Lenders to a Borrower of the same Class and Type and, in the case of Eurocurrency Rate Advances, in the same Agreed Currency and for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise; provided, that under no circumstance shall any Agent or any Lender be deemed to be an Affiliate of the Company or vice versa.

“Agent Party” has the meaning assigned to such term in Section 14.1.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Documentation Agent.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments then in effect of all the Revolving Loan Lenders, as the same may be reduced or increased from time to time pursuant to the terms hereof. As of the Restatement Effective Date, after giving effect to the transactions contemplated by the Fourth Amendment and Restatement Agreement, the Aggregate Revolving Loan Commitment is $625,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Revolving Loan Lenders.

“Agreement” means this Fourth Amended and Restated Credit Agreement, as it may be further amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States of America from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4; provided, however, that except as provided in Section 10.3, with respect to the calculation of the financial covenants set forth in Section 7.4 and any other financial tests set forth in this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States of America as of the Restatement Effective Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4 hereof.

“Alternate Base Rate” means, for any day (or if such day is not a Business Day, the immediately preceding Business Day), a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the NYFRB Rate in effect on such day plus ½ of 1%, and (iii) the Adjusted Eurocurrency Base Rate for a one month Interest Period in Dollars on such day plus 1%; provided, that, for the avoidance of doubt, the Adjusted Eurocurrency Base Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Base Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Percentage” means, as at any date of determination with respect to any Class of Revolving Loan Commitments, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of the Pricing Schedule hereto applicable to such Class.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans of the applicable Class determined in accordance with the provisions of the Pricing Schedule hereto applicable to such Class.

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans of the applicable Class determined in accordance with the provisions of the Pricing Schedule hereto applicable to such Class.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.8(A) hereof determined in accordance with the provisions of the Pricing Schedule applicable to the Revolving Loan Commitments.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of Capital Stock of a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARC” means ArvinMeritor Receivables Corporation, a Delaware corporation and a SPV under the Company’s Permitted Domestic Receivables Financing.

“Arranger” means each of JPMCB, BofA Securities, Inc., BNP Paribas, PNC Capital Markets LLC and RBC Capital Markets in its respective capacity as a joint lead arranger and joint book runner for the loan transaction evidenced by this Agreement.

“ArvinMeritor Sweden” means Arvinmeritor Sweden AB, a company organized under the laws of Sweden.

“Asset Sale” means, with respect to the Company or any of its Subsidiaries, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) to any Person other than:

(i) the sale or other transfer of any assets by the Company to any Domestic Subsidiary Guarantor or by any Domestic Subsidiary Guarantor to the Company or any other Domestic Subsidiary Guarantor;

(ii) the sale or other transfer of any assets by any Foreign Subsidiary Guarantor or the Subsidiary Borrower to the Company, the Subsidiary Borrower or any Subsidiary Guarantor;

(iii) the sale or other transfer of any assets by any Foreign Subsidiary Non-Guarantor to the Company or any Subsidiary;

(iv) the sale of Receivables and Related Security in connection with a Permitted Receivables Financing or a Foreign Factoring Transaction;

(v) the sale of inventory in the ordinary course of business;

(vi) the sale or other transfer of obsolete or worn-out equipment;

(vii) the sale or other transfer by ArvinMeritor Limited, a Foreign Subsidiary Guarantor, of its ownership interest in Meritor Heavy Vehicle Systems Limited to a Foreign Subsidiary Non-Guarantor; and

(viii) the sale or other transfer by the Company or any of its Subsidiaries to WABCO Holdings Inc. of the portion of its aftermarket distribution revenue and profit stream associated with the distribution of Meritor WABCO JV’s (including its successor’s) products at any time after the closing of the Meritor WABCO JV Sale for aggregate consideration of at least $225,000,000;

provided, however, that any capital contribution or other transfer of assets in the form of an Investment permitted under Section 7.3(E) shall not also be considered an Asset Sale.

“Assignment Agreement” means an assignment and assumption agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Authorized Officer” means any of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer and any Assistant Treasurer of the Company, or any person designated by any such Person in writing to the Administrative Agent from time to time, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or its direct or indirect parent by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have liability.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Regulation” has the meaning assigned to it in Section 6.23.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of (i) the Company and (ii) the Subsidiary Borrower, and “Borrowers” means, collectively, the Company and the Subsidiary Borrower.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means:

(a)

for the purpose of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England and New York, New York;

(b)

for the purpose of any borrowing or payment of Loans denominated in Dollars or any other payment to be made in Dollars, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in New York, New York;

(c)

for the purpose of any borrowing or payment of Loans denominated in (A) euro, a day on which the TARGET2 payment system is open for settlement of payments in euro and (B) an Agreed Currency other than Dollars and euro, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business; and

(d)	for any other purpose, a day other than a Saturday or Sunday on which banks are generally open for the transaction of domestic and foreign exchange business in New York, New York.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (including any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing); provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and, at such date of acquisition, rated A-2 or better by S&P or P-2 or better by Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) shares of money market, mutual or similar funds that (a) have assets in excess of $100,000,000, (b) invest primarily in assets of the type described in clauses (i)-(iii) above and (c) have an investment grade rating and (v) in the case of any Foreign Subsidiary (in addition to the items permitted by the foregoing clauses (i) through (iv)) any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency if available, (b) investments of the type and maturity described in clauses (ii), (iii) and (iv) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies if available, (c) time deposits with any Lender or any Affiliate of any Lender and (d) time deposits with any foreign bank not described in the foregoing clauses (b) or (c) in an aggregate amount not to exceed $10,000,000 in the aggregate for all Foreign Subsidiaries.

“CAX Acquisition” means the acquisitions and related transactions undertaken pursuant to the CAX Acquisition Agreement.

“CAX Acquisition Agreement” means the Agreement and Plan of Merger dated as of May 3, 2019, by and among the Company, Janus Merger Sub, LLC, CAX Parent, LLC and the Holder Representative (as defined in the CAX Acquisition Agreement), as amended, restated, supplemented or otherwise modified.

“Change in Control” means (a) any “Change of Control” (or similar term) under and as defined in, or within the meaning of, any Senior Note Indenture (including any supplement thereto) or with respect to any series of Senior Notes, and for any use or purpose in such Senior Note Indenture or Senior Notes or (b) any event or series of events by which:

(i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of the directors of the Company; or

(ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other Property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, 2019 Term Loans or Incremental Term Loans, and, when used in reference to any commitment, refers to whether such commitment is a Revolving Loan Commitment, 2019 Term Loan Commitment, Incremental Revolving Loan Commitment or Incremental Term Loan Commitment, and, when used in reference to any Lender, refers to whether such Lender is a Revolving Loan Lender or a Lender that holds 2019 Term Loans and/or Incremental Term Loans.

“Closing Date” means June 23, 2006.

“Co-Syndication Agent” means each of Bank of America, N.A., BNP Paribas, PNC Bank, National Association and Royal Bank of Canada in its capacity as a co-syndication agent for itself and the Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means the property covered by the Collateral Documents, the L/C Collateral Account and any other Property, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, to secure the Secured Obligations.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security agreements, mortgages, deeds of trust, pledges, collateral assignments and financing statements whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 9.1(A) hereof.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance” is defined in Section 2.23(B) hereof.

“Commitment Increase” is defined in Section 2.23(A) hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 14.1.

“Company” means Meritor, Inc., an Indiana corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf of the Company.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Consolidated Operating Profit” means the operating profits of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Consolidated Sales” means the total sales of the Company and its Subsidiaries on a consolidated basis, determined in accordance with Agreement Accounting Principles.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and any other substance or waste regulated or which can give rise to lability under Environmental Laws.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss and shall include, without limitation, the contingent liability of such first Person under any letter of credit for which such first Person is in any way liable, but shall exclude any contingent liability with respect to trade letters of credit used to finance inventory or equipment obtained in the ordinary course of business.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.17.

“Credit Extension Date” means (i) the Borrowing Date of any Advance, (ii) the date of issuance, deemed issuance, extension or amendment of any Letter of Credit or (ii) the date of conversion or continuance of any Advance in accordance with Section 2.9.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s, or its Foreign Subsidiaries’, accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing materially adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Section 8.1 hereof.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has (or whose Parent has) become the subject of a Bail-In Action.

“Designated Financial Officer” means, the chief financial officer, treasurer, assistant treasurer or controller of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date.

“Documentation Agent” means NatWest Markets Plc in its capacity as a documentation agent for itself and the Lenders.

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Dollar Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Screen Rate for Dollar-denominated syndicated credit facilities and (b) the Dollar Benchmark Replacement Adjustment; provided that, if the Dollar Benchmark Replacement as so determined would be less than zero, the Dollar Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Dollar Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Screen Rate for Loans denominated in Dollars with an Unadjusted Dollar Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such LIBOR Screen Rate for Loans denominated in Dollars with the applicable Unadjusted Dollar Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Screen Rate with the applicable Unadjusted Dollar Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Domestic Subsidiary” means a Subsidiary of the Company that is not a Foreign Subsidiary.

“Domestic Subsidiary Guarantor” means any Subsidiary Guarantor that is a Domestic Subsidiary.

“EBITDA” means for any period, the sum of (i) the consolidated net income (or loss) of the Company and its Subsidiaries for such period, plus (ii) to the extent deducted in determining net income, income taxes, depreciation and amortization expense and Interest Expense minus (plus) (iii) any extraordinary gains (losses) (iv) minus (plus) any gains (losses) on the sale of a business minus (plus) (v) any special, non-recurring, non-cash gains (charges) such as those arising out of the ongoing restructuring or consolidation of the operations of the Company and its Subsidiaries, all as determined in accordance with Agreement Accounting Principles (it being understood and agreed that (a) any additions to clause (i) shall apply solely to the extent deducted in determining consolidated net income, and any subtractions therefrom shall apply solely to the extent included in determining consolidated net income, and (b) each addition (or subtraction) made pursuant to clauses (ii) through (v) shall be without duplication of any other addition (or subtraction)).

“ECP” means an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the Commission.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means, with respect to any Person, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, Contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, in each case, applicable to such Person or its Property.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, any noncompliance with any Environmental Law, whether actual or threatened.

“Equivalent Amount” of any currency other than Dollars at any date means the equivalent in Dollars of such currency, calculated on the basis of the “Exchange Rate” (as defined below) for such other currency at approximately 11:00 a.m. (London Time) on the date on which such amount is to be determined. As used herein, “Exchange Rate” means (a) with respect to any Agreed Currency (other than Dollars), the rate of exchange for the purchase of dollars with such Agreed Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination, or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Agreed Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (b) if such amount is denominated in any other currency (other than Dollars), the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Advance denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the Eurocurrency Base Rate for such currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Base Rate” shall be subject to Section 4.3.

“Eurocurrency Payment Office” of the Administrative Agent means, for each of the Agreed Currencies, any agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify in writing to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance of any Class for the relevant Interest Period, the Adjusted Eurocurrency Base Rate applicable to such Interest Period plus the Applicable Eurocurrency Margin then in effect for such Class.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurocurrency Rate.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” is defined in Section 2.14(E)(i) hereof.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 31, 2017, by and among the Borrowers, as borrowers thereunder, the lenders party thereto and the Administrative Agent, as the same has been amended, supplemented or otherwise modified prior to the Restatement Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor (or in the case of the Subsidiary Borrower, to become jointly and severally liable for the Obligations of the Company under Section 1.4) or to permit its Capital Stock to be pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Capital Stock.

“Floating Rate” means, for any day for any Advance of any Class, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus the Applicable Floating Rate Margin then in effect for such Class.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Flood Laws” has the meaning assigned to such term in Section 11.17.

“Foreign Currency Alternative Rate” has the meaning assigned to such term in Section 4.3.

“Foreign Currency Sublimit” means $100,000,000.

“Foreign Factoring Transaction” means any factoring transaction entered into by any Foreign Subsidiary with respect to Receivables originated by such Foreign Subsidiary in the ordinary course of business, which factoring transaction gives rise to Receivables Facility Attributed Indebtedness that is non-recourse to the Company and its Subsidiaries other than limited recourse customary for factoring transactions of the same kind.

“Foreign Obligations” means all Hedging Obligations and all Foreign Treasury Obligations, in each case of any Foreign Subsidiary owing to any Lender or any Affiliate of any Lender.

“Foreign Reinvestment Amount” means, at any time, an amount equal to the proceeds of sales of Capital Stock of, or assets of, Foreign Subsidiaries that are not Loan Parties occurring after the Restatement Effective Date that have been distributed to or otherwise received by a Loan Party.

“Foreign Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Company, any of its Subsidiaries or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means (i) a Subsidiary of the Company organized under the laws of a jurisdiction located outside the United States of America or (ii) a Subsidiary of any Person described in the foregoing clause (i).

“Foreign Subsidiary Guarantor” means any Subsidiary Guarantor that is a Foreign Subsidiary.

“Foreign Subsidiary Non-Guarantor” means any Foreign Subsidiary that is not a Foreign Subsidiary Guarantor.

“Foreign Treasury Obligations” means all obligations and liabilities incurred by any Foreign Subsidiary with respect to treasury management services (including without limitation controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services, overdraft liabilities and netting and pooling arrangements), merchant processing services and card services (including without limitation commercial credit cards, purchasing cards and stored value cards).

“Fourth Amendment and Restatement Agreement” means the Fourth Amendment and Restatement Agreement dated as of June 7, 2019, among the Borrowers, the Lenders party thereto and the Administrative Agent.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means each Subsidiary Guaranty or the guaranty set forth in Article XVI hereof.

“Hedging Arrangements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, currencies, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any Hedging Arrangements and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any Hedging Arrangements.

“Holders of Secured Obligations” means (i) the holders of the Secured Obligations from time to time, including, without limitation, the Administrative Agent, each Arranger, the Lenders, each Issuing Bank, each of their respective Affiliates and any Indemnitee and including each Lender (or Affiliate thereof) in respect of (x) Treasury Obligations and Foreign Treasury Obligations of the Company and its Subsidiaries owing to any Person that is a Lender (or an Affiliate) and (y) all Hedging Obligations of the Company and its Subsidiaries owing to any Person that is a Lender (or Affiliate thereof) or that was a Lender (or Affiliate thereof) at the time the Hedging Arrangement giving rise to such Hedging Obligations was entered into and (ii) each such holder’s respective successors, transferees and assigns.

“Hostile Acquisition” means (a) the acquisition of the Capital Stock of a Person through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Subsidiary” means each Subsidiary of the Company (i) the total assets of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) are less than five percent (5.0%) of the Company’s Consolidated Assets, (ii) the total sales of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) were less than five percent (5.0%) of the Company’s Consolidated Sales for the most recently ended fiscal quarter and (iii) the total operating profits of which for the most recently ended fiscal quarter (determined on a consolidated basis for such Subsidiary and its Subsidiaries) were less than five percent (5.0%) of the Company’s Consolidated Operating Profit for the most recently ended fiscal quarter.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.

“Increase Notice” is defined in Section 2.23(A) hereof.

“Incremental Revolving Loan” is defined in Section 2.23(A) hereof.

“Incremental Revolving Loan Commitment” is defined in Section 2.23(A) hereof.

“Incremental Term Loan” is defined in Section 2.23(A) hereof.

“Incremental Term Loan Commitment” is defined in Section 2.23(A) hereof.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) Liens on property now or hereafter owned or acquired by such Person or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (other than any Hedging Obligations that constitute Secured Obligations), (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments, (vi) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vii) Capitalized Lease Obligations, (viii) Contingent Obligations with respect to the Indebtedness of other Persons (it being understood and agreed that, in calculating the amount of Indebtedness hereunder, the amount of any such Contingent Obligations shall only be included to the extent such Contingent Obligations do not cover obligations representing other Indebtedness already included in such calculation) to the extent (and only to the extent) that the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be, (ix) Receivables Facility Attributed Indebtedness, (x) Off-Balance Sheet Liabilities, (xi) Disqualified Stock, (xii) Synthetic Lease Obligations and (xiii) any other obligation for borrowed money or other financial accommodation (other than any Hedging Obligation) which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Initial Loan Parties” means the Company, the Subsidiary Borrower and each Subsidiary Guarantor as of the Restatement Effective Date.

“Initial Mortgaged Properties” means the parcels of real Property of the Company and the Domestic Subsidiary Guarantors set forth on Schedule 1.1.1 to this Agreement.

“Insolvency Event” is defined in Section 10.14 hereof.

“Intellectual Property Security Agreements” means the intellectual property security agreements as the Company or any Domestic Subsidiary Guarantor may from time to time make in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Loan Party Indebtedness” means, with respect to any Borrower or Subsidiary Guarantor, any and all claims of such Borrower or Subsidiary Guarantor against any other Borrower or Subsidiary Guarantor or any other endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties, including, without limitation, claims arising from liens or security interests upon property with respect to any such claim owing to such Borrower or Subsidiary Guarantor.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the four consecutive fiscal quarters then ended on such date to (b) Interest Expense for such four fiscal-quarter period.

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with Agreement Accounting Principles during such period, net of any interest income received by the Company and its Subsidiaries during such period from Investments, but excluding, to the extent constituting interest expense, Receivables Facility Financing Costs for such period. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles) and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with Agreement Accounting Principles.

“Interest Period” means, with respect to any Eurocurrency Rate Advance:

(a) initially, the period commencing on the Borrowing Date with respect to such Advance or the date of the conversion of such Advance, as the case may be, ending seven days or one, two, three, or six months thereafter or such alternate period agreed to by each of the Lenders, as selected by the Company (on behalf of itself or the Subsidiary Borrower) in its Borrowing/Election Notice given with respect thereto; and

(b) thereafter, each period commencing on the last day of the preceding Interest Period applicable to such Eurocurrency Rate Advance and ending seven days or one, two, three or six months thereafter or such alternate period agreed to by the Lenders, as selected by the Company (on behalf of itself or the Subsidiary Borrower) in its Borrowing/Election Notice given with respect thereto in accordance with Section 2.9;

provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of any Interest Period that is one, two, three or six months in length, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii) (x) any Interest Period applicable to a Eurocurrency Rate Advance made by the Revolving Loan Lenders that would otherwise extend beyond the Revolving Loan Termination Date shall end on the Revolving Loan Termination Date and (y) any Interest Period applicable to a Eurocurrency Rate Advance relating to Term Loans that would otherwise extend beyond the Term Loan Maturity Date applicable to such Term Loans shall end on the applicable Term Loan Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade and loans to employees in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and any deposit accounts and certificate of deposits owned by such Person.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Bank” means (i) JPMCB in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 or 3.2 hereunder with respect to each Letter of Credit issued or deemed issued by JPMCB upon a Borrower’s request and (ii) any Lender (other than JPMCB) reasonably acceptable to the Administrative Agent and which consents to acting as an Issuing Bank, in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.1 with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon a Borrower’s request; provided, that, unless the Administrative Agent shall otherwise consent, there shall not at any time be more than three (3) Lenders constituting Issuing Banks hereunder. All references contained in this Agreement and the other Loan Documents to the “Issuing Bank” shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.

“Issuing Bank Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 1.1.3, or if an Issuing Bank has entered into an Assignment and Assumption or a Commitment and Acceptance, or has otherwise assumed an Issuing Bank Commitment after the Restatement Effective Date, the amount set forth for such Issuing Bank as its Issuing Bank Commitment in the Register maintained by the Administrative Agent. The Issuing Bank Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Company, and notified to the Administrative Agent.

“Joint Venture” means an association of economically independent business entities (the “Venturers”) for a common commercial purpose of defined scope and duration, by contract or through equity interests in a business entity, and by means of which the Venturers pool resources and share risks, rewards and control.

“JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“L/C Collateral Account” is defined in Section 3.11(A) hereof.

“L/C Documents” is defined in Section 3.4(A) hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Fee” is defined in Section 3.8(A) hereof.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties to Assignment Agreements delivered pursuant to Section 13.3 hereof or Commitments and Acceptances delivered pursuant to Section 2.23 hereof, including each Issuing Bank, and each of their respective successors and assigns but excluding any such institution that ceases to be a party hereto pursuant to an Assignment Agreement so delivered.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the commercial and standby letters of credit to be issued by an Issuing Bank pursuant to Section 3.1 hereof.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “Eurocurrency Base Rate”.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease, Synthetic Lease or other title retention agreement).

“Limited Condition Acquisition” means any Permitted Acquisition by the Company or any of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, so long as such acquisition is consummated within ninety (90) days of signing the applicable acquisition agreement; provided that, for the avoidance of doubt, the CAX Acquisition shall not constitute a Limited Condition Acquisition for purposes of this Agreement.

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and collectively, all Revolving Loans and Term Loans (in each case whether made or continued as or converted to Floating Rate Loans or Eurocurrency Rate Loans).

“Loan Documents” means this Agreement, the Fourth Amendment and Restatement Agreement, any promissory notes executed pursuant to Section 2.12(B), the Guarantees, the Collateral Documents, any Assignment Agreement, any Commitment and Acceptance, and all other documents, instruments, notes and agreements executed in connection therewith or pursuant thereto, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Local Time” means (i) New York City time in the case of a Loan, Advance or LC Draft denominated in Dollars and (ii) local time in the case of a Loan, Advance or LC Draft denominated in an Agreed Currency other than Dollars or made to or on behalf of the Subsidiary Borrower (it being understood that such local time shall mean London, England, time unless otherwise notified by the Administrative Agent).

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) business, condition (financial or otherwise), operations, performance or Properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.

“Material Indebtedness” means (i) Indebtedness in an outstanding principal Dollar Amount of $35,000,000 or more in the aggregate or (ii) any Indebtedness outstanding under any Senior Note Indenture that has not been defeased in full in accordance with the terms of the applicable Senior Note Indenture.

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Meritor WABCO JV” means Meritor WABCO Vehicle Control Systems, a Joint Venture.

“Meritor WABCO JV Sale” means the sale on October 1, 2017, by Meritor Heavy Vehicle Systems, LLC of all of its Capital Stock in (and other right, title and interest in and to) Meritor WABCO JV to a Subsidiary of WABCO Holdings Inc.

“MIRE Event” means, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Revolving Loan Commitments, Term Loan Commitments or Loans (including any incremental credit facilities pursuant to Section 2.23 or otherwise, but excluding (i) any continuation or conversion of Advances, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Mortgage” means each of those certain mortgages and deeds of trust, dated prior to the Restatement Effective Date, executed by various Loan Parties and the Administrative Agent for the benefit of the Holders of Secured Obligations, and such other mortgages and deeds of trust may hereafter be entered into by the Loan Parties pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Instruments” means such title reports, title insurance, property insurance, flood certifications and flood insurance (and, if applicable, FEMA form acknowledgements of insurance), any other flood documentation or information reasonably requested by a Lender through the Administrative Agent to enable such Lender to comply with Flood Laws, opinions of counsel, surveys, appraisals, environmental reports and similar documents or related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgaged Property” means each Initial Mortgaged Property and each other parcel of real property subject to, or required to be subject to, pursuant to any Loan Document, a Mortgage.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is contributed to by either the Company or any member of the Controlled Group.

“Net Aggregate Revolving Credit Exposure” means, as of any date of determination, (i) the Dollar Amount of the Revolving Credit Obligations as of such date minus (ii) the Dollar Amount of funds on deposit in the L/C Collateral Account on such date.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Designated Financial Officer).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries (including, without limitation, the Subsidiary Borrower) to the Administrative Agent, any Lender, any Arranger, any Affiliate of the Administrative Agent or any Lender, any Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, the Guarantees or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable) and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor” is defined in Section 10.14 hereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Off-Balance Sheet Liabilities” of a Person means, without duplication, (i) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries to the extent such Receivables Facility Attributed Indebtedness, obligation or liability does not appear on the consolidated balance sheet of such Person and its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or notes receivable or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivables or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (iii) any Synthetic Lease Obligations or (iv) any obligations arising with respect to any other transaction (other than any Operating Lease that does not constitute a Synthetic Lease) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Operating Lease” of a Person means any lease of property by such Person as lessee that qualifies as an operating lease for financial reporting purposes under Agreement Accounting Principles.

“Originators” means the Company and/or any of its Subsidiaries (other than any SPV) in their respective capacities as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Financing.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participants” is defined in Section 13.2(A) hereof.

“Participant Register” is defined in Section 13.2(C) hereof.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the last Business Day of each March, June, September and December and any applicable Term Loan Maturity Date or Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Domestic Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Domestic Subsidiary pursuant to which the Company and/or any Domestic Subsidiary may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security originated in the United States of America for the purpose of obtaining financing; provided, that (i) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not at any time exceed $275,000,000 in the aggregate and (ii) such Receivables Facility Attributed Indebtedness is non-recourse to the Company and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Restatement Effective Date identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Foreign Receivables Financing” means any transaction or series of transactions (other than any Foreign Factoring Transaction) that may be entered into by any Foreign Subsidiary pursuant to which any Foreign Subsidiary may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security originated outside the United States of America for the purpose of obtaining financing; provided, that (i) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not at any time exceed $300,000,000 in the aggregate and (ii) such Receivables Facility Attributed Indebtedness is non-recourse to the Company and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

“Permitted Receivables Financing” means either a Permitted Domestic Receivables Financing or a Permitted Foreign Receivables Financing.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Permitted Existing Indebtedness or any Indebtedness issued in reliance on Section 7.3(A)(x), in any such case, permitted by this Agreement, to the extent that such Indebtedness (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) has a maturity date not sooner than six months after the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date, (iv) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (v) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, subordination, event of default and remedies) that are materially less favorable to the Company or relevant Subsidiary than those applicable to the Indebtedness being replaced, renewed, refinanced or extended. For the avoidance of doubt, the term “Permitted Refinancing Indebtedness” shall include Indebtedness satisfying the foregoing conditions incurred to replace, renew, refinance or extend any Permitted Existing Indebtedness at the time such Indebtedness is incurred so long as the proceeds thereof are applied to replace or refinance such Permitted Existing Indebtedness within one hundred and twenty (120) days after the incurrence of such Indebtedness.

“Permitted Related Party Transactions” means (a) Permitted Receivables Financings, (b) transactions between one or more Domestic Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (c) transactions between the Company and one or more Domestic Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (d) transactions between one or more Foreign Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (e) transactions between the Subsidiary Borrower and one or more Foreign Subsidiary Guarantors that are Wholly-Owned Subsidiaries; (f) transactions between one or more Foreign Subsidiary Non-Guarantors that are Wholly-Owned Subsidiaries; (g) transactions between (i) any Wholly-Owned Subsidiary of the Company that is not a Domestic Subsidiary Guarantor and (ii) the Company or any Domestic Subsidiary Guarantor that is a Wholly-Owned Subsidiary, on the other hand, where the net benefit derived from such transaction is derived by the Company or such Domestic Subsidiary Guarantor as the transferee in such transaction, (h) transactions between (i) any Wholly-Owned Subsidiary of the Company that is a Foreign Subsidiary Non-Guarantor and (ii) the Subsidiary Borrower or any Foreign Subsidiary Guarantor that is a Wholly-Owned Subsidiary, on the other hand, where the net benefit derived from such transaction is derived by the Subsidiary Borrower or such Foreign Subsidiary Guarantor as the transferee in such transaction, (i) transactions between (i) any non-Wholly-Owned Subsidiary of the Company, any Affiliate of the Company (other than Wholly-Owned Subsidiaries) or any Joint Venture in which the Company or any of its Subsidiaries is a Venturer, on the one hand and (ii) the Company or any Wholly-Owned Subsidiary of the Company, on the other hand, where the net benefit derived from such transaction is derived by the Company or such Wholly-Owned Subsidiary as the transferee in such transaction and (j) transactions among the Company and/or one or more Subsidiaries expressly permitted under Section 7.3.

“Permitted Strategic Transactions” means one or more transactions: (a) entered into between (i) the Company or one of its Wholly-Owned Subsidiaries, on the one hand and (ii) any non-Wholly-Owned Subsidiary, Affiliate (other than Wholly-Owned Subsidiaries) or Joint Venture, on the other hand, (b) where the principal factor for the Company or the Wholly-Owned Subsidiary entering into such a transaction is to provide for a more tax-efficient structure or to accomplish strategic objectives and (c) where such transaction or transactions are not materially adverse to the interests of the Lenders in their capacities as Lenders under this Agreement.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Foreign Plan) in respect of which the Company or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means that certain Third Amended and Restated Pledge and Security Agreement, dated as of March 31, 2017, executed by the Company, the Domestic Subsidiary Guarantors and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary (including each SPV with respect to each Permitted Domestic Receivables Financing), (ii) each First Tier Foreign Subsidiary and (iii) any other Foreign Subsidiary the pledge of the Capital Stock of which (a) from time to time in the reasonable credit judgment of the Administrative Agent, could provide material credit support to secure the Secured Obligations and (b) would not cause a Deemed Dividend Problem or a Financial Assistance Problem.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Event” means:

(a) (x) any Asset Sale of the Company or any Domestic Subsidiary Guarantor and (y) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Domestic Subsidiary Guarantor, in each case, with a fair market value immediately prior to such event or Asset Sale equal to or greater than $5,000,000 individually; provided that exclusions from this clause (a) shall not exceed $25,000,000 in the aggregate during the term of this Agreement; or

(b) the incurrence by the Company or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.3(A) or permitted by the Required Lenders pursuant to Section 9.3.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Debt” means, as of any date of determination, without duplication:

(i) the aggregate outstanding Dollar Amount of the Revolving Loans, L/C Obligations, 2019 Term Loans and Incremental Term Loans (if any) under this Agreement;

plus

(ii) any and all debt (determined in accordance with Agreement Accounting Principles) of any Foreign Subsidiary (whether secured or unsecured) other than debt the proceeds of which are used to finance the working capital needs of such Foreign Subsidiary (which exclusion shall include Receivables Facility Attributed Indebtedness of such Foreign Subsidiary under any Permitted Foreign Receivables Financing);

plus

(iii) any and all debt (determined in accordance with Agreement Accounting Principles) of the Company and its Subsidiaries that is secured by any Lien of a type described in Section 7.3(F)(i), (vi), (viii), (ix), (x), (xvi) or (xvii) (solely as such clause (xvii) relates to extensions, renewals or replacements of Liens referred to in the foregoing subsections);

plus	(iv) any and all Receivables Facility Attributed Indebtedness of the Company and its Domestic Subsidiaries under any Permitted Domestic Receivables Financing.

“Priority Debt Ratio” means, as of the last day of any fiscal quarter, the ratio of (i) Priority Debt as of such date to (ii) EBITDA for the four consecutive fiscal quarters then ended on such date.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.23(B) hereof.

“Pro Rata Share” means, with respect to any Lender, (a) with respect to Revolving Loans, L/C Obligations or any determination of “Required Revolving Loan Lenders”, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Loan Commitment and the denominator of which is the Aggregate Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon such Lender’s share of the Revolving Credit Obligations at that time), (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the sum of such Lender’s unfunded Term Loan Commitment and outstanding Term Loans, and the denominator of which is the sum of the aggregate amount of all unfunded Term Loan Commitments and all outstanding Term Loans, and (c) with respect to any reimbursement or indemnity obligation applicable to all of the Lenders or any determination of “Required Lenders”, a percentage equal to a fraction the numerator of which is the sum of such Lender’s Revolving Loan Commitment (or, if the Revolving Loan Commitments have been terminated or expired, such Lender’s share of the Revolving Credit Obligations), and the sum of such Lender’s unfunded Term Loan Commitment and outstanding Term Loans, and the denominator of which is the sum of the Aggregate Revolving Loan Commitment (or, if the Aggregate Revolving Loan Commitment has been terminated or expired, the Revolving Credit Obligations) and the sum of the aggregate unfunded Term Loan Commitment and all outstanding Term Loans. In the event that any Class of the Revolving Loan Commitments has been terminated or expired, computations of Pro Rata Shares pursuant to the foregoing clauses (a) and (c) shall be made based on the Revolving Loan Commitments of each Class that were in effect immediately prior to any such termination or expiration so as to not affect the Pro Rata Share of any Lender in such terminated Class prior to repayment of its obligations.

“Purchasers” is defined in Section 13.3(A) hereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.17.

“Quotation Day” means, with respect to any Eurocurrency Rate Advance for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Base Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Rate Option” means the Eurocurrency Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company and its Subsidiaries to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Financing.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations constitute on-balance sheet Indebtedness or an Off-Balance Sheet Liability.

“Receivables Facility Financing Costs” means (i) the interest expense payable by the Company and its Subsidiaries in accordance with Agreement Accounting Principles on any Receivables Facility Attributed Indebtedness constituting on-balance sheet Indebtedness or (ii) the discount or implied interest component of Receivables Facility Attributed Indebtedness retained by purchasers of Receivables and Related Security pursuant to a Permitted Receivables Financing.

“Register” is defined in Section 13.3(E) hereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means, subject to Section 2.22, Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

“Required Revolving Loan Lenders” means, subject to Section 2.22, Revolving Loan Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

“Required Term Loan Lenders” means, subject to Section 2.22, 2019 Term Loan Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).

“Restatement Effective Date” has the meaning specified in the Fourth Amendment and Restatement Agreement.

“Restricted Collateral” means any “Principal Property” of the Company or a “Restricted Subsidiary” or “shares of stock or indebtedness of a Restricted Subsidiary,” in each case, as defined in or within the meaning of any of the Senior Note Indentures. For the avoidance of doubt, Restricted Collateral shall include, without limitation, all “1998 Restricted Collateral” (under and as defined in the Pledge and Security Agreement).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Company now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Stock), (iii) any voluntary redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any subordinated Indebtedness (excluding any Indebtedness described in Section 7.3(A)(iii)), any note issued under any indenture or Senior Note Indenture (excluding any Permitted Refinancing Indebtedness of Indebtedness issued under a Senior Note Indenture) or any Disqualified Stock, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Capital Stock of the Company or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any other transaction that has a substantially similar effect as the transactions described in the foregoing clauses (i) through (iv).

“Revolving Advance” means an Advance consisting of Revolving Loans.

“Revolving Credit Availability” means, at any particular time, the amount by which (i) the Aggregate Revolving Loan Commitment at such time exceeds (ii) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans (including, for the avoidance of doubt, any Incremental Revolving Loans) at such time, plus (ii) the Dollar Amount of outstanding L/C Obligations at such time.

“Revolving Loan” is defined in Section 2.1(A) hereof.

“Revolving Loan Commitment” means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit in an aggregate Dollar Amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement or Commitment and Acceptance by which it became a Lender, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance.

“Revolving Loan Lender” means any Lender with a Revolving Loan Commitment or, if the Revolving Loan Commitments have terminated or expired, a Lender with Revolving Credit Obligations.

“Revolving Loan Termination Date” means June 7, 2024; provided, however, that if the aggregate outstanding principal amount of the 6.25% Senior Notes due February 15, 2024 is greater than $75,000,000 on November 10, 2023, the Revolving Loan Termination Date shall be November 16, 2023.

“Revolving Pro Rata Share” means, with respect to any Revolving Loan Lender, a percentage equal to a fraction the numerator of which is such Revolving Loan Lender’s Revolving Loan Commitment and the denominator of which is the Aggregate Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated or expired, the Revolving Pro Rata Shares shall be determined based upon such Revolving Loan Lender’s share of the Revolving Credit Obligations at that time).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Secured Obligations” means (i) all Obligations and (ii) all Hedging Obligations and Treasury Obligations of the Company or any Domestic Subsidiary owing to any Lender or any Affiliate of any Lender (including, with respect to a Hedging Arrangement, Hedging Obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Hedging Arrangement was entered into) and (iii) all Foreign Obligations owing to any Lender or any Affiliate of any Lender; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Senior Note Indenture” means each of (a) the 1998 Senior Note Indenture, (b) the 2007 Convertible Note Indenture, (c) the 2012 Convertible Note Indenture, (d) the 2017 Convertible Note Indenture and (e) any other indenture pursuant to which the Company or its Subsidiaries shall have issued senior unsecured notes or convertible notes, and “Senior Note Indentures” means all of the foregoing, collectively.

“Senior Notes” means any of the Company’s senior unsecured notes or convertible notes issued under any Senior Note Indenture.

“Single Investment Grade Status” exists at any date if, on such date, (i) the Company’s S&P Rating is BBB- (with stable outlook) or better and the Company’s Moody’s Rating is Ba1 (with stable outlook) or better or (ii) the Company’s Moody’s Rating is Baa3 (with stable outlook) or better and the Company’s S&P Rating is BB+ (with stable outlook) or better.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by NYFRB, as the administrator of the benchmark (or a successor administrator) on the NYFRB’s website or any successor source.

“Solvent” means, with respect to any Person (individually or together with its Subsidiaries (taken as a whole)) on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Foreign Subsidiary” means, at any time, any Foreign Subsidiary (a) whose assumption of joint and several liability hereunder for the Obligations of the Company would not be unlawful under applicable law or have material adverse tax consequences under applicable foreign law and (b) whose assumption of joint and several liability hereunder for the Obligations of the Company would not give rise to a Deemed Dividend Problem or a Financial Assistance Problem.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Springing Lien Status” exists at any date if, on such date, (i) the Company’s S&P Rating is BB or less or (ii) the Company’s Moody’s Rating is Ba2 or less.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means, with respect to any Agreed Currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such Agreed Currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subsidiary” of a Person means any corporation, limited liability company, partnership, association, joint venture or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Agreement Accounting Principles as of such date, as well as any other (i) corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company and shall include, without limitation, the Subsidiary Borrower and each Subsidiary Guarantor.

“Subsidiary Borrower” means ArvinMeritor Finance Ireland Unlimited Company, a private unlimited liability company incorporated under the laws of Ireland, together with its permitted successors and assigns, including a debtor-in-possession or receiver (or entity of analogous status under applicable foreign law) on behalf of such company.

“Subsidiary Guarantors” means (i) all of the Company’s Domestic Subsidiaries (excluding (x) Immaterial Subsidiaries approved by the Administrative Agent in its sole discretion and (y) subject to clause (iv) of Section 7.2(K), SPVs) and Special Foreign Subsidiaries as of the Restatement Effective Date, and (ii) all additional Subsidiaries of the Company which become Subsidiary Guarantors in accordance with Section 7.2(K)(ii) or (iii) hereof, in each case, together with their respective successors and assigns (including a debtor-in-possession (or entity of analogous status under applicable foreign law) on behalf of any such Subsidiary), unless and until such Subsidiary has been released from its respective Subsidiary Guaranty in accordance with the terms of this Agreement.

“Subsidiary Guaranty” means (a) that certain Third Amended and Restated Guaranty, dated as of March 31, 2017, executed by the Domestic Subsidiary Guarantors and certain other Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the itself and the other Holders of the Secured Obligations from time to time, unconditionally guaranteeing all of the Secured Obligations or (b) any other guaranty executed by any Subsidiary Guarantor in favor of the Administrative Agent, on behalf of itself and Lenders, in respect of the Secured Obligations, in any such case, as the same may be amended, restated, supplemented or otherwise modified from time to time (including to add additional Subsidiary Guarantors).

“Supported QFC” has the meaning assigned to it in Section 10.17.

“Synthetic Lease” means a financing structure that qualifies as an operating lease for financial reporting purposes under Agreement Accounting Principles, but is considered a loan for tax purposes.

“Synthetic Lease Obligations” means any liabilities under any Synthetic Lease.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Term Loan” means (i) the 2019 Term Loans or (ii) any Incremental Term Loan, and “Term Loans” means, collectively, the 2019 Term Loans and the Incremental Term Loans.

“Term Loan Commitment” means the 2019 Term Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Lender” means any Lender with a Term Loan Commitment.

“Term Loan Maturity Date” means, (i) with respect to the 2019 Term Loans, the 2019 Term Loan Maturity Date and (ii) with respect to any Incremental Term Loans, the earlier of (x) the maturity date established with respect to such Incremental Term Loans or (y) the date on which the Obligations become due and payable pursuant to Section 9.1 hereof.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means, with respect to any Revolving Loan Lender (including its capacity as an Issuing Bank) the earlier of (a) the Revolving Loan Termination Date applicable to such Revolving Loan Lender, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 or 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate or appoint a Trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which could reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan or (vii) the termination or insolvency of a Multiemployer Plan.

“Total Debt” means, as of any date of determination, all indebtedness required to be reflected in the consolidated financial statements of the Company and its Subsidiaries in accordance with Agreement Accounting Principles (for the avoidance of doubt, valuing Indebtedness and other liabilities (including convertible debt) at the full stated principal amount thereof as required by Section 10.3).

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Debt as of such date to (ii) EBITDA for the four consecutive fiscal quarters most recently ended on or prior to such date.

“Transferee” is defined in Section 13.4 hereof.

“Treasury Agreements” means the documents, agreements or arrangements entered into between the Company or any Domestic Subsidiary Guarantor and one or more of the Lenders or their Affiliates with respect to treasury management services (including without limitation controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services, overdraft liabilities and netting and pooling arrangements) and card services (including without limitation commercial credit cards, purchasing cards and stored value cards) of such Loan Parties, as the same may from time to time be amended, modified, supplemented or restated.

“Treasury Obligations” means all obligations and liabilities incurred by the Company or any Domestic Subsidiary Guarantor (whether directly or as guarantor) under or in connection with Treasury Agreements.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Rate Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

“Unadjusted Dollar Benchmark Replacement” means the Dollar Benchmark Replacement excluding the Dollar Benchmark Replacement Adjustment.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Benefit Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unsecured Basket Base Amount” is defined in Section 7.3(A)(x) hereof.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.17.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Venturer” has the meaning given that term in the definition of Joint Venture above.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date of determination and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness; provided that when determining the Weighted Average Life to Maturity for any Indebtedness which has a put option allowing the holders of such Indebtedness to require the issuer of such Indebtedness to repay such Indebtedness prior to its final maturity, the final maturity for such Indebtedness shall be deemed to be the next date following such date of determination on which such issuer is required to repay such Indebtedness if the put option is exercised by the holders of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than directors’ qualifying shares and/or a nominal amount of shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which (other than directors’ qualifying equity interests and/or a nominal amount of equity interests required by law) shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2. References. Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3. Company Acting on Behalf of Itself and Subsidiary Borrower. Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrower. In furtherance and without limitation of the foregoing, the Company is hereby authorized and given a power of attorney by and on behalf of the Subsidiary Borrower to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

1.4. Joint and Several Liability for Obligations of the Company and for Obligations of the Subsidiary Borrower; No Liability of Subsidiary Borrower for Obligations of the Company.

(A) Joint and Several Liability for Obligations of the Subsidiary Borrower. Notwithstanding anything to the contrary contained herein, the Company hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Subsidiary Borrower with respect to the payment and performance of all of the Obligations of or attributable to the Subsidiary Borrower arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company and the Subsidiary Borrower without preferences or distinction among them. Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Subsidiary Borrower shall be deemed to include a reference to the Company, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Company is included therein.

(B) No Liability of Subsidiary Borrower for Obligations of the Company. Notwithstanding anything to the contrary contained herein and notwithstanding that the Company shall be liable for all of the Loans and other Obligations of the Subsidiary Borrower hereunder, the Subsidiary Borrower shall not be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Company; provided, however, that the Subsidiary Borrower hereby irrevocably and unconditionally agrees that, at any time that, and for so long as, it is a Special Foreign Subsidiary, it shall be jointly and severally liable with the Company (not merely as a surety but also as a co-debtor) with respect to the payment and performance of all of the Obligations of or attributable to the Company arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that (i) all of such Obligations shall at such time be the joint and several obligations of the Company and the Subsidiary Borrower without preferences or distinction among them and (ii) each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Company shall at such time be deemed to include a reference to the Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Subsidiary Borrower is included therein.

(C) Guaranty of the Secured Obligations. Each of the Company and, at any time that, and for so long as, it is a Special Foreign Subsidiary, the Subsidiary Borrower unconditionally guarantees the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations on the terms more specifically set forth in Article XVI hereof.

1.5. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.6. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

1.7. Pro Forma Calculations. Except as expressly provided otherwise herein, all pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 7.1(A) or Section 7.1(B) are publicly available (or, prior to the delivery of any such financial statements after the Restated Effective Date, ending with the last fiscal quarter for which financial statements were required to be delivered under the Existing Credit Agreement), and, to the extent applicable (and consistent with the definition of EBITDA), to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

1.8. Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Rate Loans and Floating Rate Loans (when determined by reference to clause (iii) of the definition of Alternate Base Rate) is determined by reference to the Eurocurrency Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Rate Loans or Floating Rate Loans (when determined by reference to clause (iii) of the definition of Alternate Base Rate). In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 4.3(C) of this Agreement, such Section 4.3(C) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Company, pursuant to Section 4.3, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans and Floating Rate Loans (when determined by reference to clause (iii) of the definition of Alternate Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.3(C), will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II: LOAN FACILITIES

2.1. Revolving Loans and Term Loans.

(A) Revolving Loan Commitment. Upon the satisfaction of the applicable conditions precedent set forth in Article V, from and including the Restatement Effective Date and prior to the Termination Date applicable to the Revolving Loan Lenders, each Revolving Loan Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Revolving Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, that, except as permitted under Section 2.4(B), (x) at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment, (y) at no time shall the Dollar Amount of such Lender’s Revolving Credit Obligations exceed such Lender’s Revolving Loan Commitment, and (z) at no time shall the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars exceed the Foreign Currency Sublimit. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date applicable to the Revolving Loan Lenders. The Revolving Loans made pursuant to this Section 2.1 to the Company shall be, at the option of the Company, selected in accordance with Section 2.7, either Floating Rate Advances in Dollars or Eurocurrency Rate Advances in any Agreed Currency. The Revolving Loans made pursuant to this Section 2.1 to the Subsidiary Borrower shall be Eurocurrency Rate Advances in any Agreed Currency. On the Termination Date applicable to the Revolving Loan Lenders, the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans. “Revolving Loans” (under and as defined in the Existing Credit Agreement) outstanding on the Restatement Effective Date immediately before giving effect to the amendment and restatement of the Existing Credit Agreement shall continue as Revolving Loans hereunder as more specifically described in the Fourth Amendment and Restatement Agreement.

(B) Borrowing/Election Notice. The Company (on behalf of itself or the Subsidiary Borrower) shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request an Advance.

(C) Making of Revolving Loans. Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans of any Class, the Administrative Agent shall notify each Revolving Loan Lender of such Class in writing (including electronic transmission, facsimile transmission or similar writing) of the requested Revolving Loan. Each Revolving Loan Lender of such Class shall make available its Revolving Loan in accordance with the terms of Section 2.6. The Administrative Agent will promptly make the funds so received from the Revolving Loan Lenders available to the applicable Borrower at the Administrative Agent’s office in New York, New York or the applicable Eurocurrency Payment Office on the applicable Borrowing Date and shall disburse such proceeds in accordance with the disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Revolving Loan Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Revolving Loan Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

(D) Term Loans.

(i) Upon the satisfaction of the applicable conditions precedent set forth in Article V, each 2019 Term Loan Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make a term loan in Dollars to the Company in a single draw at any time during the 2019 Term Loan Availability Period (any such term loan being referred to as a “2019 Term Loan” and all such term loans being referred to collectively as the “2019 Term Loans”), in an amount equal to such 2019 Term Loan Lender’s 2019 Term Loan Commitment. Each 2019 Term Loan Lender shall make the amount of such Lender’s 2019 Term Loan available to the Administrative Agent in New York, New York at its address specified in Article XIV in immediately available funds, on the applicable Borrowing Date. After the Administrative Agent’s receipt of the proceeds of such 2019 Term Loans from the 2019 Term Loan Lenders, the Administrative Agent shall, subject to the immediately following sentence, make the proceeds of such 2019 Term Loans available to the Company on the applicable Borrowing Date by transferring immediately available funds equal to the proceeds of such 2019 Term Loans received by the Administrative Agent as the Company shall instruct in writing.

(ii) The 2019 Term Loans shall be repaid in in an amount equal to the Applicable Amortization Amount on the last day of each September, December, March and June commencing with the first such day occurring at least forty-five (45) days after the 2019 Term Loan Draw Date. As used herein, “Applicable Amortization Amount” means, with respect to any date set forth below, an amount equal to the percentage set forth below of the initial aggregate principal amount of the 2019 Term Loans actually funded on the 2019 Term Loan Draw Date:

Date	Applicable Amortization Percentage
September 30, 2019 (if applicable)	1.25%
December 31, 2019	1.25%
March 31, 2020	1.25%
June 30, 2020	1.25%
September 30, 2020	1.25%
December 31, 2020	1.25%
March 31, 2021	1.25%
June 30, 2021	1.25%
September 30, 2021	2.50%
December 31, 2021	2.50%
March 31, 2022	2.50%
June 30, 2022	2.50%
September 30, 2022	2.50%
December 31, 2022	2.50%
March 31, 2023	2.50%
June 30, 2023	2.50%
September 30, 2023	2.50%
December 31, 2023	2.50%
March 31, 2024	2.50%

and (ii) a final installment equal to the remaining outstanding balance of the 2019 Term Loan payable on the 2019 Term Loan Maturity Date, and the 2019 Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is made hereunder. If not sooner repaid, the 2019 Term Loans shall be payable in full on the 2019 Term Loan Maturity Date. Payments or prepayments of the 2019 Term Loans may not be reborrowed.

(iii) Upon the satisfaction of the applicable conditions precedent set forth in Article V and Section 2.23, each Lender with an Incremental Term Loan Commitment severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make an Incremental Term Loan in Dollars to the Company on the effective date of any applicable Commitment Increase pursuant to Section 2.23 hereof, in an amount equal to such Lender’s Incremental Term Loan Commitment. Each such Lender shall make the amount of such Lender’s Incremental Term Loan available to the Administrative Agent in New York, New York at its address specified in Article XIV in funds immediately available, as specified in any amendment contemplated by Section 2.23(D)(iv). After the Administrative Agent’s receipt of the proceeds of such Incremental Term Loans from the applicable Lenders, the Administrative Agent shall make the proceeds of such Incremental Term Loans available to the Company on the date on which any Incremental Term Loans are made by transferring immediately available funds equal to the proceeds of such Incremental Term Loans received by the Administrative Agent as the Company shall instruct in writing. Additional terms (if any) applicable to any Incremental Term Loans shall be established in accordance with the terms of Section 2.23 pursuant to an amendment to this Agreement as contemplated by Section 2.23(D)(iv).

2.2. [Reserved].

2.3. Rate Options for all Advances; Maximum Interest Periods. The Revolving Loans and Term Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Company (on behalf of itself or the Subsidiary Borrower) in accordance with Sections 2.7 and 2.9. The Company may select, in accordance with Sections 2.7 and 2.9, Rate Options and Interest Periods applicable to portions of the Revolving Loans and Term Loans; provided, that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time; provided, further, that (x) all Floating Rate Advances and all Term Loans to the Company hereunder shall be denominated in Dollars and (y) all Revolving Loans to the Subsidiary Borrower shall be Eurocurrency Rate Advances.

2.4. Optional Payments; Mandatory Prepayments. Optional Payments. The Borrowers may from time to time and at any time, upon notice to the Administrative Agent, repay or prepay, without penalty or premium, all or any part of outstanding Floating Rate Advances in an aggregate minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum amount of $5,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) and in integral multiples of $1,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) in excess thereof; provided, that no Borrower may so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment if the Advance subject to such prepayment is denominated in Dollars and four (4) Business Days’ prior written notice to the Administrative Agent if the Advance subject to such prepayment is denominated in an Agreed Currency other than Dollars. Optional payments or prepayments of the Advances shall be made (subject to Section 4.4) without penalty or premium, and shall be applied to Revolving Loans or Term Loans as directed by the Company.

(B) Mandatory Prepayments of Loans.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Net Aggregate Revolving Credit Exposure is greater than the Aggregate Revolving Loan Commitment, the Borrowers shall immediately prepay Revolving Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount equal to such excess.

(ii) If as of any date of determination of the Net Aggregate Revolving Credit Exposure, solely as a result of fluctuations in currency exchange rates:

(a) the Net Aggregate Revolving Credit Exposure exceeds one hundred five percent (105%) of the Aggregate Revolving Loan Commitment, the Borrowers shall immediately prepay Revolving Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount such that after giving effect thereto the Net Aggregate Revolving Credit Exposure is less than or equal to the Aggregate Revolving Loan Commitment; or

(b) the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, the Borrowers shall immediately prepay Revolving Loans (or, to the extent such excess is greater than the aggregate outstanding principal balance of the Revolving Loans, pay immediately available funds to the Administrative Agent, which funds shall be held in the L/C Collateral Account) in an aggregate amount such that after giving effect thereto the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars is less than or equal to the Foreign Currency Sublimit.

(iii) The Administrative Agent shall determine the Net Aggregate Revolving Credit Exposure (x) as of the end of each Interest Period related to any Eurocurrency Rate Advance which is a Revolving Advance and (y) at any other time as the Administrative Agent shall determine in its discretion. If as of the date of any determination of the Net Aggregate Revolving Credit Exposure by the Administrative Agent pursuant to this clause (iii) or Section 9.1(C), (x) no Default or Unmatured Default has occurred and is continuing, (y) the Aggregate Revolving Loan Commitment exceeds the Net Aggregate Revolving Credit Exposure and (z) the amount of funds on deposit in the L/C Collateral Account is greater than zero, then the Administrative Agent shall release and disburse to the Company from the L/C Collateral Account funds in a Dollar Amount equal to the lesser of the excess described in the foregoing clause (y) and the Dollar Amount of funds on deposit in the L/C Collateral Account; provided, that, after giving effect to any such release and disbursement, the portion of the Net Aggregate Revolving Credit Exposure denominated in Agreed Currencies other than Dollars shall not exceed the Foreign Currency Sublimit.

(iv) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of the Domestic Subsidiary Guarantors in respect of any Prepayment Event, the Company shall, immediately after such Net Proceeds are received, prepay the Obligations as set forth in Section 2.4(B)(vi) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of a Designated Financial Officer to the effect that the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(v) All of the mandatory prepayments of Loans made pursuant to this Section 2.4(B) shall be applied first to Floating Rate Advances and second to any Eurocurrency Rate Advances maturing on such date and then to subsequently maturing Eurocurrency Rate Advances in order of maturity, subject to Section 4.4 hereof.

(vi) All such amounts pursuant to Section 2.4(B)(iv) shall be applied to prepay the Term Loans in the inverse order of maturity.

Nothing herein shall affect the Borrowers’ obligations to repay all Revolving Credit Obligations or Term Loans when due in accordance with the terms hereof.

2.5. Termination and Voluntary Reduction of Commitments.

(A) Termination of Commitments. Unless previously terminated, (i) any undrawn portion of the 2019 Term Loan Commitments shall terminate on the last day of the 2019 Term Loan Availability Period and (ii) the Revolving Loan Commitments and all other commitments hereunder shall terminate on the Termination Date.

(B) Voluntary Reduction of Aggregate Revolving Loan Commitment. The Company (on behalf of itself and the Subsidiary Borrower) may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Revolving Loan Lenders of such Class, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $2,500,000 in excess of that amount with respect thereto (unless the Revolving Loan Commitments of a Class are reduced in whole), upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the total Revolving Loan Commitments of any Class may not be reduced below the Dollar Amount of the Revolving Credit Obligations of such Class. All accrued commitment fees in respect of such Class shall be payable on the effective date of any termination of the obligations of any Revolving Loan Lenders of such Class to make Revolving Loans of such Class hereunder.

2.6. Method of Borrowing of Revolving Loans. On each Borrowing Date for each Revolving Loan of any Class, each Revolving Loan Lender of such Class shall make available its Revolving Loan (i) if such Loan is being made to the Company and is denominated in Dollars, not later than 3:00 p.m. (New York time) in Federal or other funds immediately available to the Administrative Agent, in New York, New York at its address specified in or pursuant to Article XIV, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 12:00 noon (Local Time), in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency and (iii) if such Loan is being made to the Subsidiary Borrower, not later than 12:00 noon (Local Time), in funds immediately available to the Administrative Agent, in London, England, at its address specified in or pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid applicable address.

2.7. Method of Selecting Classes, Types, Currency and Interest Periods for New Advances. The Company (on behalf of itself or the Subsidiary Borrower) shall select the Class and Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto, for each Revolving Advance to be made pursuant to Section 2.1(A) and for each Term Loan Advance to be made pursuant to Section 2.1(D). The Company shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 1:00 p.m. (Local Time) (a) on the proposed Borrowing Date of each Floating Rate Advance, (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in an Agreed Currency other than Dollars, specifying: (w) the Borrowing Date (which shall be a Business Day) of such Advance; (x) the aggregate amount of such Advance; (y) the Class and the Type of Advance selected; and (z) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto.

2.8. Minimum Amount of Each Revolving Advance. Each Revolving Advance (other than a Revolving Advance of Revolving Loans to repay a Reimbursement Obligation) shall be in a minimum amount of $5,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) and in multiples of $1,000,000 (or the Equivalent Amount if denominated in an Agreed Currency other than Dollars) if in excess thereof; provided, however, that any Floating Rate Advance may be in the Dollar Amount of the unused total Revolving Loan Commitment in respect of the applicable Class.

2.9. Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Outstanding Advances. Right to Convert. The Company (on behalf of itself or the Subsidiary Borrower) may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided, that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B) Automatic Conversion and Continuation. Each Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is converted into a Eurocurrency Rate Advance. Each Eurocurrency Rate Advance in Dollars shall continue as a Eurocurrency Rate Advance in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Advance shall be automatically converted into a Floating Rate Advance unless the Company shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Advance continue as a Eurocurrency Rate Advance in Dollars. Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, each Eurocurrency Rate Advance in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Rate Advance in such Agreed Currency with an Interest Period of one (1) month.

(C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.9(A) or 2.9(B), no Advance may be converted into or continued as a Eurocurrency Rate Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

(D) Borrowing/Election Notice. The Company (on behalf of itself or the Subsidiary Borrower) shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Advance into a Eurocurrency Rate Advance or continuation of a Eurocurrency Rate Advance not later than 1:00 p.m. (Local Time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Advance to be converted or continued as a Eurocurrency Rate Advance in Dollars, and (y) four (4) Business Days prior to the date of the requested conversion or continuation with respect to any Advance to be converted or continued as a Eurocurrency Rate Advance in an Agreed Currency other than Dollars, specifying: (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Advance to be converted or continued; and (iii) the amount of Eurocurrency Rate Advance(s) into which such Advance is to be converted or continued and the Agreed Currency and Interest Period applicable thereto.

(E) Limitations on Conversion. Notwithstanding anything herein to the contrary, (i) at the election of the Company under this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency and (ii) no Eurocurrency Rate Advance made to the Subsidiary Borrower may be converted into a Floating Rate Advance.

2.10. Default Rate. After the occurrence and during the continuance of a Default described in Section 8.1(B) or, at the option of the Administrative Agent or at the direction of Required Lenders, after the occurrence and during the continuance of any other Default, the interest rate(s) applicable to the Obligations shall be equal to the then applicable rate plus two percent (2.0%) per annum, and the fee described in Section 3.8(A) shall be equal to the then Applicable L/C Fee Percentage plus two percent (2.0%) per annum.

2.11. Method of Payment.

(A) All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars, (ii) at the applicable Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company and (iii) with respect to any payment due from or on behalf of the Subsidiary Borrower, at the Administrative Agent’s address in London, England, specified pursuant to Article XIV, in the case of the foregoing clauses (i) and (ii), by 1:00 p.m. (Local Time) or, in the case of the foregoing clause (iii), by 3:00 p.m. (Local Time), in each case, on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV, at the applicable Eurocurrency Payment Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Company authorizes the Administrative Agent to charge the accounts of the Company and the Subsidiary Guarantors maintained with JPMCB or any of its Affiliates for each payment of principal, interest, fees, commissions, L/C Obligations or any other Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Company or any Lender to such Issuing Bank pursuant to Article III.

(B) Notwithstanding the foregoing provisions of this Section 2.11, if, after the making of any Advance or the issuance of any Letter of Credit in any Agreed Currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency, with the result that different types of such Agreed Currency (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent or Issuing Bank for the account of the Lenders in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent in such amount and such type of the New Currency or Dollars as shall be the Equivalent Amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.12. Evidence of Debt. Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) Notes Upon Request. Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit G-1 and/or Exhibit G-2, as applicable, to evidence such Lender’s Loans. In such event, each Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to such Lender or its registered assigns. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the payee named therein or its registered assigns, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clause (A) above.

2.13. Telephonic Notices. The Company authorizes the Lenders and the Administrative Agent to extend Advances to the Company denominated in Dollars, effect selections of Classes and Types of Advances denominated in Dollars and to transfer funds denominated in Dollars based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Company. The Company (on behalf of itself or the Subsidiary Borrower) agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Company upon the Company’s request therefor. For the avoidance of doubt, it is understood and agreed that all requests for extensions of Advances (including selections in respect thereof) to be made in an Agreed Currency other than Dollars or made to the Subsidiary Borrower shall be submitted in writing in accordance with Section 2.7.

2.14. Promise to Pay; Interest Payment Dates; Fees; Interest and Fee Basis; Taxes. Promise to Pay. Without limiting the provisions of Section 1.4 hereof, each Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part and (iii) if not theretofore paid in full, at the time such Obligations become due and payable (whether by acceleration or otherwise).

(C) Fees.

(i) Except as provided in Section 2.22(B), the Company shall pay to the Administrative Agent, for the account of the Revolving Loan Lenders, from and after the date of this Agreement until the date on which the Revolving Loan Commitments shall be terminated in whole, a commitment fee accruing at a rate per annum equal to the then Applicable Commitment Fee Percentage with respect to the Revolving Loan Commitments on such Revolving Loan Lender’s Revolving Pro Rata Share of the amount by which (A) the Aggregate Revolving Loan Commitment in effect from time to time exceeds (B) the Revolving Credit Obligations in effect from time to time. All such commitment fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of the Restatement Effective Date (with the first such payment being calculated for the period from the Restatement Effective Date and ending the next quarter end), and, in addition, on the date on which the Revolving Loan Commitments shall be terminated in whole.

(ii) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(iii) Fees in respect of Letters of Credit shall be paid as specified in Section 3.8.

(D) Interest and Fee Basis; Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage.

(i) All Obligations other than Eurocurrency Rate Advances shall bear interest from and including the date of the making of such Advance, in the case of Advances, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate determined as applicable to such Eurocurrency Rate Advance in accordance with the terms hereof.

(ii) Interest on all Eurocurrency Rate Advances, Floating Rate Advances and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that (x) interest calculated by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365- or, when appropriate, 366-day year, and (ii) Advances denominated in Pounds Sterling shall be calculated for actual days elapsed on the basis of a year of 365 days. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 3:00 p.m. (Local Time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(iii) On the Restatement Effective Date, the Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage shall be determined on the basis of the then applicable rating from Moody’s and S&P, as described in Part I of the Pricing Schedule hereto. Thereafter, at the election of the Borrowers upon five Business Days’ prior written notice to the Administrative Agent, the Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage shall be determined on the basis of either (i) the then applicable rating from Moody’s and S&P as set forth in Part I of the Pricing Schedule or (ii) the then applicable Total Leverage Ratio as set forth in Part II of the Pricing Schedule (it being understood and agreed that the Company shall be entitled to elect whichever basis results in lower interest and fees hereunder).

(E) Taxes.

(i) Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, (A) taxes imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income, franchise taxes and branch profit taxes or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is incorporated or organized, maintains its principal office or maintains a Lending Installation, (B) Other Connection Taxes, and (C) any taxes imposed under FATCA (all such excluded taxes, levies, imposts, deductions, fees, assessments, charges, withholdings, and liabilities being hereinafter referred to as “Excluded Taxes”; and all such non-excluded taxes, levies, imposts, deductions, fees, assessments, charges, withholdings, and liabilities, imposed on or with respect to any payment made by or on account of any obligation of any Borrower, which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Term Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, any Lending Installation or the Administrative Agent, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender, such Lending Installation or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (b) the applicable Borrower shall make such deductions or withholdings, and (c) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (x) after the date of this Agreement, to such payments by the Borrowers made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (y) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrowers’ liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans or the obligations under the Revolving Loan Commitments or Term Loan Commitments of such Lender.

(ii) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, Term Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii) Each Borrower hereby agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Company and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

(iv) With respect to any deduction or withholding for or on account of any Taxes or Other Taxes pursuant to this Section 2.14(E), and to confirm that all Taxes or Other Taxes required to be paid pursuant to this Section 2.14(E) have been paid to the appropriate Governmental Authorities, the Company (on behalf of itself or the Subsidiary Borrower) shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof and such further certificates, receipts and other documents as may reasonably be required (in the judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

(v) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi) Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the Restatement Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Company or the Administrative Agent, but thereafter only for so long as such Non-U.S. Lender is legally entitled to do so), either (A) two (2) duly completed originals of either IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or an applicable successor form; or (B) in the case of a Non-U.S. Lender that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed originals of IRS Form W-8BEN, IRS Form W-8BEN-E or an applicable successor form, in each case, certifying that such Lender is exempt from United States withholding tax and is entitled to receive payments under this Agreement without deduction for withholding of any United States federal taxes. Each Lender (other than a Non-U.S. Lender) shall, on or before the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent two duly completed originals of United States IRS Form W-9 (or any successor form) establishing that such Lender is a U.S. person (within the meaning of Section 7701(a)(30) of the Code) and is not subject to backup withholding. Each Lender further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.14(E)(vi). Further, each Lender which delivers a form or certificate pursuant to this Section 2.14(E)(vi) covenants and agrees to deliver to the Company and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete newly-signed originals of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue unreimbursed expense to such Lender. Notwithstanding any other provision of this Section 2.14(E), the Borrowers shall not be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Company the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of any Borrower or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of any Borrower.

(vii) Upon the request, and at the expense of, the Borrowers, each Lender to which any Borrower is required to pay any additional amount pursuant to this Section 2.14(E) shall reasonably afford the Company (on behalf of itself or the Subsidiary Borrower) the opportunity to contest, and shall reasonably cooperate with the Company in contesting, the imposition of any Tax giving rise to such payment; provided, that (a) such Lender shall not be required to afford the Company the opportunity to so contest unless the Company shall have confirmed in writing to such Lender its obligation (or the obligation of the Subsidiary Borrower) to pay such amounts pursuant to this Agreement; and (b) the Borrowers shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Company in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Company the opportunity to contest, or cooperate with the Company in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(viii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(ix) Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes, levies, imposts, deductions, fees, assessments, charges, or withholdings attributable to such Lender’s failure to comply with the provisions of Section 13.2(C) relating to the maintenance of a Participant Register and (iii) any taxes, levies, imposts, deductions, fees, assessments, charges, or withholdings that are excluded pursuant to Section 2.14(E) and that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (ix).

(x) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.14(E) (including by the payment of additional amounts), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (x) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (x), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (x) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(xi) All consideration expressed to be payable under a Loan Document by any Borrower to a Lender shall be deemed to be exclusive of any VAT or other sales tax. If VAT or other sales tax is chargeable on any supply made by a Lender to any Borrower in connection with a Loan Document, the applicable Borrower shall pay to such Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT or sales tax. Where a Loan Document requires any Borrower to reimburse a Lender for any costs or expenses, the applicable Borrower shall also at the same time pay and indemnify such Lender against all VAT or other sales tax incurred by such Lender in respect of the costs or expenses to the extent that such Lender reasonably determines that neither it nor any other member of any group of which it is a member for VAT or sales tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT or sales tax.

(xii) For purposes of determining withholding taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Revolving Loan Lender of the applicable Class of the contents of each notice to reduce the Revolving Loan Commitments of such Class, each Borrowing/Election Notice for such Class and each repayment notice for such Class received by it hereunder. The Administrative Agent will notify each Lender of the applicable Class of the interest rate applicable to each Floating Rate Loan and Eurocurrency Rate Loan and the Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender of the applicable Class prompt notice of each change in the Alternate Base Rate.

2.16. Lending Installations. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.18. Termination of Agreement. This Agreement shall be effective until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all of the Revolving Loan Commitments and Term Loan Commitments (if any) shall have been terminated in accordance with the terms of this Agreement and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized or otherwise supported in an amount and in a manner satisfactory to the Administrative Agent and any applicable Issuing Banks.

2.19. Replacement of Certain Lenders. In the event a Lender (an “Affected Lender”) shall have: (a) become a Defaulting Lender, (b) requested compensation from the Borrowers under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Borrowers for reasons not generally applicable to the other Lenders, (d) has invoked Section 10.2, or (e) failed or refused to consent by the relevant time to any amendment, waiver, supplement, restatement, discharge or termination of any provision of this Agreement when requested by the Company and the Administrative Agent and with respect to which (A) the consent of “each Lender” or “each Lender directly affected thereby” is required under Section 9.3 and (B) the Required Lenders have so consented then, in any such case, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign, pursuant to one or more duly executed Assignment Agreements within five (5) Business Days after the date of such demand, at the cost and expense of the Company, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (a “Replacement Lender”), all or any portion of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all Loans owing to it, in the case of any Term Loan Lender, its Term Loan Commitment (if any), and, in the case of any Revolving Loan Lender, its Revolving Loan Commitment, all of its participation interests in existing Letters of Credit (if any), and its obligation to participate in additional Letters of Credit (if any) in accordance with Section 13.3. The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Company, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (b) (c), (d) or (e) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 2.20, 2.21(B), 3.10, 4.1, 4.2, 4.4 and 10.7 (and each other provision of this Agreement or the other Loan Documents whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify the Lenders), as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.

2.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from a Borrower, a Lender or an Issuing Bank hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in such other currency by the party to whom such sum is owed, such party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due in the specified currency, each party hereto obligated to pay any such sum shall, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, indemnify the party to whom such sum is owed against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due in the specified currency (and in the case of any Lender, any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2), the party to whom such sum was owed shall remit such excess to the paying party.

2.21. Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in such Agreed Currency, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing/Election Notice, as Floating Rate Loans, unless the Company notifies the Administrative Agent at least one (1) Business Day before such date that it elects not to borrow on such date.

(B) Calculation of Amounts. Except as set forth below, all amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent the Borrowers shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof). Notwithstanding anything herein to the contrary, in connection with Obligations payable by the Borrowers, the full risk of currency fluctuations shall be borne by the Borrowers and each Borrower agrees to indemnify and hold harmless the Administrative Agent, the Lenders and the Issuing Banks from and against any loss resulting from any borrowing denominated in any Agreed Currency other than Dollars that is not repaid to the Lenders on the date of such borrowing.

2.22. Certain Provisions Applicable to Defaulting Lenders.

(A) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) if any L/C Obligations are outstanding or exist at the time a Revolving Loan Lender is a Defaulting Lender then:

(a) all or any part of the Revolving Pro Rata Share of the L/C Obligations of such Defaulting Lender shall be reallocated among Revolving Loan Lenders that are not Defaulting Lenders in accordance with their respective Revolving Pro Rata Shares but only to the extent (A) the sum of all such non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s L/C Obligations does not exceed the total of all Revolving Loan Commitments of the Revolving Loan Lenders that are not Defaulting Lenders, (B) each non-Defaulting Lender’s share of the Revolving Credit Obligations does not exceed such non-Defaulting Lender’s Revolving Loan Commitment and (C) no Default has occurred and is continuing;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Revolving Pro Rata Share of L/C Obligations (after giving effect to any partial reallocation pursuant to the immediately preceding clause (a)) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding; and

(ii) so long as any Revolving Loan Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding Revolving Pro Rata Share of the L/C Obligations will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Revolving Loan Lenders and/or cash collateral will be provided by the Company in accordance with this Section 2.22(A), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Revolving Loan Lenders in a manner consistent with Section 2.22(A)(i) (and such Defaulting Lender shall not participate therein).

(B) In addition to the foregoing, for so long as any Lender is a Defaulting Lender:

(i) commitment fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.14(C);

(ii) if such Defaulting Lender is a Revolving Loan Lender and if the Company cash collateralizes such Defaulting Lender’s Revolving Pro Rata Share of the L/C Obligations pursuant to Section 2.22(A), the Company shall not be required to pay the L/C Fee to such Defaulting Lender pursuant to Section 3.8(A) during the period such Defaulting Lender’s Revolving Pro Rata Share of the L/C Obligations are cash collateralized;

(iii) if such Defaulting Lender is a Revolving Loan Lender and if the L/C Obligations of the Defaulting Lenders are reallocated pursuant to clause (A)(i)(a) above, then the fees payable to the Revolving Loan Lenders pursuant to Section 3.8(A) and Section 2.14(C)(i) shall be adjusted in accordance with the respective Revolving Pro Rata Shares of the Revolving Loan Lenders that are not Defaulting Lenders;

(iv) if such Defaulting Lender is a Revolving Loan Lender and if such Defaulting Lender’s Revolving Pro Rata Share of the L/C Obligations is neither reallocated nor cash collateralized pursuant to Section 2.22(A), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all L/C Fees payable under Section 3.8(A) with respect to such Defaulting Lender’s Revolving Pro Rata Share of the L/C Obligations shall be payable to the applicable Issuing Bank until such L/C Obligations are cash collateralized; and

(v) the Revolving Loan Commitment, Revolving Credit Obligations, Term Loan Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required Revolving Loan Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.3); provided, that, except as otherwise provided in Section 9.3(C), this clause (B)(v) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Revolving Loan Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Loan Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Loan Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Company or such Revolving Loan Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Revolving Loan Lender hereunder.

In the event that the Administrative Agent, the Company, and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) to the extent such Lender is a Revolving Loan Lender, the respective Revolving Pro Rata Shares of the L/C Obligations of the Revolving Loan Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and (ii) on such date such Lender shall purchase at par such of the Loans of the other Lenders of the applicable Class as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Pro Rata Share, as applicable.

2.23. Incremental Facilities.

(A) At any time, but not more than one (1) time in the case of raising commitments for incremental term loans and not more than five (5) times during the term of this Agreement in the case of an increase to the Aggregate Revolving Loan Commitment (unless, in either case, the Administrative Agent agrees to an additional number in its sole discretion), and subject to the terms and conditions of this Section 2.23, the Company may request (i) to raise commitments for incremental term loans in order to accommodate an incremental single-draw tranche of Term Loans (the “Incremental Term Loans”, and the term loan commitments relating thereto, the “Incremental Term Loan Commitments”) and/or (ii) an increase in the Aggregate Revolving Loan Commitment in order to accommodate additional Revolving Loans (the “Incremental Revolving Loans”, and the Revolving Loan Commitments relating thereto, the “Incremental Revolving Loan Commitments”) (any such increase being referred to herein as a “Commitment Increase”) without the consent of any Lender not providing such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments, as the case may be; provided that, the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Loan Commitments effected during the term of this Agreement shall not exceed $100,000,000.

(B) Each Commitment Increase shall be in a minimum amount of $10,000,000 and integral multiples of $1,000,000. For the avoidance of doubt, an Incremental Revolving Loan Commitment shall become a “Revolving Loan Commitment” (or in the case of an Incremental Revolving Loan Commitment to be provided by an existing Revolving Loan Lender, an increase in such Lender’s Revolving Loan Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit I (a “Commitment and Acceptance”). Any request for a Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent and the Lenders by the Company not less than ten (10) Business Days prior to the proposed effective date therefor, which Increase Notice shall specify the type and amount of the proposed Commitment Increase and the proposed effective date thereof. Commitment Increases may be provided by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, a “Proposed New Lender”; provided that no Ineligible Institution may be a Proposed New Lender); provided that any Proposed New Lender shall be reasonably acceptable to the Administrative Agent.

(C) The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Loan Commitments shall be identical to (and in any event no more favorable than) the terms and provisions of the Revolving Loans and the Revolving Loan Commitments at such time. Any tranche of Incremental Term Loans (A) shall be available to the Company in Dollars, (B) shall rank pari passu in right of payment with the Revolving Loans and the then existing Term Loans, (C) shall not mature earlier than the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity, and (D) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the 2019 Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date (or any later maturity date then in effect with respect to the Loans) may provide for material additional or different financial or other covenants requirements applicable only during periods after such date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and then existing Term Loans and may have amortization or prepayments prior to the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date. Without limiting the foregoing, any Incremental Revolving Loans shall bear interest (and, to the extent applicable, Commitment Fees) at rates that are no more favorable than the rate then applicable to the Revolving Loans and then existing Term Loans; it being understood and agreed that this Agreement shall be amended as contemplated by Section 2.23(D)(iv) below to provide the then existing Revolving Loan Lenders and Term Loan Lenders the benefit of any more favorable rates (and, to the extent applicable, Commitment Fees) payable to the Lenders of such Incremental Revolving Loans.

(D) Without limiting the applicability of any conditions to Advances set forth in this Agreement, the effectiveness of any Commitment Increase shall be subject to the following conditions precedent:

(i) both as of the proposed effective date of the applicable Increase Notice and as of the date of such Commitment Increase, (1) all representations and warranties under Article VI and in the other Loan Documents shall be true and correct in all material respects as though made on such date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), (2) no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default and (3) the Company shall have furnished a certificate of a Designated Financial Officer demonstrating pro forma compliance with the Priority Debt Ratio under Section 7.4 as of the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, which pro forma compliance shall be determined based on the ratio of (i) Priority Debt as of the date of such Commitment Increase (after giving effect thereto and the making of Term Loans and Revolving Loans (if any) in connection therewith) to (ii) EBITDA for the four consecutive fiscal quarters then ended on the last day of such fiscal quarter; provided that in event the proceeds of such Commitment Increase are being used to finance a Limited Condition Acquisition, at the Company’s option (x) (A) representations and warranties set forth in Article VI shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the date of effectiveness of the applicable acquisition agreement (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date) and (B) as of the date of consummation of such Limited Condition Acquisition, customary “specified” representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and immediately after giving effect to, the consummation of such Limited Condition Acquisition (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date), (y) the determination of whether a Default (other than Default or Unmatured Default relating to Section 8.1(B), (F) or (G)) shall have occurred and be continuing or would result from such acquisition shall be tested as of the date the applicable acquisition agreement is entered into and (z) compliance with Section 2.23(D)(i)(3) above shall be calculated on a pro forma basis as of the date of the signing of the applicable acquisition agreement;

(ii) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide an “Incremental Term Loan Commitment” or “Incremental Revolving Loan Commitment” in support of such Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii) counsel for the Borrowers and the Subsidiary Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrowers, the Subsidiary Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase (including an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each Lender agreeing to provide such Commitment Increase, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such increase in accordance with this Section 2.23 or to provide for the integration of the Incremental Term Loans or Incremental Revolving Loans, as the case may be, including, without limitation, to specify terms applicable to the Incremental Term Loans not provided for in this Agreement or to make conforming changes to the terms of the Revolving Loans and the 2019 Term Loans as required by Section 2.23(C) above), and each Loan Party shall have reaffirmed the Obligations and its respective obligations, and the Liens granted, under the Loan Documents;

(v) in the case of an Incremental Revolving Loan Commitment, the Administrative Agent shall have administered the assignment and reallocation of the Revolving Loans, L/C Interests and any obligation to participate in Letters of Credit on the effective date of such increase ratably among the Revolving Loan Lenders (including new Lenders) after giving effect to such increase; provided, that the Borrowers hereby agree to compensate the Revolving Loan Lenders for all losses, expenses and liabilities incurred by any Revolving Loan Lender in connection with the sale or assignment of any Eurocurrency Rate Loan resulting from such reallocation on the terms and in the manner set forth in Section 4.4; and

(vi) any Proposed New Lender becoming a party hereto shall, in the case of any Proposed New Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Upon satisfaction of the conditions precedent to any Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof. Upon any such effective date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to participate in any Commitment Increase or make additional Loans in connection therewith.

2.24. Future Extensions of Maturity. Notwithstanding anything herein to the contrary (including, without limitation Section 9.3), in the event of a future amendment to extend the maturity date of any Revolving Loan Commitments, Term Loan Commitments or Term Loans, the Company shall be permitted to reduce the Revolving Loan Commitments and Term Loan Commitments, as applicable, and repay the Revolving Loans and Term Loans of those Lenders who consent to such an extension in a greater proportion than those Lenders who do not so consent, and the Company and the Administrative Agent shall be authorized to amend this document in a manner that the Administrative Agent believes is necessary to reflect, or provide for the integration of, such an extension (and, if applicable, reduction) and shall submit such an amended document to those extending Lenders for their approvals and signatures.

2.25. MIRE Events. Notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed until the Administrative Agent shall have received the following documents in respect of Mortgaged Property: (a) a completed flood hazard determination from a third party vendor; and (b) if required by applicable Flood Laws, (i) evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws and (ii) other flood documentation or information reasonably requested by any Lender to enable such Lender to comply with such Flood Laws.

ARTICLE III: THE LETTER OF CREDIT FACILITY

3.1. Obligation to Issue Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby agrees to issue for the account of either Borrower as the applicant thereof, for the support of its or its Subsidiaries’ obligations, through the applicable Issuing Bank’s branches as it and the Borrowers may jointly agree, one or more Letters of Credit denominated in any Agreed Currency in accordance with this Article III from time to time during the period commencing on the Restatement Effective Date and ending on the date five (5) Business Days immediately preceding the Revolving Loan Termination Date (but subject to Section 3.3 below). The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s (including the Subsidiary Borrower’s) obligations as provided in the first sentence of this paragraph, the Company will be fully responsible for the Reimbursement Obligations in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 3.8 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

3.2. [Reserved].

3.3. Types and Amounts. No Issuing Bank shall have any obligation to, and the Issuing Bank shall not:

(A) issue any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, except as permitted by Section 2.4(B), (v) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, (w) the Dollar Amount of any Lender’s Revolving Credit Obligations would exceed such Lender’s Revolving Loan Commitment, (x) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars at such time would exceed the Foreign Currency Sublimit, (y) the LC Obligations with respect to all Letters of Credit issued by such Issuing Bank would exceed its Issuing Bank Commitment or (z) the aggregate L/C Obligations would exceed $100,000,000; or

(B) issue any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (y) above).

The Borrowers may, at any time and from time to time, modify the Issuing Bank Commitment of any Issuing Bank as provided in the definition of Issuing Bank Commitment; provided that the Borrowers shall not reduce or increase the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in this Section 3.3 shall not be satisfied.

3.4. Conditions.

(A) In addition to being subject to the satisfaction of the applicable conditions contained in Article V, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the Company (on behalf of itself or the Subsidiary Borrower) shall have delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe (in any event, not less than three (3) Business Days prior to the proposed date of issuance unless a shorter time is agreed to by such Issuing Bank), a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (a “Request For Letter of Credit”), and the Company and, if applicable, the Subsidiary Borrower shall have delivered duly executed applications for such Letter of Credit and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to the applicable Issuing Bank as to form and content;

(ii) as of the date of issuance no order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Restatement Effective Date and that such Issuing Bank in good faith deems material to it; and

(iii) as of the date of issuance the issuance of such Letter of Credit would not violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(B) In the event of any conflict between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5. Procedure for Issuance of Letters of Credit. Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Article V hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Revolving Loan Lender or has knowledge that the applicable conditions have not been met.

(B) The applicable Issuing Bank shall give the Administrative Agent written or facsimile notice of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(C) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of Sections 3.3, 3.4 and 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6. Letter of Credit Participation. Immediately upon the issuance of each other Letter of Credit hereunder, each Revolving Loan Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the applicable Borrower in respect thereof and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Revolving Loan Lender’s Revolving Pro Rata Share. The applicable Issuing Bank will notify each Revolving Loan Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or such Issuing Bank, each Revolving Loan Lender shall make payment to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds in the applicable Agreed Currency in an amount equal to such Revolving Loan Lender’s Revolving Pro Rata Share of the amount of such payment or draw. The obligation of each Revolving Loan Lender to reimburse the applicable Issuing Bank under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Revolving Loan Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Revolving Loan Lender hereunder until the Administrative Agent receives such payment from such Revolving Loan Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Revolving Loan Lender of its obligation to reimburse any Issuing Bank for such amounts in accordance with this Section 3.6.

3.7. Reimbursement Obligation. Each Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the applicable Issuing Bank or, if applicable, the Administrative Agent, for the account of the Revolving Loan Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit issued on behalf of such Borrower or an L/C Draft related thereto (such obligation of such Borrower to reimburse such Issuing Bank or the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by such Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if such Borrower shall have received notice of a Reimbursement Obligation later than 10:00 a.m. (New York time) on any Business Day or on a day which is not a Business Day, no later than 10:00 a.m. (New York time) on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the applicable Issuing Bank. If any Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, such Borrower shall be deemed to have elected to borrow Revolving Loans from the Revolving Loan Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, in an aggregate amount equal to (and in the same Agreed Currency as) the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation subject to satisfaction of the conditions to borrowing set forth herein. Revolving Loans made pursuant to this Section 3.7, if made in Dollars, shall initially be Floating Rate Advances and thereafter may be continued as Floating Rate Advances or converted into Eurocurrency Rate Advances in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in Article II and in the definition of Interest Period. Revolving Loans made pursuant to this Section 3.7, if made in an Agreed Currency other than Dollars, shall initially be Eurocurrency Rate Advances having an Interest Period selected by the Administrative Agent and thereafter shall be subject to Section 2.9 and the other conditions and limitations therein set forth and set forth in Article II and in the definition of Interest Period. If, for any reason, the Borrowers fail to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Revolving Loan Lenders are unable to make or have no obligation to make Revolving Loans, then the Administrative Agent shall notify each Revolving Loan Lender of the applicable Reimbursement Obligations, the payment then due from the Borrowers in respect thereof and such Revolving Loan Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Loan Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 shall apply, mutatis mutandis, to the payment obligations of the Revolving Loan Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Loan Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Loan Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Loan Lender pursuant to this paragraph to reimburse the Issuing Bank for any Reimbursement Obligations (other than the funding of Revolving Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrowers of their obligation to reimburse such Reimbursement Obligations. Reimbursement Obligations that have not been paid by the Borrowers when due shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance consisting of Revolving Loans plus two percent (2.0%) per annum.

3.8. Letter of Credit Fees. Except as provided in Section 2.22(B), the Company agrees to pay:

(A) quarterly on each Payment Date, in arrears, to the Administrative Agent for the benefit of the Revolving Loan Lenders a letter of credit fee (the “LC Fee”) at a rate per annum equal to the Applicable L/C Fee Percentage on each Revolving Loan Lender’s Revolving Pro Rata Share of the average daily outstanding Dollar Amount available for drawing under each Letter of Credit during the calendar quarter ending on such Payment Date;

(B) to each Issuing Bank with respect to each Letter of Credit, a fronting fee in an amount (and payable at such times) as shall be agreed upon between the Company and the Issuing Bank with respect to such Issuing Bank’s Letter of Credit; and

(C) to each Issuing Bank, its standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of Letters of Credit or the processing of drawings thereunder which are charged to its other similarly situated customers, payable within ten (10) days after demand therefor.

3.9. Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(B), each Issuing Bank shall provide to the Administrative Agent, no later than the tenth (10th) Business Day following the last day of each month, and otherwise upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit outstanding at any time during such month and the aggregate amount payable by the Company during such month. In addition, unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iii) on any Business Day on which the applicable Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request. Upon the request of any Revolving Loan Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

3.10. Indemnification; Exoneration. In addition to amounts payable as elsewhere provided in this Article III, each Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, any Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of an Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, or (ii) the failure of an Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B) As among the Borrowers, the Lenders, the Administrative Agent and the Issuing Banks, the Borrowers assume all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by any Borrower at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith as determined by a court of competent jurisdiction in a final and non-appealable judgment): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic transmission or otherwise; (v) for errors in interpretation of technical trade terms or errors in translation; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put any Issuing Bank, the Administrative Agent or any Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11. Collateral Account.

(A) Each Borrower agrees that the Company will, on behalf of itself and the Subsidiary Borrower, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the Issuing Banks or the Revolving Loan Lenders in respect of any Letter of Credit, maintain one or more special collateral accounts pursuant to arrangements satisfactory to the Administrative Agent (all such accounts, collectively, the “L/C Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of the Company but under the sole dominion and control of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and in which no Borrower shall have any interest other than as set forth in Section 9.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Holders of Secured Obligations, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the L/C Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 3.11(A) shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the L/C Collateral Account or limit the right of the Administrative Agent to release any funds held in the L/C Collateral Account in each case other than as required by Section 2.4(B) or 9.1 or this Section 3.11. In addition, and without limiting the foregoing or Section 3.3(B) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said Section 3.3(B), the Borrowers shall immediately deposit into the L/C Collateral Account an amount in cash equal to one hundred five percent (105%) of such L/C Obligations as of such date.

(B) The Administrative Agent may at any time or from time to time after any funds are deposited in the L/C Collateral Account (whether pursuant to Section 2.4(B), 2.22(A) or 9.1 or any other provision of this Agreement or any other Loan Document) and after the occurrence and during the continuance of a Default, apply such funds to the payment of the Secured Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Administrative Agent, the Lenders or the Issuing Banks under the Loan Documents.

(C) After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the L/C Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

3.12. Rights as a Lender. In its capacity as a Lender, each Issuing Bank shall have the same rights and obligations as any other Lender.

3.13. Replacement and Resignation of Issuing Bank.

(A) An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.

At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.8. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, an Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 3.13(A) above.

ARTICLE IV: CHANGE IN CIRCUMSTANCES

4.1. Yield Protection. If any Change in Law:

(A) subjects the Administrative Agent or any Lender to any taxes, imposts, deductions, fees, assessments, charges, or withholdings (other than (i) Taxes, (ii) items described in clauses (A) and (C) of the definition of Excluded Taxes, (iii) Connection Income Taxes and (iv) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(B) imposes, modifies or deems applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Term loan Commitment, Loans, L/C Interests or the Letters of Credit, or

(C) imposes on any Lender, the Administrative Agent or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent, whether of principal, interest or otherwise, then, within fifteen (15) days after receipt by the Company of written demand by the Administrative Agent or such Lender, pursuant to Section 4.5, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

4.2. Changes in Capital Adequacy Regulations. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, within fifteen (15) days after receipt by the Company of written demand by such Lender pursuant to Section 4.5, the Company shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder.

4.3. Availability of Types of Advances.

(A) If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Rate Advance, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Rate Advance for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then (i) if such Advance shall be requested in Dollars, then such Advance shall be made as a Floating Rate Advance at the Floating Rate and (ii) if such Advance shall be requested in any Agreed Currency other than Dollars, the Eurocurrency Base Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Revolving Loan Lenders (the “Foreign Currency Alternative Rate”); provided, however, that (x) if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) until such time as the Foreign Currency Alternative Rate shall be determined and so consented to by the Required Revolving Loan Lenders, any Borrowing/Election Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Advance in an Agreed Currency other than Dollars, or any Borrowing/Election Notice for a borrowing in an Agreed Currency other than Dollars shall in each case be ineffective, and any such Eurocurrency Borrowing shall be at the option of the Company repaid on the last day of the then current Interest Period applicable thereto.

(B) If (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Base Rate or the Eurocurrency Base Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period (including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis), (ii) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law or (iii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Loans are not available or (y) the interest rate applicable to Eurocurrency Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then (i) any request by the Company that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Rate Advance in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (ii) if any Borrowing/Election Notice requests a Eurocurrency Rate Advance in Dollars, such Advance shall be made as a Floating Rate Advance and (iii) if any Borrowing/Election Notice requests a Eurocurrency Rate Advance in an Agreed Currency other than Dollars, then the Eurocurrency Base Rate for such Eurocurrency Rate Advance shall be the Foreign Currency Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

(C) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.3(B)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4.3(B)(i) have not arisen but either (w) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (x) the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement identifying a specific date after which the LIBOR Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall (A) endeavor to establish a Dollar Benchmark Replacement for Eurocurrency Rate Loans denominated in Dollars, and (B) endeavor to establish a Foreign Currency Alternative Rate as described in Section 4.3(A) above for Eurocurrency Rate Loans denominated in Agreed Currencies other than Dollars, and shall enter into an amendment to this Agreement to reflect such Dollar Benchmark Replacement or Foreign Currency Alternative Rate, as appropriate, and any other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Eurocurrency Rate Applicable Margin). Notwithstanding anything to the contrary in Section 9.3, (1) any such amendment establishing a Dollar Benchmark Replacement shall become effective without any further action or consent of any other party to this Agreement (other than the Company and the Administrative Agent) so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment and (2) any such amendment establishing a Foreign Currency Alternative Rate for Loans denominated in an Agreed Currency other than Dollars shall become effective without any further action or consent of any other party to this Agreement (other than the Company and the Administrative Agent) so long as the Required Revolving Lenders shall have approved such Alternative Rate. Until an alternate rate of interest shall be determined in accordance with this Section 4.3(C) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 4.3(C), only to the extent the LIBOR Screen Rate for the applicable Agreed Currency and such Interest Period is not available or published at such time on a current basis), (x) any Borrowing/Election Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurocurrency Advance, or any Borrowing/Election Notice for a borrowing in an Agreed Currency other than Dollars shall, in each case shall be ineffective, and any such Eurocurrency Borrowing shall be at the option of the Company repaid or (solely if such Eurocurrency Borrowing is denominated in Dollars) converted into a Floating Rate Advance on the last day of the then current Interest Period applicable thereto and (y) if any Borrowing/Election Notice requests a Eurocurrency Revolving Advance in Dollars, such Advance shall be made as a Floating Rate Advance.

4.4. Funding Indemnification. If any payment of principal on a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Rate Loan is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Rate Advance, in any such case, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurocurrency Rate Advance is not prepaid on the date specified by the Company or any other Borrower for any reason, the Company shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Loan.

4.5. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender. Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which the Administrative Agent or the applicable Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrowers under Sections 2.14(E), 4.1, 4.2 or 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

5.1. Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 3 of the Fourth Amendment and Restatement Agreement.

5.2. Each Advance and Letter of Credit. The Lenders shall not be required to make, convert or continue any Advance or issue, amend, renew or extend any Letter of Credit, unless on the applicable Credit Extension Date, both before and after giving effect to such Advance, conversion, continuation or Letter of Credit event:

(A) There exists no Default or Unmatured Default, subject to Section 2.23 in the case of Limited Conditionality Acquisition financed with the proceeds of Loans advanced pursuant thereto;

(B) The representations and warranties contained in Article VI are true and correct in all material respects as of such Credit Extension Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), subject to Section 2.23 in the case of Limited Conditionality Acquisition financed with the proceeds of Loans advanced pursuant thereto.

(C) (i) The Dollar Amount of the Revolving Credit Obligations does not, and after making such proposed Advance or issuing, extending, renewing or amending such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment and (ii) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars does not, and after making such proposed Advance or issuing, extending, renewing or amending such Letter of Credit would not, exceed the Foreign Currency Sublimit.

(D) In the case of any Advance consisting of 2019 Term Loans, the CAX Acquisition shall (i) substantially contemporaneously with the issuance of the 2019 Term Loan, be consummated in all material respects in accordance with the terms of the CAX Acquisition Agreement and (ii) satisfy each of the conditions set forth in Section 7.3(G), and the Company shall furnish a certificate of an Authorized Officer confirming the conditions set forth in this clause (D);

(E) In the case of any Advance the proceeds of which shall be used to repay, repurchase, retire, redeem or defease any Senior Notes, the Company shall have furnished a certificate of a Designated Financial Officer demonstrating pro forma compliance with the Priority Debt Ratio under Section 7.4 as of the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, which pro forma compliance shall be determined based on the ratio of (i) Priority Debt as of the date of such Advance (and after giving effect to such Advance) to (ii) EBITDA for the four consecutive fiscal quarters then ended on the last day of such fiscal quarter.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(A), (B), (C) and, if applicable, (D) and (E) have been satisfied.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Company represents and warrants as follows with respect to itself and its Subsidiaries (and the Subsidiary Borrower shall also be deemed to make each representation and warranty to the extent it relates to the Subsidiary Borrower and its Subsidiaries) to each Lender and the Administrative Agent as of the Restatement Effective Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Restatement Effective Date, and thereafter on each date as required by Section 5.2:

6.1. Corporate Existence and Standing. Each of the Company and its Subsidiaries is a corporation, partnership, limited liability company or other organization duly incorporated or organized, validly existing and in good standing (to the extent such concept is applicable to such entity) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to be in good standing or authorized to conduct business would have a Material Adverse Effect.

6.2. Authorization, Validity and Enforceability. Each Borrower and each Subsidiary Guarantor has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower and each Subsidiary Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings (or analogous acts in the case of any Foreign Subsidiary), and the Loan Documents to which it is a party constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.3. No Conflict; Consent. Neither the execution and delivery by the Borrowers and the Subsidiary Guarantors of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or the Company’s or any Subsidiary’s articles of incorporation or by-laws or comparable constitutive documents or the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 7.3(F)) in, of or on the Property of the Company or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violation, conflict or default as would not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any other third party, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

6.4. Financial Statements. The September 30, 2018 audited annual consolidated financial statements of the Company and its Subsidiaries and the March 31, 2019 quarterly consolidated financial statements of the Company and its Subsidiaries, each heretofore delivered to the Lenders, were prepared in accordance with generally accepted accounting principles in effect in the United States of America on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended (subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly financial statements).

6.5. Material Adverse Change. Since September 30, 2018, there has been no change in the business, condition (financial or otherwise), operations, performance or Properties of the Company and its Subsidiaries, as reflected in the audited annual consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended on such date described in Section 6.4, which has had or could reasonably be expected to have a Material Adverse Effect.

6.6. Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and such failures to file or pay, if any, as would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, other than as permitted by Section 7.3(F)(ii). The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

6.7. Litigation and Contingent Obligations. Except as set forth on Schedule 6.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending, or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances. As of the Restatement Effective Date, other than any liability incident to such litigation, arbitration or proceedings, the Company and its Subsidiaries have no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6.4.

6.8. Subsidiaries. Schedule 6.8 hereto contains an accurate list of all Subsidiaries of the Company existing on the Restatement Effective Date, setting forth their respective jurisdictions of incorporation and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

6.9. ERISA; Foreign Plans; Multiemployer Plans. Each Plan and each Foreign Plan complies with all applicable requirements of law and regulations and the provisions of the Plan documents except for a failure to comply which would not result in a material liability. No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived. Neither the Company nor any member of the Controlled Group has failed to make a required minimum contribution or, if applicable, a required installment, in either case, under Section 430(j) of the Code and of a material amount on or before the due date for such contribution or installment. Neither the Company nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event which could reasonably be expected to subject the Company or a Controlled Group member to a material liability. Neither the Company nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than for the payment of premiums. For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which, individually or in the aggregate with each other basis for liability under this Section 6.9, could reasonably be expected to subject the Company to liability having a Material Adverse Effect.

6.10. Accuracy of Information.

(A) No written information, exhibit or report furnished by the Company or any of its Subsidiaries to the Agents or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made; provided, that, with respect to the projected financial information regarding the Company and its Subsidiaries heretofore delivered to the Lenders in connection with the closing on the Restatement Effective Date, the Company represents that only such information is based on estimates and assumptions considered reasonable by the Company’s management and the best information available to the Company’s management at the time such projected financial information was provided, and uses information consistent with the plans of the Company, it being understood that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and no assurances can be given that the projected results will be realized.

(B) As of the Restatement Effective Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

6.11. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of, buying or carrying Margin Stock.

6.12. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

6.13. Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property if failure to comply therewith could reasonably be expected to have a Material Adverse Effect.

6.14. Plan Assets; Prohibited Transactions. None of the Borrowers is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). The Company and its Subsidiaries have not engaged in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming that the Lenders do not fund any of the Loans with any “plan assets” as defined under ERISA) hereunder give rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

6.15. Environmental Matters. In the ordinary course of its business, the Company considers the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which it identifies and evaluates potential risks and liabilities accruing to the Company due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its Property or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Contaminant into the environment, which non-compliance or remedial action could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect.

6.16. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.17. ArvinMeritor Receivables Corporation. ARC (or any other SPV party to a Permitted Domestic Receivables Financing) has been and continues to be designated as an “Unrestricted Subsidiary” under and as defined in each Senior Note Indenture.

6.18. Ownership of Properties. The Company and its Subsidiaries have good title, free of all Liens other than those permitted by Section 7.3(F), to all of the assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Company and the Subsidiaries, except assets sold or otherwise transferred as permitted under Section 7.3(C).

6.19. Insurance. The Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

6.20. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

6.21. Solvency. After giving effect to (a) the Loans to be made (or, if applicable, Letters of Credit to be issued or deemed issued) on the Restatement Effective Date or such other date as Loans requested hereunder are made (or Letters of Credit are issued), (b) the other transactions contemplated by this Agreement and the other Loan Documents and (c) the payment and accrual of all transaction costs with respect to the foregoing, the Company is, and the Company and its Subsidiaries taken as a whole are, Solvent.

6.22. Benefits. Each of the Company and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Administrative Agent and the Lenders have stated and acknowledge that, but for the agreement by each of the Subsidiary Guarantors to execute and deliver the Subsidiary Guaranty, the Subsidiary Borrower to assume joint and several liability for the Obligations to the extent provided in Section 1.4 or any other Subsidiary to execute and deliver any Loan Document to which it is a party, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

6.23. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and to the knowledge of the Company its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of the Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in the Subsidiary Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. None of the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof or the issuance of Letters of Credit hereunder will violate Anti-Corruption Laws or applicable Sanctions. The foregoing representations in this Section 6.23 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.

6.24. Additional Representations and Warranties of the Subsidiary Borrower. In addition to the foregoing, the Subsidiary Borrower further represents and warrants to the Administrative Agent and the Lenders as follows:

(A) Filing. To ensure the enforceability or admissibility in evidence of this Agreement and each other Loan Document to which the Subsidiary Borrower is a party in its jurisdiction of organization (“Home Country”), it is not necessary that this Agreement or any other Loan Document to which the Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid in respect of this Agreement or any other Loan Document of the Subsidiary Borrower. The qualification by any Lender or the Administrative Agent for admission to do business under the laws of the Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which the Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against the Subsidiary Borrower. The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not (i) violate any law or regulation of the Subsidiary Borrower’s Home Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of the Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof (provided, that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, the Subsidiary Borrower hereby agrees to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent the Subsidiary Borrower makes such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which the Subsidiary Borrower’s Home Country is a member.

(B) No Immunity. Neither the Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. The Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(C) Not a Micro, Small and Medium-Sized Enterprise. The Subsidiary Borrower is not a “micro, small and medium-sized enterprise” within the meaning of and for the purposes of the Central Bank (Supervision and Enforcement) Act 2013 (Section 48) (Lending to Small and Medium-Sized Enterprises) Regulations 2015.

6.25. EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE VII: COVENANTS

The Company covenants and agrees on behalf of itself and its Subsidiaries (and the Subsidiary Borrower shall also be deemed to so covenant and agree to the extent such covenant relates to the Subsidiary Borrower and its Subsidiaries) that so long as any Revolving Loan Commitments or Term Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and expiration or termination of all Letters of Credit, in each case, without any pending draw, unless the Required Lenders shall otherwise give prior written consent:

7.1. Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting enabling it to provide, and will furnish to the Lenders:

(A) Annual Reports. Within ninety (90) days after the close of each of the Company’s fiscal years (or such earlier date on which such statements are required to be filed with the Commission), annual audited consolidated financial statements for the Company and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, all prepared in accordance with Agreement Accounting Principles, accompanied by an unqualified audit report of independent auditors acceptable to the Lenders;

(B) Quarterly Reports. Within forty-five (45) days after the close of the first three quarterly periods of each of the Company’s fiscal years (or such earlier date on which such statements are required to be filed with the Commission), unaudited consolidated financial statements for the Company and its Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with Agreement Accounting Principles, for the period from the beginning of such fiscal year to the end of such quarter;

(C) Compliance Certificate. Together with the financial statements required under Sections 7.1(A) and (B) a certificate signed by a Designated Financial Officer in the form of Exhibit F hereto, setting forth reasonably detailed calculations (which calculations shall be made in accordance with Agreement Accounting Principles) (a) showing compliance with Sections 7.2(K), 7.2(L), 7.3 and 7.4 (including, without limitation, a schedule (in level of detail substantially similar to the detail contained in comparable schedules delivered to the Administrative Agent prior to the Restatement Effective Date), (b) computing the Total Leverage Ratio as of the last day of the applicable period, (c) setting forth the Subsidiaries of the Company as of the end of the applicable period, and (d) stating that no Default or Unmatured Default exists or existed during the applicable period, or if any Default or Unmatured Default exists or existed, stating the nature and status thereof;

(D) Together with the financial statements required under Sections 7.1(A), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default arising from noncompliance with Section 7.4 (which certificate may be limited to the extent required by accounting rules or guidelines);

(E) ERISA Information. If requested by the Administrative Agent, within 180 days after the close of each fiscal year, (i) a statement of the Unfunded Liabilities of each Benefit Plan, certified as correct by an actuary enrolled under ERISA, and (ii) such other financial information regarding the Plans as the Administrative Agent may reasonably request, certified as prepared in accordance with generally accepted actuarial principles and practices by an actuary enrolled under ERISA, as well as financial information regarding any Foreign Plans, certified as prepared in accordance with locally accepted actuarial principles and practices by a locally qualified actuary;

(F) Termination Event. As soon as possible and in any event within ten days after the Company knows that any Termination Event has occurred, a statement, signed by an Authorized Officer of the Company, describing such Termination Event and the action which the Company and the members of the Controlled Group propose to take with respect thereto;

(G) Environmental. As soon as possible and in any event within 15 days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Contaminant into the environment and (ii) any notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(H) Shareholder Information. Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished;

(I) Public Filings. Promptly upon the filing thereof, copies of all registration statements, current reports and annual, quarterly, or other regular reports which the Company files with the Commission, including, without limitation, all reports on Form 10-K, 10-Q and 8-K and all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations related thereto; and

(J) Compliance Information. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(K) Other Information. Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything to the contrary, the Company shall be deemed to have complied with the delivery requirements under clauses (A), (B), (H) and (I) of this Section 7.1 by providing notification (which may be in electronic format) to the Lenders that the required documents are publicly available through the Company’s web site or other publicly available electronic medium and providing the hyperlink or appropriate other locational information for obtaining such information.

7.2. Affirmative Covenants.

(A) Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Advances for the Company’s general corporate purposes, including to finance the Borrowers’ and their Subsidiaries’ working capital needs, and for Permitted Acquisitions; provided that:

(i)	the Borrowers shall use the proceeds of the Advances in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations U and X, the Securities Act and the Securities Exchange Act, and the regulations promulgated thereunder;

(ii)	no portion of the proceeds of any Advance shall be used, directly or indirectly, to provide funds for any Hostile Acquisition;
(iii)	neither Borrower will request any Advance or Letter of Credit, and neither Borrower shall use, and the Company shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto; and

(iv)	the Company shall use the proceeds of the 2019 Term Loans solely to consummate the CAX Acquisition and transaction expenses related thereto.

The foregoing clauses (ii) and (iii) of this Section 7.2(A) will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (x) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (y) any similar blocking or anti-boycott law in the United Kingdom.

(B) Notice of Default; Beneficial Ownership Change. The Company will, and will cause each Subsidiary to, promptly give notice (but in no event later than two (2) Business Days after an Authorized Officer becomes aware of such occurrence) in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Unmatured Default, (ii) the delivery by any Person of any written notice to the Company or any Subsidiary of, or the taking of any other action by any Person with respect to, a claimed default or event or condition of the type referred to in Section 8.1(E), (iii) the occurrence of any other development, financial or otherwise (including, without limitation, any litigation), that could reasonably be expected to have a Material Adverse Effect and (iv) any change in the information provided in the Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such certification.

(C) Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of the Subsidiary Borrower and each other Subsidiary in accordance with the respective organizational documents of each such Person and the rights (charter and statutory) and material franchises of the Company, the Subsidiary Borrower and each other Subsidiary; provided, that (except as otherwise provided herein) the Company shall not be required to preserve any such right or franchise, or the existence of any Subsidiary (except for the Subsidiary Borrower), if the discontinuance thereof could not reasonably be expected to have a Material Adverse Effect.

(D) Taxes. The Company will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles and (ii) those as to which failure to pay when due could not reasonably be expected to have a Material Adverse Effect.

(E) Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as is consistent with sound business practice, and the Company will furnish to any Lender upon reasonable request full information as to the insurance carried. The Company shall deliver to the Administrative Agent endorsements (y) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible real and personal property and assets and business interruption insurance policies naming the Administrative Agent loss payee, and (z) to all general liability and other liability policies naming the Administrative Agent an additional insured. Notwithstanding the foregoing, no endorsements are required to be delivered hereunder prior to the date which is thirty (30) days after the Restatement Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. If at any time any Mortgaged Property is located in a designated “special flood hazard area” with respect to which flood insurance has been made available under applicable Flood Laws, the Loan Parties will (i) maintain fully paid flood hazard insurance on such Mortgaged Real Property on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, and (ii) provide within thirty (30) days (or such longer period as the Administrative Agent shall agree) evidence of such coverage as Administrative Agent may reasonably request, including, without limitation, (x) copies of any such flood insurance policies naming the Administrative Agent as loss payee and (y) the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, in each case to the extent requested by the Administrative Agent.

(F) Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except those with which the failure to comply would not reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(G) ERISA Compliance. The Company will, and will cause each Subsidiary to, maintain and operate (i) all Plans to comply with the applicable provisions of the Code, ERISA, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and (ii) all Foreign Plans to comply with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents, unless the failure to maintain, operate and comply with the foregoing, as applicable, could not reasonably be expected to subject the Company or its Subsidiaries to liability, individually or in the aggregate, having a Material Adverse Effect.

(H) Environmental Compliance. The Company will, and will cause each Subsidiary to, comply with all Environmental Laws, except where noncompliance could not reasonably be expected to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, having a Material Adverse Effect. The Company will, and will cause each Subsidiary to, upon the Administrative Agent’s written reasonable request, (i) cause the performance of such environmental audits and testing, and preparation of such environmental reports, at the Company’s expense, as the Administrative Agent may from time to time reasonably request with respect to any parcel of real Property subject to a Mortgage, which shall be conducted by Persons reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) permit the Administrative Agent or its representatives to have access to all such real Property for the purpose of conducting, at the Company’s expense, such environmental audits and testing as the Administrative Agent shall reasonably deem appropriate; provided, that if a Phase I or other environmental report with respect to any such parcel of real Property has been completed to the reasonable satisfaction of the Administrative Agent, then no other environmental audits, testing or reports shall be required for such parcel of real Property during the term of this Agreement.

(I) Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements material to its business so that its business carried on in connection therewith may be properly conducted at all times.

(J) Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all materials dealings and transactions in relation to its business and activities. The Company will, and will cause each Subsidiary to, permit the Administrative Agent and any or each Lender, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, including environmental assessment reports and Phase I or Phase II studies, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or such Lender, as the case may be, may designate; provided, that the Company shall pay all reasonable costs and expenses of one such inspection per year by the Administrative Agent and its representatives and agents (and any representatives and agents of the Lenders participating in such inspection); provided, further, that if a Default has occurred and is continuing, the Company shall pay all reasonable costs and expenses of all such inspections.

(K) Guaranty Documentation.

(i) On the Restatement Effective Date, the Company shall cause each Subsidiary Guarantor as of the Restatement Effective Date to execute and deliver a reaffirmation of its obligations under the Subsidiary Guaranty and each other Loan Document to which it is a party, together with such other documentation with respect to such Initial Loan Party as may be required pursuant to the terms of the Fourth Amendment and Restatement Agreement.

(ii) In addition to causing each Domestic Subsidiary and Special Foreign Subsidiary to execute and deliver a Subsidiary Guaranty on the Restatement Effective Date as required by the foregoing clause (i), the Company will cause each Person that constitutes a Domestic Subsidiary or Special Foreign Subsidiary of the Company after the Restatement Effective Date (whether by virtue of the consummation of a Permitted Acquisition, any corporate reorganization or otherwise) to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent) after such qualification, (x) an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form attached thereto or, in the case of any Special Foreign Subsidiary, such other guaranty document as the Administrative Agent shall reasonably deem appropriate in order for such Special Foreign Subsidiary to provide an unconditional guaranty of the Secured Obligations and as may be enforceable under the laws of such Special Foreign Subsidiary’s jurisdiction of organization (whereupon such Subsidiary shall become a “Subsidiary Guarantor”), (y) the Collateral Documents required to be delivered by such Person pursuant to Section 7.2(L)(i) and (z) resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(iii) In addition to the foregoing, if at any time any Foreign Subsidiary of the Company which is not a Foreign Subsidiary Guarantor guarantees any Indebtedness of the Company or any Domestic Subsidiary, the Company shall cause such Foreign Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent) after the date upon which such Subsidiary shall have guaranteed such Indebtedness, (a) an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form attached thereto or such other guaranty document as the Administrative Agent shall reasonably deem appropriate in order for such Subsidiary to provide an unconditional guaranty of the Secured Obligations and as may be enforceable under the laws of such Foreign Subsidiary’s jurisdiction of organization (whereupon such Subsidiary shall become a “Subsidiary Guarantor”), (b) the Collateral Documents required to be delivered by such Person pursuant to Section 7.2(L)(i) and (c) resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent. Following the date upon which any such Foreign Subsidiary shall cease to be obligated as a guarantor of any Indebtedness of any Domestic Subsidiary other than the Obligations, unless such Foreign Subsidiary shall be required to be a Subsidiary Guarantor pursuant to the foregoing clauses (i) or (ii), the Administrative Agent shall be authorized to, and shall promptly, execute and deliver to the Company such documentation as the Company may reasonably request in order to release such Foreign Subsidiary from the applicable Subsidiary Guaranty.

(iv) Notwithstanding the foregoing (a) the Subsidiary Borrower shall not be required to execute and deliver a Subsidiary Guaranty and (b) so long as such Subsidiaries shall not have guaranteed any third-party Indebtedness of the Company or any Domestic Subsidiary the execution and delivery of a Subsidiary Guaranty shall not be required by (1) any SPV, (2) from and after its release as described in Section 11.15(B), ArvinMeritor Sweden, (3) any Immaterial Subsidiary approved by the Administrative Agent in its sole discretion and (4) any Subsidiary that is not a Wholly-Owned Subsidiary of the Company (and is not then a Subsidiary Guarantor) to the extent the organizational documents of such Subsidiary do not permit such Subsidiary to provide an unconditional guaranty of the Secured Obligations (or require the consent of a third-party therefor).

(L) Collateral Documentation.

(i) The Company will cause, and will cause each Domestic Subsidiary Guarantor to cause, all of its owned Property (but, in the case of issued and outstanding Capital Stock of the Pledge Subsidiaries owned thereby, the Applicable Pledge Percentage of such Capital Stock) to be subject at all times to first priority, perfected security interests in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 7.3(F) hereof and to the delivery of such documentation following the Restatement Effective Date as the Company and the Administrative Agent shall agree in writing. Without limiting the generality of the foregoing, the Company (a) will cause the Applicable Pledge Percentage of the issued and outstanding Capital Stock of each Pledge Subsidiary directly owned by the Company or any Domestic Subsidiary Guarantor to be subject at all times to a first priority, perfected security interest in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (b) will, and will cause each Domestic Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to each Initial Mortgaged Property and each other parcel of real Property of the Company or such Domestic Subsidiary Guarantor as the Administrative Agent shall reasonably request, in each case within such time period as is reasonably required by the Administrative Agent. Notwithstanding the foregoing, (a) no Mortgages or Mortgage Instruments or amendments thereto described on the list of closing documents referenced in Section 3(d) of the Fourth Amendment and Restatement Agreement and attached as Exhibit E to this Agreement are required to be delivered hereunder prior to the date which is forty-five (45) days after the Restatement Effective Date or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto and (b) the Collateral shall not be required to include the Capital Stock of any Joint Venture to the extent the organizational documents of such Joint Venture do not permit the applicable Loan Party to pledge the Capital Stock of such Joint Venture as security for the Secured Obligations (or require the consent of another Venturer therefor), except to the extent provided in the Pledge and Security Agreement.

(ii) To the extent necessary to cause the Company to comply with the proviso in Section 7.3(G)(v) in connection with a Permitted Acquisition, Company will cause, and will cause each applicable Subsidiary to cause, the Applicable Pledge Percentage of the Capital Stock of an acquired Person to be subject at all times to a first priority, perfected security interest in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the applicable Collateral Documents, together with such resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(iii) In furtherance of the foregoing, the Company shall, and shall cause each Domestic Subsidiary Guarantor to, upon the request of the Administrative Agent in its sole discretion, execute and delivery a pledge agreement with respect to the Applicable Pledge Percentage of the issued and outstanding Capital Stock of any Foreign Subsidiary specified by the Administrative Agent, which pledge agreement shall be governed by the law of the jurisdiction of organization of such Foreign Subsidiary, together with resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, in each case, within such time period as is reasonably required by the Administrative Agent.

(iv) Subject to Section 7.3(K)(ii), following the date upon which (a) the Company shall have initially achieved Single Investment Grade Status after the Restatement Effective Date and (b) all Term Loans shall have been repaid in full in immediately available funds and so long as no Default or Unmatured Default has occurred and is continuing at such time (1) the Administrative Agent shall be authorized to, and shall promptly, execute and deliver to, the Company such documentation as the Company may reasonably request in order to release each Loan Party from the Collateral Documents and (2) the provisions of the first sentence of Section 7.2(L)(i) shall thereafter cease to be in effect. If at any time after such release, the Company achieves Springing Lien Status, the Loan Parties shall promptly comply with Section 7.2(L)(i) and the previous sentence shall thereafter cease to be in effect for the remaining term of this Agreement.

(v) Notwithstanding anything to the contrary set forth herein, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Restatement Effective Date until the date that is (a) if such Mortgage relates to a property not located in a “special flood hazard area”, ten (10) Business Days or (b) if such Mortgage relates to a property located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that any such Mortgage may be entered into prior to such period expiring if the Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

7.3. Negative Covenants.

(A) Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except for:

(i) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness with respect thereto;

(ii) Obligations pursuant to the Loan Documents;

(iii) Indebtedness arising from intercompany loans and advances owing by (a) the Company to any Subsidiary or (b) by any Subsidiary to the Company or any other Subsidiary; provided, that all such Indebtedness owing by the Company or any Domestic Subsidiary Guarantor to any Foreign Subsidiary shall be unsecured;

(iv) Receivables Facility Attributed Indebtedness arising in connection with a Permitted Domestic Receivables Financing;

(v) Indebtedness secured by Liens permitted by Section 7.3(F)(xvi);

(vi) Secured Indebtedness of the Company or any Domestic Subsidiary Guarantor not otherwise permitted under this Section 7.3(A) in an aggregate outstanding principal amount not to exceed $25,000,000 at any time;

(vii) (a) Indebtedness of any Foreign Subsidiary not otherwise permitted under this Section 7.3(A) and (b) Receivables Facility Attributed Indebtedness arising in connection with Permitted Foreign Receivables Financings; provided, that the sum of (1) the outstanding principal amount of the Indebtedness incurred pursuant to the foregoing clause (a) plus (2) the amount of the Receivables Facility Attributed Indebtedness incurred pursuant to the foregoing clause (b) shall not exceed $300,000,000 at any time;

(viii) Receivables Facility Attributed Indebtedness arising in connection with Foreign Factoring Transactions;

(ix) [Reserved]; and

(x) Unsecured Indebtedness of the Company or any Domestic Subsidiary Guarantor not otherwise permitted under this Section 7.3(A) in an aggregate outstanding principal amount not to exceed $200,000,000 (such amount, the “Unsecured Basket Base Amount”) at any time from and after the Restatement Effective Date so long as, subject to the second proviso below, such Indebtedness has a maturity date not sooner than six months after the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date (or any later maturity date then in effect with respect to the Loans); provided, that Indebtedness in an amount in excess of the Unsecured Basket Base Amount (subject to the aforementioned limitations on maturity) may be incurred if, not less than five (5) Business Days prior to such incurrence, the Company shall deliver to the Administrative Agent and the Lenders a certificate from a Designated Financial Officer demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such incurrence, on a pro forma basis, as if such incurrence had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, the Interest Coverage Ratio as of the end of such fiscal quarter was equal to or greater than 2.00 to 1.00; provided, further, that the limitations on maturity set forth above shall not apply to up to $25,000,000 of Indebtedness in existence at any time that has been incurred pursuant to this Section 7.3(A)(x).

(B) Fundamental Changes. Without limiting the provisions of Section 7.3(G), the Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or liquidate or dissolve, except that:

(i) Any Subsidiary may merge or consolidate with the Company (provided, that the Company shall be the surviving corporation), with the Subsidiary Borrower (provided, that such Subsidiary Borrower shall be the surviving entity) or with one or more other Subsidiaries (provided, that in the case of any such merger or consolidation involving any Subsidiary Guarantor, the surviving entity shall be such Subsidiary Guarantor, except that in the case of the merger of ArvinMeritor Sweden with and into Meritor HVS AB, Meritor HVS AB may be the surviving entity);

(ii) The Company may merge or consolidate with any other entity; provided, that the Company shall be the surviving corporation and that after giving effect thereto no Default or Unmatured Default shall exist and be continuing;

(iii) Any Foreign Subsidiary Guarantor may merge or consolidate with a Foreign Subsidiary Non-Guarantor so long as such Foreign Subsidiary Guarantor is the surviving Person (unless such Foreign Subsidiary Guarantor is an Immaterial Subsidiary in which case the Foreign Subsidiary Non-Guarantor may be the surviving Person); and

(iv) Any Subsidiary (other than the Subsidiary Borrower) that is a shell company whose assets have been disposed of in a manner permitted hereunder or that otherwise has no assets (other than assets with a book value of less than one percent (1.0%) of the Company’s Consolidated Assets, which assets shall be disposed of in a manner permitted hereunder upon or promptly after such dissolution) or revenues may liquidate or dissolve.

(C) Sale of Assets. The Company will not, nor will it permit any Subsidiary to, consummate any Asset Sale after the Closing Date other than an Asset Sale which (i) is not for less than fair market value (as determined in good faith by the management or board of directors of the Company or such Subsidiary, as applicable), (ii) generates proceeds that, in the aggregate with the proceeds of all such other Asset Sales during the then current fiscal year, do not exceed fifteen percent (15%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date and (iii) generates proceeds that, in the aggregate with the proceeds of all such other Asset Sales during the period from the Closing Date to the date of such proposed transaction, do not exceed twenty-five percent (25%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date. Notwithstanding the foregoing, the proceeds of any such Asset Sales by the Company or any Domestic Subsidiary Guarantor during the period from the Closing Date to the date of such proposed transaction, to the extent permitted in the foregoing sentence, shall not exceed seven and a half percent (7.5%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the initial Asset Sale consummated after the Closing Date.

(D) Conduct of Business. The Company will not, nor will it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company or such Subsidiaries on the date hereof and any business or activities which are reasonably similar, related or incidental thereto or logical extensions thereof.

(E) Investments. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, except:

(i) Existing Investments in Subsidiaries and other Investments in existence on the Restatement Effective Date and described in Schedule 7.3(E), and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension;

(ii) (a) Investments by the Company or any Subsidiary in the Company or any Domestic Subsidiary Guarantor, (b) Investments by any Foreign Subsidiary in the Subsidiary Borrower or any Foreign Subsidiary Guarantor, (c) Investments by any Foreign Subsidiary Non-Guarantor in any other Foreign Subsidiary Non-Guarantor, (d) Investments permitted under Section 7.3(A)(iii), (e) Investments by any Loan Party in Foreign Subsidiaries that are not Loan Parties from and after the Restatement Effective Date in an outstanding amount not to exceed at any time the sum of (1) $350,000,000 plus (2) the Foreign Reinvestment Amount at such time, and (f) ArvinMeritor Limited, a Foreign Subsidiary Guarantor, may sell, transfer or contribute its ownership interest in Meritor Heavy Vehicle Systems Limited to a Foreign Subsidiary Non-Guarantor;

(iii) Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to an SPV or other Subsidiary or otherwise resulting from transfers of assets permitted hereunder to such SPV or other Subsidiary, in either case, in connection with a Permitted Receivables Financing;

(iv) Investments constituting Permitted Acquisitions;

(v) Cash Equivalent Investments;

(vi) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(vii) Investments consisting of deposit accounts maintained by the Company and its Subsidiaries in the ordinary course of business in connection with its cash management system; and

(viii) Investments (other than any Investment of a type described in the foregoing clauses (i)-(vii)) made from and after the Restatement Effective Date in an aggregate amount not to exceed $300,000,000 at any time.

For purposes of determining the amount of any Investment outstanding at any time, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested.

(F) Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i) Liens on assets of the Company and its Subsidiaries as of the Restatement Effective Date identified as such on Schedule 7.3(F);

(ii) Liens for taxes, assessments or governmental charges or levies on its Property (excluding Environmental Liens or Liens in favor of the PBGC) if (x) the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, and (y) adequate reserves therefor are being maintained in accordance with Agreement Accounting Principles;

(iii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

(iv) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (excluding Liens in favor of the PBGC);

(v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries;

(vi) Lessors’ interests under Capitalized Leases;

(vii) Judgment or other similar Liens arising in connection with legal proceedings so long as (a) the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and the Company or such Subsidiary, as the case may be, has established appropriate reserves against such claims in accordance with Agreement Accounting Principles and (b) such Liens do not constitute a Default pursuant to Section 8.1(I);

(viii) Liens on assets of the Company or any Domestic Subsidiary of the Company located in the United States of America securing secured Indebtedness of the Company or such Subsidiary otherwise permitted under Section 7.3(A)(vi);

(ix) Liens on Property acquired after the Restatement Effective Date and existing at the time of such acquisition (directly or indirectly) (other than any such Lien created in contemplation of such acquisition); provided, that such Liens shall extend only to the Property so acquired;

(x) Liens on the Property of a Person that is merged with or into the Company or a Subsidiary or of a Person that becomes a Subsidiary after Restatement Effective Date (in each case to the extent such merger, Acquisition or Investment is otherwise permitted by this Agreement); provided, that (a) such Liens existed at the time such Person was so merged or became a Subsidiary and were not created in anticipation of any such transaction, (b) any such Lien does not by its terms cover any additional property or assets acquired after the time such Person was so merged or became a Subsidiary, and (c) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person was so merged or became a Subsidiary;

(xi) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Subsidiary;

(xii) Bank setoff rights arising in the ordinary course of business;

(xiii) Deposits or Liens to secure the performance (and not securing any Indebtedness) of statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business;

(xiv) Liens arising under the Loan Documents;

(xv) Liens on Receivables and Related Security arising in connection with a Permitted Receivables Financing or a Foreign Factoring Transaction;

(xvi) Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided, that such Lien (a) extends only to the asset then being acquired or constructed and (b) attaches to such asset concurrently with or within six (6) months after the acquisition or completion or construction thereof;

(xvii) Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xvi) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(xviii) Deposit arrangements and pledges of cash or cash equivalents that secure only Hedging Obligations otherwise permitted hereunder; and

(xix) Liens on assets of any Foreign Subsidiary of the Company located outside the United States of America securing Indebtedness of such Subsidiary permitted under Section 7.3(A)(vii)(a);

provided, that the Company will not, and will not permit any Subsidiary to, grant any Lien on any Property constituting Restricted Collateral other than as security for the Secured Obligations pursuant to the Loan Documents.

In addition, neither the Company nor any of its Subsidiaries shall be or become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of, or require any equal and ratable sharing of, a Lien on any of its properties or other assets in favor of the Agents, the Issuing Banks and the Lenders, as collateral for the Secured Obligations; provided, that (a) any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) permitted hereunder may prohibit the creation of a Lien in favor thereof on the items of property obtained with the proceeds of such purchase money Indebtedness, (b) the documents evidencing a Permitted Receivables Financing or a Foreign Factoring Transaction may prohibit the creation of a Lien with respect to all of the assets of the related SPV, if any, and with respect to the Receivables and Related Security subject to such transaction in favor thereof as collateral for the Secured Obligations and (c) each Senior Note Indenture may prohibit the creation of a Lien on Restricted Collateral unless the holders of the notes issued pursuant to such Senior Note Indenture shall be provided with an equal and ratable Lien on such assets, but solely to the extent such prohibition is provided for in such Senior Note Indenture as in effect on the later of the Restatement Effective Date and the date of such Senior Note Indenture.

(G) Permitted Acquisitions. The Company will not, nor will it permit any Subsidiary to, make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith (including, without limitation, pursuant to Section 7.2(K) or (L)), or in the case of a Limited Condition Acquisition, at the Company’s option, the determination of whether a Default (other than Default or Unmatured Default relating to Section 8.1(B), (F) or (G)) shall have occurred and be continuing or would result from such acquisition shall be tested as of the date the applicable acquisition agreement is entered into;

(ii) each representation and warranty contained in Article VI shall be true and correct in all material respects at the time of such Acquisition and after giving effect thereto (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) or in the case of a Limited Condition Acquisition, (A) the representations and warranties set forth in Article VI shall be true and correct in all material respects (or in all respects if qualified by materiality) as of the date of effectiveness of the applicable acquisition agreement (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date) and (B) as of the date of consummation of such Limited Condition Acquisition, customary “specified” representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality) immediately prior to, and immediately after giving effect to, the consummation of such Limited Condition Acquisition (or, to the extent such representation and warranty is stated to relate solely to an earlier date, as of such earlier date); and

(iii) not less than five (5) Business Days prior to each such Acquisition, the Company shall deliver to the Administrative Agent and the Lenders a certificate from a Designated Financial Officer demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, on a pro forma basis, for the avoidance of doubt, without giving effect to any projected synergies resulting from such Acquisition, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, the Company would have been in compliance with the covenants set forth in Sections 7.3 and 7.4 and not otherwise in Default; provided, that in the case of a Limited Condition Acquisition, at the Company’s option, such compliance shall be calculated on a pro forma basis as of the date of the signing of the applicable acquisition agreement;

(iv) in the case of an Acquisition by the Company or the Subsidiary Borrower of Capital Stock of an entity, (A) the acquired entity shall be a Subsidiary of the Company or (B)(x) the acquired entity shall be merged with and into the Company or the Subsidiary Borrower substantially concurrently with such Acquisition, with the Company or the Subsidiary Borrower being the surviving corporation with voting control following such merger and (y) such merger shall otherwise comply with Section 7.3(B); and

(v) either (x) the aggregate consideration for such Acquisition, in the aggregate with the consideration for all other Acquisitions consummated from and after the Restatement Effective Date, shall not exceed the sum of (i) $100,000,000 plus (ii) an amount equal to the net cash proceeds received by the Company or any Domestic Subsidiary on or after the Restatement Effective Date from the divestiture of the Capital Stock in, or assets of, any Foreign Subsidiary or (y) the Total Leverage Ratio would not exceed 2.65 to 1.00 after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, on a pro forma basis, for the avoidance of doubt, without giving effect to any projected synergies resulting from such Acquisition, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available; provided, that the foregoing limitation in this clause (v) shall not apply to Acquisitions where the direct purchaser of the acquired assets or Capital Stock is the Company, a Domestic Subsidiary Guarantor or a Foreign Subsidiary Guarantor so long as, in addition to complying with the other requirements of Section 7.2(K) or Section 7.2(L), in the case of a purchase of Capital Stock of a Person, the Applicable Pledge Percentage such Capital Stock shall be pledged in favor of the Administrative Agent as Collateral.

(H) Transactions with Affiliates and Joint Ventures. Except for Permitted Related Party Transactions and Permitted Strategic Transactions, the Company will not, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate or Joint Venture except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or the Company and its Subsidiaries (taken as a whole) than would occur in a comparable arm’s length transaction.

(I) Contingent Obligations. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary) in respect of any Indebtedness except in connection with Indebtedness which if directly incurred by the Company or such Subsidiary, as applicable, would not result in a violation of Sections 7.3(A) or 7.4.

(J) Sale and Leaseback. The Company will not, nor will it permit any Subsidiary to, sell or transfer any property in order to concurrently or subsequently lease as lessee such or similar property unless (i) the related sale is permitted under Section 7.3(C), (ii) any related Investment is permitted under Section 7.3(E), (iii) no Default or Unmatured Default shall have occurred and be continuing as of the date of such transaction or would result therefrom and (iv) the Property subject to such sale does not constitute Restricted Collateral.

(K) Modifications to Other Indebtedness; No More Favorable Terms; ArvinMeritor Receivables Corporation.

(i) Subordinated Indebtedness; Disqualified Stock. The Company will not, nor will it permit any Subsidiary to, make any amendment or modification to any indenture, note or other agreement evidencing or governing any subordinated Indebtedness (excluding all Intercompany Loan Party Indebtedness) or Disqualified Stock of the Company or its Subsidiaries, in any such case, in a manner adverse to the Lenders.

(ii) No More Favorable Terms. Without in any way limiting the foregoing provisions of this Section 7.3(K) or the requirements set forth in Section 7.2(K)(ii), the Company will not, nor will it permit any Subsidiary to, enter into or amend, restate, supplement or otherwise modify any indenture, note or other agreement evidencing or governing any Indebtedness of the Company having a principal amount (whether or not funded or committed) in excess of $50,000,000 or any Senior Note Indenture that requires the Company or any Subsidiary to provide, or otherwise gives any holder of any such Indebtedness the benefit of, a guaranty or collateral pledge that is (x) not substantially provided for in this Agreement or the other Loan Documents or (y) is more favorable to the holder of such Indebtedness than the comparable guaranty or collateral pledge set forth in the Loan Documents (collectively, a “More Favorable Term”), unless this Agreement and/or any relevant Loan Document shall be amended or supplemented to provide substantially the same guaranty or collateral pledge, as applicable, prior to the effectiveness of the More Favorable Term, except for collateral pledges provided for in agreements governing Indebtedness secured by Liens permitted under Sections 7.3(F) other than Section 7.3(F)(viii).

(iii) Senior Note Indentures. Neither the Company nor any Subsidiary shall be a party to any Senior Note Indenture that contains a restriction on the creation of Liens, or a requirement of equal and ratable sharing of Liens, if any, that is more restrictive than the analogous provision of the 1998 Senior Note Indenture, the 2007 Convertible Note Indenture, the 2012 Convertible Note Indenture or the 2017 Convertible Note Indenture.

(iv) ArvinMeritor Receivables Corporation. The Company shall not permit ARC (or any other SPV party to a Permitted Domestic Receivables Financing) to be designated as a “Restricted Subsidiary” under and as defined in each Senior Note Indenture.

(L) Restricted Payments. The Company will not, nor will it permit any Subsidiary to, declare or make any Restricted Payment; provided, that:

(i) so long as no Default or Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof (in the case of any dividend) or the date of such repurchase (in the case of any share repurchase) or would result therefrom, the Company may declare and pay cash dividends with respect to its Capital Stock and repurchase shares of Capital Stock of the Company in accordance with its future share repurchase program to the extent the sum of the aggregate amount of such dividends and the aggregate purchase price of such repurchases shall not exceed $65,000,000 in any fiscal year of the Company;

(ii) in addition to the foregoing, the Company may pay dividends or repurchase shares of Capital Stock of the Company in an aggregate amount for all such dividends and share repurchases not to exceed $535,000,000 during the term of this Agreement, so long as (x) no Default or Unmatured Default shall have occurred and be continuing as of the date of such repurchase or would result therefrom and (y) the Total Leverage Ratio would not exceed 2.65 to 1.00 on a pro forma basis after giving any such dividend or share repurchase and any Indebtedness incurred in connection therewith, as if such repurchase (and incurrence of Indebtedness, if applicable) had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available,

(iii) the Company shall be permitted to repurchase, retire, redeem or defease any Indebtedness of the Company permitted under this Agreement (other than subordinated Indebtedness) with proceeds of any permitted capital markets debt (but, for the avoidance of doubt, not with proceeds of any Loans under this Agreement), convertible debt, equity or preferred equity issuances within one hundred twenty (120) days after the Company’s receipt of such proceeds; and

(iv) the Company shall be permitted to repurchase, retire, redeem or defease (a) the 4.0% Convertible Notes, the 6.25% Senior Notes and the 7.875% Convertible Notes; or (b) any other Senior Notes in an aggregate principal amount for this clause (b) from and after the Restatement Effective Date of up to $100,000,000; provided, that in the case of any repurchase, retirement, redemption or defeasance made pursuant to clause (a) or (b) of this Section 7.3(L)(iv), (I) no Default or Unmatured Default shall have occurred and be continuing at the time of and immediately after giving effect to any such repurchase, retirement, redemption or defeasance; and (II) the Company shall not use proceeds of any Loans for any such repurchase, retirement, redemption or defeasance except that the Company shall be permitted to use Loans in an aggregate amount of up to $150,000,000 in the aggregate during the term of this Agreement in order to effect any repurchase, retirement, redemption or defeasance under this Section 7.3(L)(iv)(a) or (b), but subject to the Company’s demonstration of pro forma covenant compliance with the Priority Debt Ratio as a condition precedent to making any such Loans as more specifically described in Section 5.2(E) hereof (in addition to satisfaction of all other conditions precedent applicable to such Loans); and

(v) the Company shall be permitted to redeem any permitted Indebtedness in exchange for Capital Stock (including preferred stock but excluding Disqualified Stock).

(M) Hedging Obligations. The Company will not, nor will it permit any Subsidiary to, enter into any Hedging Arrangement other than Hedging Arrangements entered into by the Company or such Subsidiary pursuant to which the Company or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure and which are non-speculative in nature.

(N) Margin Regulations. The Company will not, nor will it permit any Subsidiary to, use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(O) Restrictive Subsidiary Covenants. The Company will not, nor will it permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests or pay any Indebtedness or other Obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) restrictions imposed by the holder of a Lien permitted by Section 7.3(F) and (iv) restrictions imposed in a joint venture agreement on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests, the removal of which requires the consent of one or more of the joint venture partners or the joint venture’s board of directors (but not the consent of any third parties).

(P) Disqualified Stock. The Company will not, and will not permit any Subsidiary to, issue or permit to remain outstanding any Disqualified Stock.

7.4. Priority Debt Ratio. The Company shall not permit its Priority Debt Ratio, calculated on a consolidated basis for the Company and its Subsidiaries, to exceed 2.25 to 1.00 as of the last day of each fiscal quarter.

ARTICLE VIII: DEFAULTS

8.1. Defaults. Each of the following occurrences shall constitute a “Default” under this Agreement:

(A) Breach of Representation or Warranty. Any written representation or warranty made or deemed made by or on behalf of the Company or its Subsidiaries to the Lenders or the Agents in any Loan Document, in connection with any Loan or Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document shall be false in any material respect on the date as of which made.

(B) Failure to Make Payments When Due. Nonpayment of principal of any Loan or Reimbursement Obligation when due; nonpayment of interest on any Loan, commitment fees or L/C Fees, in each case within five days after the same becomes due; or nonpayment of any other fees or any other obligations under any of the Loan Documents within ten days after the same becomes due.

(C) Breach of Certain Covenants. The breach by any Borrower of any of the terms or provisions of Sections 7.1, 7.2(A), 7.2(B), 7.2(C), 7.2(K), 7.2(L), 7.3 or 7.4.

(D) Other Defaults. The breach by any Borrower or any Subsidiary Guarantor (other than a breach which constitutes a Default under another provision of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which any Authorized Officer has actual knowledge thereof and (ii) the receipt of written notice from any Agent or the Required Lenders.

(E) Default as to Other Indebtedness. Failure of the Company, the Subsidiary Borrower or any other Subsidiary to pay when due, including to prepay or repurchase when required, any Material Indebtedness; or the default by the Company, the Subsidiary Borrower or any other Subsidiary in the performance of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist (other than the 4.0% Convertible Notes Permitted Put or any 7.875% Convertible Notes Permitted Put), the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company, the Subsidiary Borrower or any other Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or pursuant to the 4.0% Convertible Notes Permitted Put or any 7.875% Convertible Notes Permitted Put) prior to the stated maturity thereof; or the Company, the Subsidiary Borrower or any other Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(F) Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Subsidiaries (but excluding any Immaterial Subsidiary) shall (i) have an order for relief entered with respect to it under the United States bankruptcy laws as now or hereafter in effect or cause or allow any similar event to occur under any bankruptcy or similar law or laws for the relief of debtors as now or hereafter in effect in any other jurisdiction, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator, monitor or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking an order for relief under the United States bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, examinership, reorganization, arrangement, adjustment or composition of it or any of its Property or its debts under any law relating to bankruptcy, insolvency, court protection or reorganization or compromise of debt or relief of debtors as now or hereafter in effect in any jurisdiction including, without limitation, any organization, arrangement or compromise of debt under the laws of its jurisdiction of incorporation, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.1(F) or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(G).

(G) Involuntary Bankruptcy; Appointment of Receiver, Etc. Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary (but excluding any Immaterial Subsidiary) or for any substantial part of its Property, or a proceeding described in Section 8.1(F)(iv) shall be instituted against the Company or any Subsidiary (but excluding any Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

(H) Condemnation; Seizure. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any substantial portion of the Property of the Company or any Subsidiary (but excluding any Immaterial Subsidiary) taken as a whole.

(I) Judgments. The Company, the Subsidiary Borrower or any other Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more judgments or orders for the payment of money, the total amount of which for the Company, the Subsidiary Borrower and/or any other Subsidiary exceeds $35,000,000, which are not stayed on appeal.

(J) Environmental. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the Release by the Company, any of its Subsidiaries or any other Person of Contaminant into the environment or (ii) violate any Environmental Law, which, in the case of an event described in the foregoing clause (i) or (ii), could reasonably be expected to result in liability, individually or in the aggregate, having a Material Adverse Effect.

(K) Enforceability. Any Loan Document shall fail to remain in full force or effect against the Company or any Subsidiary or any action shall be taken or shall fail to be taken to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document.

(L) Loan Party Revocation. Any Loan Party shall terminate or revoke any of its obligations under a Loan Document (other than as expressly permitted hereunder).

(M) Change in Control. The occurrence of any Change in Control.

(N) ERISA and Foreign Plans. The Company shall (i) permit any Benefit Plan to fail to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (ii) fail, or permit any Controlled Group member to fail, to pay any required minimum required contribution or required installment under Section 430(j) of the Code on or before the due date for such contribution or installment , or (iii) permit a Termination Event to occur, except where such transactions, events, circumstances, or failures could not, individually or in the aggregate, reasonably be expected to result in liability to the Company or any of its Subsidiaries having a Material Adverse Effect.

(O) Collateral. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral (with an aggregate book value in excess of $10,000,000) purported to be covered thereby, which failure is not remedied within five (5) days after the earlier of (i) the date on which any Authorized Officer has actual knowledge thereof and (ii) the receipt of written notice from any Agent or the Required Lenders.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION; WAIVERS, AMENDMENTS AND REMEDIES

9.1. Termination of Commitments; Acceleration.

(A) If any Default described in Section 8.1(F) or 8.1(G) occurs, the obligations of the Revolving Loan Lenders to make Revolving Loans hereunder, the obligation of the Term Loan Lenders to make Term Loans hereunder, and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Issuing Bank or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in each Agreed Currency, in immediately available funds, equal to the difference of (x) one hundred five percent (105%) of the amount of L/C Obligations denominated in such Agreed Currency at such time, less (y) the amount of such Agreed Currency on deposit in the L/C Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, in the aggregate for all Agreed Currencies, the “Collateral Shortfall Amount”), which funds shall be held in the L/C Collateral Account. If any other Default occurs, (a) the Administrative Agent may, and at the request of Required Revolving Loan Lenders shall, terminate or suspend the obligations of the Revolving Loan Lenders to make Revolving Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, (b) the Administrative Agent may, and at the request of Required Term Loan Lenders shall, terminate or suspend the obligations of the Term Loan Lenders to make Term Loans hereunder and (c) the Administrative Agent may, and at the request of the Required Lenders shall, (i) declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives, and (ii) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the L/C Collateral Account.

(B) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the L/C Collateral Account. At any time while any Default is continuing, none of the Borrowers nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the L/C Collateral Account.

(C) If at any time following any deposit of funds into the L/C Collateral Account pursuant to clause (A) or (B) of this Section 9.1 the Default giving rise to such obligation to deposit cash collateral shall be cured, waived otherwise cease to be continuing and no other Default or any Unmatured Default shall then have occurred and be continuing, the Administrative Agent shall determine the Net Aggregate Revolving Credit Exposure at such time and release and disburse funds from the L/C Collateral Account to the Borrowers to the extent required pursuant to Section 2.4(B)(ii).

(D) If, after acceleration of the maturity of the Obligations or termination of the obligations of the Revolving Loan Lenders to make Revolving Loans and the obligation and power of the Issuing Banks to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 8.1(F) or (G)) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in the case of any such acceleration) or Required Revolving Loan Lenders (in the case of any such termination) (in each case, in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

9.2. Preservation of Rights. No delay or omission of the Lenders, the Issuing Banks or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Issuing Banks and the Lenders until the Obligations have been paid in full in cash.

9.3. Amendments; Waivers.

(A) Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default hereunder; provided, however, that, except as provided in Section 2.23 or 2.24 and subject to Section 9.3(B) through (D) below, no such supplemental agreement shall:

(i) Postpone or extend the Revolving Loan Termination Date, the 2019 Term Loan Availability Period, the Term Loan Maturity Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender or extend the expiry date of any Letter of Credit to a date after the Revolving Loan Termination Date without the written consent of each Lender directly affected thereby;

(ii) Reduce the principal amount, or amortization, of any Loans or Reimbursement Obligations, or reduce the rate or extend the time of payment of interest or fees thereon or other amounts payable to a Lender without the written consent of each Lender directly affected thereby; provided, however, that (a) modifications to the provisions relating to prepayments of Loans and other Obligations and (b) a waiver or other modification of the application of the default rate of interest pursuant to Section 2.10 hereof shall, in each case, only require the approval of the Required Lenders;

(iii) Reduce the percentage specified in the definition of Required Lenders, Required Revolving Loan Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders”, “Required Revolving Loan Lenders”, “Required Term Loan Lenders” or “Pro Rata Share” without the written consent of each Lender;

(iv) Increase the amount of the Revolving Loan Commitment or Term Loan Commitment of any Lender hereunder without the written consent of such Lender;

(v) Permit any Borrower to assign its rights under this Agreement without the written consent of each Lender;

(vi) Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor from its obligations under its respective Guaranty or release all or substantially all of the Collateral without the written consent of each Lender;

(vii) change Section 12.2 or 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(viii) Amend this Section 9.3 without the written consent of each Lender.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, and (b) any Issuing Bank shall be effective without the written consent of such Issuing Bank. The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

(B) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.23) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(C) Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iv) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(D) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency. The Lenders shall be provided executed copies of any such amendment, modification or supplement.

ARTICLE X: GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Company contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles. If, subsequent to the Restatement Effective Date, any changes in generally accepted accounting principles as in effect in the United States of America are required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants set forth in Section 7.4 or any other financial test set forth in this Agreement or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles in connection with the financial covenants set forth in Section 7.4 and each other financial test set forth in this Agreement shall mean generally accepted accounting principles as in effect in the United States of America as of the Restatement Effective Date but giving effect to the relevant Accounting Changes, subject to further modification in accordance with this Section 10.3. Notwithstanding any other provision contained herein (including the definition of Agreement Accounting Principles), all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any changes in Agreement Accounting Principles resulting from implementation pursuant to the final standards for Leases (Topic 842) released on February 25, 2016 by the Financial Accounting Standards Board. For the avoidance of doubt, the foregoing statement shall apply only to treatment of financial concepts in this Agreement (including determinations of Indebtedness and the calculation of the financial covenants) and not to the manner in which the Company prepares its financial statements (it being understood that appropriate adjustments shall be made for purposes of the Compliance Certificate or any other demonstration or determination of compliance with the applicable provisions of this Agreement).

10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any prior agreements and understandings that are expressly stated to survive the effectiveness hereof.

10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7. Expenses; Indemnification.

(A) Expenses. The Borrowers shall reimburse the Administrative Agent and the Arrangers for any reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, and additional counsels in light of actual or potential conflicts of interest or the availability of different claims or defenses) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, distribution (including, without limitation, via the internet) and administration of the Loan Documents, including (without limiting the generality of the foregoing), consultant’s fees and expenses (provided, so long as no Default or Unmatured Default has occurred and is continuing, such consultant is engaged with the consent of the Company). The Borrowers also agree to reimburse the Administrative Agent, the Arrangers and the Lenders for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent, the Arrangers and the Lenders) paid or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the collection of the Secured Obligations and protection of rights under, and enforcement of, the Loan Documents, including any such expenses incurred during any workout, restructuring or negotiations in respect of any of the Secured Obligations.

(B) Indemnity. The Borrowers further agree to defend, protect, indemnify and hold harmless the Administrative Agent, any Co-Syndication Agent, the Documentation Agent, each Arranger, each Lender and each Issuing Bank and each of their respective Affiliates, and each of such Agents’, Arrangers’, Lenders’, Issuing Banks’ and Affiliates’ respective officers, directors, trustees, investment advisors, employees, attorneys and agents (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of outside counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Laws arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, the Borrowers shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such Indemnitee with respect to the Loan Documents. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims; Settlement of Claims. Each Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages. No settlement shall be entered into by the Company or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement and the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 10.7 and each other provision hereunder or in any other Loan Document whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify any Holder of Secured Obligations shall survive the termination of this Agreement.

10.8. Numbers of Documents. All statements, notices, closing documents and requests hereunder (other than (i) notices described in the first sentence of Section 2.15 and (ii) notices and other communications delivered to the Administrative Agent and the Lenders by electronic communication in accordance with Section 14.1(B)) shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Company or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any Person as may be required by law in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties or to any credit insurance providers relating to the Borrowers and their obligations, (vii) as permitted by Section 13.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 10.9 or (2) becomes available to the Administrative Agent, any Issuing Bank or any lender on a non-confidential basis from a source other than the Company or any of its Subsidiaries or (x) with the consent of the Company.

EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11. Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

10.12. GOVERNING LAW. ANY DISPUTE BETWEEN THE BORROWERS AND THE ADMINISTRATIVE AGENT, THE ARRANGERS OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWERS AND THE ADMINISTRATIVE AGENT, THE ARRANGERS OR THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL. EXCLUSIVE JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

(B) SERVICE OF PROCESS.

(i) EACH BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(ii) THE SUBSIDIARY BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN ANY PROCEEDING REFERRED TO IN THIS SECTION 10.13 AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY THEREOF TO IT CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES SET FORTH IN ARTICLE XIV OF THIS AGREEMENT.

(C) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14. Subordination of Intercompany Indebtedness. Each Borrower agrees that all Intercompany Loan Party Indebtedness held by such Borrower shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided, that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing such Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Loan Party Indebtedness from the related obligor. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any obligor on such Intercompany Loan Party Indebtedness (an “Obligor”), all rights, liens and security interests of such Borrower, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, prior to the satisfaction of all of the Secured Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates). If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Intercompany Loan Party Indebtedness shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until all of the Secured Obligations (other than contingent indemnity obligations) shall have been satisfied in full and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates) shall have been terminated. Should any payment, distribution, security or instrument or proceeds thereof be received by such Borrower upon or with respect to the Intercompany Loan Party Indebtedness in contravention of this Agreement after the occurrence of a Default, including, without limitation, an event described in Section 8.1(F) or (G), prior to the satisfaction of all of the Secured Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates), such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of such Persons, in precisely the form received (except for the endorsement or assignment of the Borrowers where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Holders of Secured Obligations. If any Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same. Each Borrower agrees that until the Secured Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document or Hedging Agreement among the Borrowers and the Lenders (and their Affiliates) have been terminated, no Borrower will assign or transfer to any Person any Intercompany Loan Party Indebtedness. Notwithstanding the foregoing, no action or omission contemplated by this Section 10.14 shall be permitted or required to the extent such action or omission would cause a Deemed Dividend Problem.

10.15. Performance of Obligations. Each Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of any Loan Party under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by any Loan Party which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give the Company notice of any action taken under this Section 10.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect any Loan Party’s obligations in respect thereof. Each Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If any Borrower fails to make payment in respect of any such advance under this Section 10.15 within one (1) Business Day after the date the Company receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 10.15 shall constitute Secured Obligations secured by the Collateral until paid in full by the Borrowers.

10.16. Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(B) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.17. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XI: THE ADMINISTRATIVE AGENT

11.1. Appointment; Nature of Relationship. JPMCB is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision), (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents and (iv) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found to have been caused by the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for perfection or priority of the Liens on any collateral subject to the Loan Documents, the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.

11.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or the Required Revolving Loan Lenders or all of the Lenders, in each case in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans. Upon receipt of any such instructions from the Required Lenders (or the Required Revolving Loan Lenders or all of the Lenders, in each case in the event that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Administrative Agent and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8. The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent. The obligations and agreements of the Lenders under this Section 11.8 shall survive the termination of this Agreement.

11.9. Rights as a Lender. With respect to its Revolving Loan Commitment, Term Loan Commitment, Loans made by it and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” and “Issuing Bank” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10. Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Arrangers, the Administrative Agent or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Arrangers, the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

11.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld or delayed. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12. No Duties Imposed Upon Co-Syndication Agents, Documentation Agent or Arrangers. No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, “Documentation Agent” or an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Co-Syndication Agent”, “Documentation Agent” or an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender. In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14. Delegation to Affiliates. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates or branches. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15. Authority with Respect to Guarantees and Collateral Documents.

(A) Authority to Take Action. Each Lender authorizes the Administrative Agent to enter into each of the Guarantees, Collateral Documents and related intercreditor agreements to which the Administrative Agent is or may become a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to independently enforce or seek to realize upon the security granted by any Guaranty or Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations or Holders of Secured Obligations, as applicable, upon the terms of such documents. In furtherance and without limitation of the foregoing, the Administrative Agent is hereby authorized and given a power of attorney by and on behalf of each of the Holders of Secured Obligations to execute any Guaranty or Collateral Document necessary or appropriate to guarantee the Secured Obligations or grant and perfect a Lien on any Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations, if necessary.

(B) Authority to Release. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under any of the Guarantees and release or subordinate any Lien granted to the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents and Hedging Agreements or the transactions contemplated hereby or thereby (which satisfaction, in the case of outstanding Letters of Credit, may take the form of a backstop letter of credit from an issuer acceptable to the Administrative Agent or cash collateral); (ii) in connection with any transaction which is permitted by this Agreement (including, without limitation, the permitted sale by the Company or any Subsidiary of one hundred percent (100%) of the Capital Stock of any Subsidiary Guarantor or Pledge Subsidiary owned by the Company and its Subsidiaries or a dissolution or liquidation of a Subsidiary Guarantor permitted by Section 7.3(B)(iii)), (iii) as required pursuant to Section 7.2(K) or Section 7.2(L) or (iv) if approved, authorized or ratified in writing by the Required Lenders, unless any such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular Subsidiary Guarantors or types or items of Collateral pursuant to this Section 11.15(B). Notwithstanding the foregoing, as previously authorized pursuant to the Existing Credit Agreement, effective upon the merger of ArvinMeritor Sweden with and into Meritor HVS AB, with Meritor HVS AB as the surviving entity, ArvinMeritor Sweden shall automatically be released from its obligations under its Guaranty. The Administrative Agent is hereby authorized, without any further consent of the Lenders, to execute and deliver any required documents necessary to evidence such release with respect to ArvinMeritor Sweden.

(C) Further Documents, etc. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrowers or any Subsidiary in respect of) all interests retained by the Borrowers or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

11.16. Foreign Collateral Authorizations.

(A) The Company, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Company or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Company or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Company or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Company or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by the Company or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Company or any Subsidiary).

(B) The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Capital Stock of which is pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

(C) The Administrative Agent shall administer any Collateral Document which is governed by German law and is a pledge (Pfandrecht) or otherwise transferred to any Holder of Secured Obligations under an accessory security right (akzessorische Sicherheit) in the name and on behalf of the Holder of Secured Obligations. In relation to any Collateral Document governed by the laws of Germany, each party hereby authorizes the Administrative Agent to accept as its representative any pledge or other creation of any accessory security right made to such party in relation to this Agreement and to agree to and execute on its behalf as its representative amendments, supplements and other alterations to any Collateral Document governed by the laws of Germany which creates a pledge or any other accessory security right and to release on behalf of such party any Collateral Document governed by the laws of Germany in accordance with the provisions herein and/or the provisions in the relevant German law governed pledge agreement.

11.17. Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE XII: SETOFF; RATABLE PAYMENTS; APPLICATION OF PROCEEDS

12.1. Setoff. In addition to, and without limitation of, any rights of the Holders of Secured Obligations under applicable law, if any Default occurs and is continuing, any Indebtedness from any Holder of Secured Obligations to any Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Secured Obligations owing to such Holder of Secured Obligations, whether or not the Secured Obligations, or any part hereof, shall then be due. It is understood and agreed that no deposits of the Subsidiary Borrower or Indebtedness held by or owing to the Subsidiary Borrower shall be offset by any Holder of Secured Obligations and applied towards the Secured Obligations incurred solely by or on behalf of the Company unless the Subsidiary Borrower shall be jointly and severally liable for all of the Secured Obligations at such time pursuant to Section 1.4.

12.2. Ratable Payments. If any Holder of Secured Obligations, whether by setoff or otherwise, has payment made to it upon its Secured Obligations (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2 or 4.4 or as otherwise provided herein) in a greater proportion than that received by any other Holder of Secured Obligations, such Holder of Secured Obligations agrees, promptly upon demand, to purchase a portion of the Secured Obligations held by the other Holders of Secured Obligations so that after such purchase each Holder of Secured Obligations will hold its ratable share of the relevant Secured Obligations in accordance with Section 12.4. If any Holder of Secured Obligations, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Secured Obligations or such amounts which may be subject to setoff, such Holder of Secured Obligations agrees, promptly upon demand, to take such action necessary such that all Holders of Secured Obligations share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

12.3. Relations Among Lenders. Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.4. Application of Proceeds. The Administrative Agent shall apply all proceeds of Collateral to be applied to the Secured Obligations in accordance with the Collateral Documents in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or a Borrower;

(B) second, to pay interest on and then principal of any advance made under Section 10.15 for which the Administrative Agent has not then been paid by a Borrower or reimbursed by the Lenders;

(C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(D) fourth, to the ratable payment of Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(E) fifth, to the ratable payment of interest due in respect of Loans and L/C Obligations;

(F) sixth, ratably, (i) to the payment or prepayment of principal outstanding on Loans and Reimbursement Obligations and to provide any cash collateral required pursuant to Section 3.11 or otherwise and (ii) to the ratable payment of the Hedging Obligations (including Foreign Obligations), Treasury Obligations and Foreign Treasury Obligations, in each case, constituting Secured Obligations;

(G) seventh, to the applicable Loan Party or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The order of priority set forth in this Section 12.4 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Issuing Banks and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 12.4 may at any time and from time to time be changed by the Lenders without necessity of notice to or consent of or approval by any Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 12.4 may be changed only with the prior written consent of the Administrative Agent.

12.5. Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their respective Affiliates.

12.6. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans and Reimbursement Obligations provided for herein.

12.7. Representations and Covenants Among Lenders. Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 (except as otherwise consented to in accordance with the terms of this Agreement) shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(C). The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank or other central banking authority, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements or credit derivative transactions relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any promissory note issued hereunder to direct payments relating to such Loan or promissory note issued hereunder to another Person. Any assignee of the rights to any Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2. Participations. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”), other than an Ineligible Institution, participating interests in any Revolving Credit Obligations or Term Loans of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment or Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and Term Loans, as applicable, and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Revolving Loan Commitment or Term Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C) Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Section 2.14(E), Article IV and Section 10.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.14(E), Article IV or Section 10.7 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company and (ii) any Participant agrees to comply with the provisions of Section 2.14(E) and Article IV to the same extent as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Obligations, Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Obligations, Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Obligations, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3. Assignments. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”), other than an Ineligible Institution, all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Administrative Agent and, so long as no Default has occurred and is continuing, the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof) (i) in the case of any assignment of any Revolving Loan Commitment or Revolving Credit Obligations, either be in an amount equal to the entire applicable Revolving Loan Commitment and Revolving Credit Obligations of the assigning Lender or (unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Company otherwise consents) be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) in the case of any assignment of any Term Loan Commitment or Term Loan, either be in an amount equal to the entire applicable Term Loan Commitment or the outstanding principal amount of the Term Loans of the assigning Lender or (unless each of the Administrative Agent and, if no Default has occurred and is continuing, the Company otherwise consents) be in an aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. The amount of the assignment shall be based on the Revolving Loan Commitment and Revolving Credit Obligations or Term Loan Commitment and Term Loans subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B) Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further, that the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund. The consent of each Issuing Bank shall be required prior to an assignment being effective; provided, that no consent of an Issuing Bank shall be required for an assignment of all or any portion of a Term Loan. Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment, Revolving Credit Obligations and/or Term Loan Commitment or Term Loans under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations and/or Term Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Secured Obligations and termination of the Loan Documents. Each partial assignment hereunder shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that the foregoing shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of either the Revolving Loans (and Revolving Loan Commitment) or Term Loans (or Term Loan Commitment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 (except as otherwise consented to in accordance with the terms of this Agreement) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. With respect to each assignment under this Section 13.3(C), the Purchaser, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(D) Replacement Notes. Upon the consummation of any assignment to a Purchaser hereunder, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the applicable Termination Date has occurred, their respective Revolving Credit Obligations) or Term Loan Commitment or Term Loans, as applicable, as adjusted pursuant to such assignment.

(E) The Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrowers (and the Borrowers hereby designate the Administrative Agent to act in such capacity), shall maintain at one of its offices in New York, New York a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments and, if applicable, Term Loan Commitments, of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound by Section 10.9 of this Agreement.

13.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E) and Article IV.

ARTICLE XIV: NOTICES

14.1. Giving Notice.

(A) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1(B)), all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party as follows:

(i) if to any Borrower, to it at 2135 W. Maple Road, Troy, MI 48084-7186, Attention of Mike Lei, Vice President, Treasurer and Global Compensation & Benefits (Email: Mike.Lei@Meritor.com; Telephone No. (248) 435-1000);

(ii) if to the Administrative Agent, (A) other than in the case of Advances to be made to the Subsidiary Borrower, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of James Campbell (Facsimile No. (302) 634-4250) and (B) in the case of Advances to be made to the Subsidiary Borrower or denominated in Agreed Currencies other than Dollars, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of James Campbell (Facsimile No. (302) 634-4250), and in each case, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Robert Kellas (Facsimile No. (212) 270-5100);

(iii) if to JPMorgan in its capacity as Issuing Bank, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5, Floor 1, Newark, Delaware 19713, Attention of James Campbell (Facsimile No. (302) 634-4250), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Robert Kellas (Facsimile No. (212) 270-5100); and

(iv) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(B) Electronic Communications.

(i) Notices and other communications to the Lenders or the Issuing Banks may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company, on behalf of each Borrower, may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided, that such determination or approval may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(C) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

14.2. Change of Address. Each of the Borrowers and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender. Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

14.3. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrowers pursuant to the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Loan Parties: When a Loan Party opens an account, the Administrative Agent and the Lenders will ask for such Loan Party’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Loan Party. The Administrative Agent and the Lenders may also ask to see such Loan Party’s legal organizational documents or other identifying documents.

ARTICLE XV: COUNTERPARTS; EFFECTIVENESS; ELECTRONIC EXECUTION

By operation of the Fourth Amendment and Restatement Agreement, this Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XVI: CROSS-GUARANTY

In order to induce the Lenders to extend credit to the Borrowers hereunder, but subject to the penultimate sentence of this Article XVI, each Borrower hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. Each Borrower further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Hedging Agreement, any Treasury Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Secured Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Holder of Secured Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of the Secured Obligations then due, together with accrued and unpaid interest thereon. Each Borrower further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment in cash of the Secured Obligations.

Each Borrower hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article XVI or the Subsidiary Guaranty, as applicable, in respect of Specified Swap Obligations (provided, however, that each Borrower shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Article XVI voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Borrower intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Notwithstanding anything contained in this Article XVI to the contrary, the Foreign Subsidiary Borrower shall only be liable under this Article XVI for any of the Loans made to, or any other Secured Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary only at any time that, and for so long as, the Foreign Subsidiary Borrower is a Special Foreign Subsidiary.

This Article XVI re-evidences the guaranty set forth in Section 1.4(C) of the Existing Credit Agreement, and the guaranty under this Article XVI is in no way intended to constitute a novation of any obligations owed by the Borrowers under such Section 1.4(C), all of which are hereby reaffirmed, ratified and confirmed.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Company, the Subsidiary Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

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PRICING SCHEDULE

As applicable at the Company’s election pursuant to Section 2.14(D)(iii) of the Credit Agreement:

PART I. Ratings Based Pricing Grid

CORPORATE RATING	(Ratings Level I) ≥ Ba2 and BB	(Ratings Level II) ≥ Ba3 and BB-	(Ratings Level III) ≥B1 and B+	(Ratings Level IV) ≥B2 and B	(Ratings Level V) <B2 and B
Applicable Commitment Fee Percentage	0.25%	0.30%	0.35%	0.40%	0.45%
Applicable Floating Rate Margin	0.75%	1.00%	1.25%	1.50%	1.75%
Applicable Eurocurrency Margin	1.75%	2.00%	2.25%	2.50%	2.75%
Applicable L/C Fee Percentage	1.75%	2.00%	2.25%	2.50%	2.75%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final two paragraphs of this Schedule:

“Applicable Moody’s Rating” means, at any time, the senior implied credit rating issued by Moody’s and then in effect with respect to the Company.

“Applicable S&P Rating” means, at any time, the corporate credit rating issued by S&P and then in effect with respect to the Company.

“Ratings Level I Status” exists at any date if, on such date, the Company’s Applicable Moody’s Rating is Ba2 or better and the Company’s Applicable S&P Rating is BB or better.

“Ratings Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Ratings Level I Status and the Company’s Applicable Moody’s Rating is Ba3 or better and the Company’s Applicable S&P Rating is BB- or better.

“Ratings Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Ratings Level I or II Status and (ii) the Company’s Applicable Moody’s Rating is B1 or better and the Company’s Applicable S&P Rating is B+ or better.

“Ratings Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Ratings Level I, II or III Status and (ii) the Company’s Applicable Moody’s Rating is B2 or better and the Company’s Applicable S&P Rating is B or better.

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“Ratings Level V Status” exists at any date if, on such date, the Company has not qualified for Ratings Level I, II, III or IV Status.

“Status” means Ratings Level I Status, Ratings Level II Status, Ratings Level III Status, Ratings Level IV Status or Ratings Level V Status.

In addition to the provisions set forth above, if a split occurs between the Applicable Moody’s Rating and the Applicable S&P Rating that is greater than one ratings category, then the pricing shall be that set forth above with respect to the combination of (i) the higher of such ratings and (ii) the rating of the other ratings service that is one ratings category above the ratings category reported by such other ratings service.

The applicable fee percentages and margins described in the foregoing table shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Applicable Moody’s Rating and Applicable S&P Rating. Opening Status is anticipated to be Ratings Level II Status. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Applicable Moody’s Rating or no Applicable S&P Rating, Ratings Level V Status shall exist.

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PART II. Leverage Based Pricing Grid

TOTAL LEVERAGE RATIO	(Leverage Level I) < 1.65 to 1.00	(Leverage Level II) ≥ 1.65 to 1.00 but < 2.65 to 1.00	(Leverage Level III) ≥ 2.65 to 1.00 but < 3.65 to 1.00	(Leverage Level IV) ≥ 3.65 to 1.00
Applicable Commitment Fee Percentage	0.25%	0.30%	0.35%	0.40%
Applicable Floating Rate Margin	0.75%	1.00%	1.25%	1.50%
Applicable Eurocurrency Margin	1.75%	2.00%	2.25%	2.50%
Applicable L/C Fee Percentage	1.75%	2.00%	2.25%	2.50%

If at any time the Company fails to deliver the quarterly or annual financial statements or certificates required under the Loan Documents on or before the date such statements or certificates are due, Leverage Level IV shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered, after which the Leverage Level shall be determined in accordance with the table above as applicable.

Adjustments, if any, to the Leverage Level then in effect shall be effective upon the later of (x) three (3) Business Days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change) and (y) five (5) Business Days after the Administrative Agent’s receipt of a written notice of the Borrowers’ election to opt into the Leverage Based Pricing Grid required to be delivered pursuant to Section 2.14(D)(iii) of the Credit Agreement.

3

EXHIBIT A-1
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Revolving Loan Commitments

Lender	Revolving Loan Commitment
JPMORGAN CHASE BANK, N.A.	$70,000,000
BANK OF AMERICA, N.A.	$70,000,000
PNC BANK, NATIONAL ASSOCIATION	$65,000,000
ROYAL BANK OF CANADA	$65,000,000
BNP PARIBAS	$60,000,000
NATWEST MARKETS PLC	$60,000,000
FIFTH THIRD BANK	$52,500,000
U.S. BANK NATIONAL ASSOCIATION	$52,500,000
THE HUNTINGTON NATIONAL BANK	$40,000,000
CITIZENS BANK, N.A.	$40,000,000
COMERICA BANK	$25,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$25,000,000
Total	$625,000,000

A-1

EXHIBIT A-2
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

2019 Term Loan Commitments

Lender	2019 Term Loan Commitment
JPMORGAN CHASE BANK, N.A.	$19,600,000
BANK OF AMERICA, N.A.	$19,600,000
PNC BANK, NATIONAL ASSOCIATION	$18,200,000
ROYAL BANK OF CANADA	$18,200,000
BNP PARIBAS	$16,800,000
NATWEST MARKETS PLC	$16,800,000
FIFTH THIRD BANK	$14,700,000
U.S. BANK NATIONAL ASSOCIATION	$14,700,000
THE HUNTINGTON NATIONAL BANK	$11,200,000
CITIZENS BANK, N.A.	$11,200,000
COMERICA BANK	$7,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$7,000,000
Total	$175,000,000

A-1

EXHIBIT B
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Borrowing/Election Notice

TO:	JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) under that certain Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company (the “Subsidiary Borrower”), the institutions from time to time parties thereto as “Lenders” and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Company hereby gives to the Administrative Agent a Borrowing/Election Notice pursuant to [Section 2.1] [Section 2.9] of the Credit Agreement [on behalf of the Subsidiary Borrower] and hereby requests to [borrow] [convert/continue an Advance] [on behalf of the Subsidiary Borrower] on ______________ (the “Borrowing Date”) as follows:

(a)	borrow from the Lenders, on a pro rata basis, an aggregate principal Dollar Amount of $_________ in [Revolving Loans] [Term Loans] as:

	1. ☐	a Floating Rate Advance (in Dollars)

	2. ☐	a Eurocurrency Rate Advance with the following characteristics:

Interest Period of _______ month(s)

Agreed Currency: [Dollars] [other]

(b)	with respect to the conversion/continuation of an Advance:

	1. ☐	convert an existing Floating Rate Advance to a Eurocurrency Rate Advance with the following characteristics:

Amount $____________

Interest Period of _______ month(s)

Agreed Currency: [Dollars] [other]

	2. ☐	continue an existing Eurocurrency Rate Advance with the following characteristics:

Amount $____________

Interest Period of _______ month(s)

Agreed Currency: [Dollars] [other]

The undersigned hereby certifies to the Administrative Agent and the Lenders that: (i) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Borrowing Date or will result from the making of the proposed Loan[s] or the conversion or continuation of any Loan[s] on the Borrowing Date, subject to Section 2.23 of the Credit Agreement in the case of a Limited Conditionality Acquisition financed with the proceeds of Loans to be incurred on the Borrowing Date; (ii) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Borrowing Date (unless, on either such date, such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date), subject to Section 2.23 of the Credit Agreement in the case of a Limited Conditionality Acquisition financed with the proceeds of Loans to be incurred on the Borrowing Date; (iii) the amount of the Revolving Credit Obligations does not, and after making such proposed Advance or issuing, extending, renewing or amending such Letter of Credit would not, exceed the Revolving Loan Commitment; (iv) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars does not, and after making the Loan[s] requested herein would not, exceed the Foreign Currency Sublimit; (v) in the case of any Advance consisting of 2019 Term Loans, the CAX Acquisition shall (a) substantially contemporaneously with the issuance of the 2019 Term Loan, be consummated in all material respects in accordance with the terms of the CAX Acquisition Agreement and (b) satisfy each of the conditions set forth in Section 7.3(G) of the Credit Agreement, (vi) in the case of any Loan[s] the proceeds of which shall be used to repay, repurchase, retire, redeem or defease any Senior Notes, the undersigned shall have furnished a certificate of a Designated Financial Officer demonstrating pro forma compliance with the Priority Debt Ratio under Section 7.4(A) of the Credit Agreement as of the last day of the undersigned’s most recently completed fiscal quarter for which financial statements are publicly available, which pro forma compliance shall be determined based on the ratio of (a) Priority Debt as of the Borrowing Date (after giving effect to the Loan[s] requested herein) to (b) EBITDA for the four consecutive fiscal quarters then ended on the last day of such fiscal quarter1 and (vii) all other relevant conditions set forth in Article V of the Credit Agreement have been satisfied.

____________________
1 The aggregate amount of Loans that may be used for the purpose describe in clause (vi) is subject to limitation pursuant to Section 7.3(L)(iv).

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Borrowing/Election Notice.

Dated: __________	MERITOR, INC.[, ON BEHALF OF
ARVINMERITOR FINANCE IRELAND
UNLIMITED COMPANY], as the Company

By:________________________
Name:
Title:

EXHIBIT C
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Request for Letter of Credit

TO:

JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) under that certain Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company (the “Subsidiary Borrower”), the institutions from time to time parties thereto as “Lenders” and the Administrative Agent, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to Section 3.4 of the Credit Agreement, the Company [on behalf of the Subsidiary Borrower] hereby gives to the Issuing Bank a request for issuance of a Letter of Credit on behalf of [the Company] [the Subsidiary Borrower], for the benefit of ______________1, in the Dollar Amount of $_________, with an effective date of ______________ (the “Effective Date”) and an expiry date of ______________. The Agreed Currency requested for such Letter of Credit is [Dollars] [other].

[Insert or attach any applicable instructions and/or conditions].

The undersigned hereby certifies that: (i) no Default or Unmatured Default has occurred and is continuing on the date hereof or on the Effective Date or will result from the issuance of the requested Letter of Credit; (ii) the representations and warranties of the undersigned contained in Article VI of the Credit Agreement are and shall be true and correct in all material respects on and as of the date hereof and on and as of the Effective Date (unless, on either such date, such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date); (iii) the Dollar Amount of the Revolving Credit Obligations does not, and after issuing such Letter of Credit would not, exceed the Revolving Loan Commitment; (iv) the Dollar Amount of the Revolving Credit Obligations denominated in Agreed Currencies other than Dollars does not, and after issuing the Letter of Credit requested hereby would not, exceed the Foreign Currency Sublimit, (v) the LC Obligations with respect to all Letters of Credit issued by such Issuing Bank would exceed its Issuing Bank Commitment; (vi) the aggregate L/C Obligations would not exceed $100,000,000 and (vii) all other relevant conditions set forth in Section 3.3, Section 3.4 and Article V of the Credit Agreement have been satisfied.

____________________
1 Insert name of beneficiary.

C-1

Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Request for Letter of Credit.

Dated:	__________	MERITOR, INC., [ON BEHALF OF
ARVINMERITOR FINANCE IRELAND
UNLIMITED COMPANY], as the Company

		By:	________________________
Name:
Title:

C-2

EXHIBIT D
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation, any letters of credit and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved
Fund of [identify Lender]][1]

3.	Company:	Meritor, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement	The Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company (the “Subsidiary Borrower”), the institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

____________________
1 Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Dollar Amount of [Revolving] [Term] Loan Commitment/Loans for all Lenders*	Dollar Amount of [Revolving] [Term] Loan Commitment/Loans Assigned*	Percentage Assigned of [Revolving] [Term] Loan Commitment/Loans[2]
	$	$	_______%

7.	Trade Date:	[3]

Effective Date: ____________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

____________________
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Revolving or Term Loan Commitment or Loans of all Lenders thereunder.
3 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:

[NAME OF EACH ISSUING BANK], as Issuing Bank

Name:
Title:][5]

____________________
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Issuing Banks is required by the terms of the Credit Agreement.

[Consented to:

MERITOR, INC., as the Company

By:
Name:
Title:][6]

____________________
6 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Company, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment Agreement, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are assets considered for purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code, and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it is not relying on or looking to any Margin Stock for repayment of the Loans and Reimbursement Obligations provided for in the Credit Agreement, (vi) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, (vii) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (viii) attached as Schedule 1 to this Assignment Agreement is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees (i) that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the Dollar Amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of D-5 principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE 1 – PART I

ADMINISTRATIVE QUESTIONNAIRE

SCHEDULE 1 – PART II

U.S. AND NON-U.S. TAX INFORMATION REPORTING REQUIREMENTS

EXHIBIT E

TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

List of Closing Documents

[Attached]

E-1

EXHIBIT F

TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Compliance Certificate1

Pursuant to Section 7.1(C) of that certain Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company (the “Subsidiary Borrower”), the institutions from time to time parties thereto as “Lenders”, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Company, through a Designated Financial Officer, hereby delivers this Compliance Certificate (this “Certificate”) to the Administrative Agent, together with the financial statements being delivered to the Administrative Agent pursuant to Section 7.1[(A)][(B)] of the Credit Agreement for the accounting period as at, and for the periods ending on, ____________, ____ (the “Financial Statements”). Capitalized terms used herein and in the Schedules attached hereto shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly appointed [_____________] of the Company and constitute a Designated Financial Officer under (and as defined in) the Credit Agreement.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default as of the date of this Certificate, except as set forth below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants and other provisions of the Credit Agreement related to the information set forth on the Financial Statements, all of which data and computations are true, complete and correct and in conformity with Agreement Accounting Principles.

5. Schedule II attached hereto sets forth the Applicable Moody’s Rating and Applicable S&P Rating of the Company.

6. Schedule III attached hereto sets forth the Total Leverage Ratio as of the date set forth above.

7. Schedule IV attached hereto sets forth the various reports and deliveries which are required under the Credit Agreement.

8. The information set forth herein is accurate as of _____________, 20__, and the Financial Statements delivered herewith fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows and changes in their financial position for the periods ending on the date indicated in conformity with Agreement Accounting Principles, consistently applied [, subject to normal year-end audit adjustments and the absence of footnotes].

____________________
1 Appropriate modifications acceptable to the Administrative Agent shall be made to this Exhibit F in the context of demonstrating pro forma covenant compliance as a condition precedent to a Permitted Acquisition.

9. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto, the information set forth in Schedule II hereto and the Financial Statements delivered with this Certificate attached as Schedule III hereto in support hereof, are made and delivered this _____ day of __________, 20___.

MERITOR, INC., as the Company

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of __________, _____
with certain provisions of the Credit Agreement

The computations set forth in this Schedule I are designed to facilitate the calculation of financial covenants and certain other provisions in the Credit Agreement relating to the information set forth in the Company’s consolidated financial statements delivered with this Certificate. The computations set forth in this Schedule I have been made in accordance with Agreement Accounting Principles which may not conform with generally accepted accounting principles. The use of abbreviated terminology and/or descriptions in the computations below are not in any way intended to override or eliminate the more detailed descriptions for such computations set forth in the relevant provisions of the Credit Agreement, all of which shall be deemed to control. In addition, the failure to identify any specific provisions or terms of the Credit Agreement in this Schedule I does not in any way affect their applicability during the periods covered by such financial statements or otherwise, which shall in all cases be governed by the Credit Agreement. For purposes of this Schedule I, the “Measurement Quarter” shall be the fiscal quarter of the Company ending on the date set forth above.

I.	FINANCIAL COVENANT

PRIORITY DEBT RATIO (Section 7.4(A))

	1.	Priority Debt (as of the end of the Measurement Quarter)

		a.	the aggregate outstanding Dollar Amount of the Revolving Loans, L/C Obligations 2019 Term Loans and Incremental Term Loans (if any) under the Credit Agreement		$__________

		b.	plus any and all debt (determined in accordance with Agreement Accounting Principles) of any Foreign Subsidiary (whether secured or unsecured) other than debt the proceeds of which are used to finance the working capital needs of such Foreign Subsidiary (which exclusion shall include Receivables Facility Attributed Indebtedness of such Foreign Subsidiary under any Permitted Foreign Receivables Financing)	+	$__________

		c.	plus any and all debt (determined in accordance with Agreement Accounting Principles) of the Company and its Subsidiaries that is secured by any Lien of a type described in Section 7.3(F)(i), (vi), (viii), (ix), (x), (xvi) or (xvii) (solely as such clause (xvii) relates to extensions, renewals or replacements of Liens referred to in the foregoing subsections)	+	$__________

		d.	plus Receivables Facility Attributable Indebtedness arising in connection with Permitted Domestic Receivables Financings	+	$__________

		e.	= Total Priority Debt (sum of I.1.a. through I.1.d.)	=	$__________

2.	EBITDA (for the four consecutive fiscal quarters then ending)[2]

	a.	consolidated net income (or loss) of the Company and its Subsidiaries		$_________

	b.	plus Interest Expense	+	$_________

	c.	plus income taxes	+	$_________

	d.	plus depreciation expense	+	$_________

	e.	plus amortization expense	+	$_________

	f.	minus (plus) any extraordinary gains (losses)	-/+	$_________

	g.	minus (plus) any gains (losses) on the sale of a business	-/+	$_________

	h.	minus (plus) any special, non-recurring, non-cash gains (charges) such as those arising out of the ongoing restructuring or consolidation of the operations of the Company and its Subsidiaries	-/+	$_________

	i.	= EBITDA (sum of I.2.a. through I.2.h.)	=	$_________

3.	Priority Debt Ratio (Ratio of I.1.e. to I.2.i.)			____ to 1.00

4.	Maximum Priority Debt Ratio 2.25 to 1.00 as of the last day of each fiscal quarter.

The Priority Debt Ratio in I.3. shall not exceed the Maximum Priority Debt Ratio in I.4.

____________________
2 All as determined in accordance with Agreement Accounting Principles (it being understood and agreed that (a) items I.2.b through I.2.h shall be added solely to the extent deducted in determining consolidated net income, and items I.2.g though I.2.h shall be deducted solely to the extent included in determining consolidated net income, and (b) each addition (or subtraction) of items I.2.b though I.2.h shall be without duplication of any other addition (or subtraction)).

II.	ASSET SALES (Section 7.3(C))

	A.	TEST BASIS

	1.	Date of the first Asset Sale consummated after the Closing Date (June 23, 2006)	__________

	2.	Aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal quarter immediately preceding the above-referenced Asset Sale	__________

	B.	ANNUAL BASKET (for the fiscal year containing the Measurement Quarter)

	1.	15.0% of the amount set forth in II.A.2.	__________

	2.	State whether the aggregate proceeds generated by all Asset Sales of the Company and its Subsidiaries during the fiscal year containing the Measurement Quarter exceed the amount set forth in II.B.1.	Yes/No

	C.	CUMULATIVE CONSOLIDATED BASKET (for the period from the Closing Date through the Measurement Quarter)

	1.	25% of the amount set forth in II.A.2.	__________

	2.	State whether the aggregate proceeds generated by all Asset Sales of the Company and its Subsidiaries since the Closing Date exceed the amount set forth in II.C.1.	Yes/No

	D.	CUMULATIVE DOMESTIC BASKET

	1.	7.5% of the amount set forth in II.A.2.	__________

	2.	State whether the aggregate proceeds generated by all Asset Sales of the Company and the Domestic Subsidiary Guarantors since the Closing Date exceed the amount set forth in II.D.1.	Yes/No

The Administrative Agent may request a certificate of a Designated Financial Officer setting forth a calculation (in detail reasonably satisfactory to the Administrative Agent) of the amount described in each of Items II.B.2., II.C.2. and II.D.2. and confirming the Company’s statements in respect of such Items.

III.	CERTAIN OTHER MISCELLANEOUS BASKETS BASED ON FINANCIAL STATEMENTS

	A.	ADDITIONAL SUBSIDIARY GUARANTORS (Section 7.2(K))

	1.	Identify on Exhibit A hereto each Person that (a)(i) is a Domestic Subsidiary or a Special Foreign Subsidiary or (ii) is a Foreign Subsidiary that guarantees any third party Indebtedness of the Company or any Domestic Subsidiary other than the Obligations and (b) is not a Subsidiary Guarantor or has not executed the collateral documentation required pursuant to Section 7.2(L)(i) (other than any Person not required to become a Subsidiary Guarantor pursuant to Section 7.2(K)(iv)).

	B.	INDEBTEDNESS (Section 7.3(A))

	1.	State whether the amount of secured Indebtedness of the Company and the Domestic Subsidiary Guarantors permitted solely under Section 7.3(A)(vi) exceeded $25,000,000 at any time during the Measurement Quarter	Yes/No

	2.	State whether the sum of (a) Indebtedness of any Foreign Subsidiary permitted solely under Section 7.3(A)(vii) and (b) Receivables Facility Attributed Indebtedness arising in connection with Permitted Foreign Receivables Financings exceeded $300,000,000 at any time during the Measurement Quarter	Yes/No

	3.	State whether the amount of Receivables Facility Attributed Indebtedness arising in connection with Permitted Domestic Receivables Financings exceeded $275,000,000 at any time during the Measurement Quarter	Yes/No

	4.	State whether the sum of unsecured Indebtedness of the Company or any Domestic Subsidiary Guarantor permitted under Section 7.3(A)(x) exceeded $200,000,000 at any time during the Measurement Quarter	Yes/No

	5.	State whether the aggregate principal amount of any unsecured Indebtedness incurred pursuant to Section 7.3(A)(x) that has a maturity date sooner than six months after the later of (x) the latest Termination Date and (y) the latest Term Loan Maturity Date (or any later maturity date then in effect with respect to the Loans) exceeds $25,000,000.	Yes/No

C.	INVESTMENTS (Section 7.3(E))

1.	The amount of proceeds of sales of Capital Stock of, or assets of, Foreign Subsidiaries that are not Loan Parties occurring after the Restatement Effective Date that have been distributed to or otherwise received by a Loan Party	$_________

2.	State whether the amount of Investments by the Company or any Domestic Subsidiary Guarantor in Foreign Subsidiaries permitted solely under Section 7.3(E)(ii)(e) exceeded the sum of (1) $350,000,000 and (2) the amount set forth in III.C.1 at any time during the Measurement Quarter	Yes/No

3.	State whether the amount of Investments of a type not described in Section 7.3(E)(i) to (vii) exceeded $300,000,000 at any time during the Measurement Quarter	Yes/No

D.	LIENS (Section 7.3(F))

1.	State whether the Company or any of its Subsidiaries created, incurred or suffered to exist any Lien not otherwise permitted by Section 7.3(F) at any time during the Measurement Quarter	Yes/No

E.	ACQUISITIONS (Section 7.3(G))

1.	State whether the aggregate consideration paid for all Acquisitions since the Restatement Effective Date (x) exceeds the sum of (1) $100,000,000 and (2) an amount equal to the net cash proceeds received by the Company or any Domestic Subsidiary on or after the Restatement Effective Date from the divestiture of the Capital Stock in, or assets of, any Foreign Subsidiary or (y) the Total Leverage Ratio would exceed 2.65 to 1.00 after giving effect to any such Acquisition and the incurrence of any Indebtedness in connection therewith, on a pro forma basis, for the avoidance of doubt, without giving effect to any projected synergies resulting from such Acquisition, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available [3]	Yes/No

F.	RESTRICTED PAYMENTS (Section 7.3(L))

1.	State whether the sum of (1) the aggregate amount of cash dividends with respect to the Capital Stock of the Company paid during the fiscal year including the Measurement Quarter and (2) the aggregate purchase price with respect to repurchases of shares of Capital Stock of the Company made during such fiscal year exceeded $65,000,000	Yes/No

____________________
3 The limitation in Item III.E.1 shall not apply to Acquisitions where the direct purchaser of the acquired assets or Capital Stock is the Company, a Domestic Subsidiary Guarantor or a Foreign Subsidiary Guarantor so long as, in addition to complying with the other requirements of Section 7.2(K) or Section 7.2(L), in the case of a purchase of Capital Stock of a Person, the Applicable Pledge Percentage such Capital Stock shall be pledged in favor of the Administrative Agent as Collateral.

2.	State whether (1) the amount of the dividends paid by the Company and the purchase price with respect to repurchases of shares of Capital Stock of the Company permitted under Section 7.3(L)(ii) exceeds $535,000,000 or (2) the Total Leverage Ratio would exceed 2.65 to 1.00 on a pro forma basis after giving any such dividend or share repurchase and any Indebtedness incurred in connection therewith, as if such repurchase (and incurrence of Indebtedness, if applicable) had occurred on the first day of the twelve-month period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available;	Yes/No

3.	State whether the aggregate amount paid to repurchase, retire, redeem or defease any of the Senior Notes since the Restatement Effective Date (other than the 4.0% Convertible Notes, the 6.25% Senior Notes, the 7.875% Convertible Notes or Senior Notes repurchased, retired, redeemed or defeased pursuant to Section 7.3(L)(iii)) exceeded $100,000,000	Yes/No

4.	State whether the aggregate amount of Loans borrowed to repurchase, retire, redeem or defease any amount of Senior Notes since the Restatement Effective Date exceeded $150,000,000	Yes/No

The Administrative Agent may request a certificate of a Designated Financial Officer setting forth a calculation (in detail reasonably satisfactory to the Administrative Agent) of the usage of the basket amounts identified within this Part III, confirming the Company’s statements in respect of such items.

EXHIBIT A TO
SCHEDULE 1 of COMPLIANCE CERTIFICATE

a. Domestic Subsidiaries

b. Special Foreign Subsidiaries

c. Other Foreign Subsidiaries

SCHEDULE II TO COMPLIANCE CERTIFICATE

Applicable Ratings

Corporate Ratings

The corporate family rating from Moody’s and the corporate credit rating from S&P, respectively, now in effect is:

________ from Moody’s

________ from S&P

SCHEDULE III TO COMPLIANCE CERTIFICATE

Total Leverage Ratio Calculation

1.	Total Debt (as of the end of the Measurement Quarter)

	a.	all indebtedness required to be reflected in the consolidated financial statements of the Company and its Subsidiaries in accordance with Agreement Accounting Principles (for the avoidance of doubt, valuing Indebtedness and other liabilities (including convertible debt) at the full stated principal amount thereof as required by Section 10.3 of the Credit Agreement)	$_________

2.	EBITDA (for the four consecutive fiscal quarters then ending, as calculated on Schedule I above)		$_________

3.	Total Leverage Ratio (Ratio of III.1. to III.2.)		____ to 1.00

SCHEDULE IV TO COMPLIANCE CERTIFICATE

Reports and Deliveries

Attached.

EXHIBIT G-1
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Revolving Loan Note

[_________], 20[__]

[MERITOR, INC., an Indiana corporation (the “Company”)] [ARVINMERITOR FINANCE IRELAND UNLIMITED COMPANY (the “Subsidiary Borrower”)], promises to pay to the order of __________________ (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the [Company] [Subsidiary Borrower] pursuant to Article II of the below-described Credit Agreement. Such payments shall be made in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent, specified in the Credit Agreement, together with interest on the unpaid principal amount thereof at the rates and on the dates determined in accordance with the Credit Agreement. The [Company] [Subsidiary Borrower] shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Termination Date and as otherwise set forth in the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Revolving Loan Note (this “Note”) is one of the promissory notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among [the Company, ArvinMeritor Finance Ireland Unlimited Company, a private unlimited liability company incorporated under the laws of Ireland] [Meritor, Inc., an Indiana corporation, the Subsidiary Borrower], the institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement. The Credit Agreement, among other things, provides for the making of Revolving Loans by the Lender to the Borrowers (including the [Company] [Subsidiary Borrower]) from time to time in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note and the Administrative Agent in respect of such security and otherwise.

The [Company] [Subsidiary Borrower] hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

G-1-1

[MERITOR, INC.] [ARVINMERITOR FINANCE
IRELAND UNLIMITED COMPANY], as the
[Company] [Subsidiary Borrower]

By:
Name:
Title:

G-1-2

Revolving Loan and Principal Payment Schedule
to
[Meritor, Inc.] [ArvinMeritor Finance Ireland Unlimited Company] Revolving Loan Note

Principal Amount
	Principal Amount of	Maturity of Interest	Paid and Date of	Unpaid
Date	Revolving Loan	Period	Payment	Balance

G-1-3

EXHIBIT G-2
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Form of Term Loan Note

[_________], 20[__]

MERITOR, INC., an Indiana corporation (the “Company”), promises to pay to the order of __________________ (the “Lender”) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Company pursuant to Article II of the below-described Credit Agreement. Such payments shall be made in immediately available funds on the dates and at the offices of JPMorgan Chase Bank, N.A., as Administrative Agent, specified in the Credit Agreement, together with interest on the unpaid principal amount thereof at the rates and on the dates determined in accordance with the Credit Agreement. The Company shall pay the principal of and accrued and unpaid interest on such Term Loan in full on the Term Loan Maturity Date and as otherwise set forth in the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or otherwise record in accordance with its usual practice, the Term Loan owing to the Lender and the date and amount of each principal payment hereunder.

This Term Loan Note (this “Note”) is one of the promissory notes issued pursuant to, and is entitled to the benefits of, the Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and by and among the Company, ArvinMeritor Finance Ireland Unlimited Company, a private unlimited liability company incorporated under the laws of Ireland, the institutions from time to time parties thereto as “Lenders” and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), to which reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

This Note is secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note and the Administrative Agent in respect of such security and otherwise.

The Company hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

G-2-1

MERITOR, INC., as the Company

By:
Name:
Title:

G-2-2

Term Loan and Principal Payment Schedule
to
Meritor, Inc. Term Loan Note

Principal Amount
	Principal Amount of	Maturity of Interest	Paid and Date of	Unpaid
Date	Term Loan	Period	Payment	Balance

G-2-3

EXHIBIT H
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

[Reserved]

H-3

EXHIBIT I
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF COMMITMENT AND ACCEPTANCE

Dated [__________]

Reference is made to the Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, by and among Meritor, Inc., an Indiana corporation (the “Company”), ArvinMeritor Finance Ireland Unlimited Company (the “Subsidiary Borrower”), the institutions from time to time parties thereto as “Lenders”, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

This agreement is a “Commitment and Acceptance” referred to in Section 2.23 of the Credit Agreement. Pursuant to Section 2.23 of the Credit Agreement, the Company has requested [to raise commitments for incremental term loans in the amount of $______________] [and] [an increase in the Revolving Loan Commitment from $______________ to $_____________]. Such Commitment Increase is to become effective on the date (the “Effective Date”) which is the later of (i) _________, ____ and (ii) the date on which the conditions precedent set forth in Section 2.23 in respect of such Commitment Increase have been satisfied. In connection with such requested Commitment Increase, the Company, the Administrative Agent and _________________ (the “Accepting Lender”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have [an Incremental Term Loan Commitment] [and] [a Revolving Loan Commitment] under and for purposes of the Credit Agreement in an amount equal to the] [the Revolving Loan Commitment of the Accepting Lender under the Credit Agreement shall be increased from $_________ to the] amount set forth opposite the Accepting Lender’s name on the signature page hereof.

[2. The Accepting Lender hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to become a Lender under the Credit Agreement on the terms hereof, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Commitment and Acceptance, (iv) none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are assets considered for purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code, and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) it is not relying on or looking to any Margin Stock for repayment of the Loans and Reimbursement Obligations provided for in the Credit Agreement, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (viii) attached as Schedule 1 to this Assignment Agreement is any documentation required to be delivered by the Accepting Lender with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender and (b) agrees (i) that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.]1

___________________
1 Include if Accepting Lender is not already a party to the Credit Agreement, or modify as necessary with respect to any existing Lender.

3. The Company hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date, other than representations given as of a particular date, in which case they shall be true and correct as of that date and (b) no event shall have occurred and then be continuing which constitutes an Unmatured Default or a Default.

4. THIS COMMITMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERITOR, INC.,
as the Company

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[INCREMENTAL TERM LOAN]	ACCEPTING LENDER
[REVOLVING LOAN]
COMMITMENT

$	[ACCEPTING LENDER]

By:
Name:
Title:

●

SCHEDULE 1 – PART I

ADMINISTRATIVE QUESTIONNAIRE

SCHEDULE 1 – PART II

U.S. AND NON-U.S. TAX INFORMATION REPORTING REQUIREMENTS